EXECUTION VERSION

TELUS Corporation

and

TELUS International (Cda) Inc.

ARRANGEMENT AGREEMENT

September 1, 2025

Table of Contents

Page

ARTICLE 1 INTERPRETATION		1
1.1	Defined Terms	1
1.2	Certain Rules of Interpretation	18

ARTICLE 2 THE ARRANGEMENT		19
2.1	Arrangement	19
2.2	Interim Order	19
2.3	The Company Meeting	20
2.4	The Company Circular and Schedule 13E-3	22
2.5	Final Order	23
2.6	Court Proceedings	23
2.7	Effective Date	24
2.8	Deposit of Consideration	24
2.9	Applicable U.S. Securities Laws	25
2.10	Withholding Taxes	25
2.11	List of Shareholders	26
2.12	Incentive Plan and ESPP Matters	26

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		26
3.1	Representations and Warranties of the Company	26
3.2	Representations and Warranties of the Purchaser	27

ARTICLE 4 COVENANTS		27
4.1	Conduct of Business of the Company	27
4.2	Conduct of the Business of the Purchaser	31
4.3	Covenants of the Company Relating to the Arrangement	32
4.4	Covenants of the Purchaser Relating to the Arrangement	33
4.5	Regulatory Approvals	34
4.6	Access to Information; Confidentiality	35
4.7	Assistance with Financing	36
4.8	Existing Credit Documents Payoff	37
4.9	Pre-Acquisition Reorganization	37
4.10	Cooperation with Post-Acquisition Reorganizations	38
4.11	Public Communications	39
4.12	Notice and Cure Provisions	39
4.13	Insurance and Indemnification	40
4.14	Exchanges Delisting	40
4.15	Stock Exchange Approval	40
4.16	Transaction Litigation	40

ARTICLE 5 ADDITIONAL COVENANTS REGARDING NON-SOLICITATION		41
5.1	Non-Solicitation	41
5.2	Notification of Acquisition Proposals	42
5.3	Responding to an Acquisition Proposal	42
5.4	Right to Match	43
5.5	Breach by Subsidiaries and Representatives	45

ARTICLE 6 CONDITIONS		45
6.1	Mutual Conditions Precedent	45
6.2	Additional Conditions Precedent to the Obligations of the Purchaser	45
6.3	Additional Conditions Precedent to the Obligations of the Company	46
6.4	Satisfaction of Conditions	46

-i-

TABLE OF CONTENTS
(continued)

Page

ARTICLE 7 TERM AND TERMINATION		47
7.1	Term	47
7.2	Termination	47
7.3	Effect of Termination/Survival	49

ARTICLE 8 GENERAL PROVISIONS		49
8.1	Amendments	49
8.2	Expenses	49
8.3	Notices	50
8.4	Time of the Essence	52
8.5	Further Assurances	52
8.6	Injunctive Relief	52
8.7	Third Party Beneficiaries	52
8.8	Waiver	53
8.9	Entire Agreement	53
8.10	Successors and Assigns	53
8.11	Severability	53
8.12	Governing Law	53
8.13	Rules of Construction	53
8.14	No Liability	54
8.15	Counterparts	54

EXHIBITS

Schedule A – Plan of Arrangement

Schedule B – Arrangement Resolution

Schedule C – Representations and Warranties of the Company

Schedule D – Representations and Warranties of the Purchaser

Schedule E – D&O Support and Voting Agreement

Schedule F – Shareholder Support and Voting Agreement

Schedule G – FDI Regulatory Approval

-ii-

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of September 1, 2025,

AMONG:

TELUS Corporation, a corporation existing under the laws of the Province of British Columbia

(the “Purchaser”)

- and -

TELUS International (Cda) Inc., a corporation existing under the laws of the Province of British Columbia

(the “Company”)

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

“2021 Omnibus Long-Term Incentive Plan” means the Omnibus Long-Term Incentive Plan which became effective on the effective date of the Company’s initial public offering and was amended and restated effective May 15, 2025.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Company and/or one or more of its wholly-owned Subsidiaries, any inquiry, offer or proposal (whether written or oral) from any Person or group of Persons other than the Purchaser (or an affiliate of the Purchaser or any Person acting jointly or in concert with the Purchaser) made after the date of this Agreement relating to: (a) any direct or indirect sale, disposition, alliance or joint venture (or any lease, license or other arrangement having the same economic effect as a sale, disposition, alliance or joint venture), in a single transaction or a series or related transactions, of assets (including securities of Subsidiaries of the Company) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole; (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction, in a single transaction or series of related transactions, that if consummated, would result in a Person or group of Persons beneficially owning or exercising control or direction over, directly or indirectly, 20% or more of any class of voting or equity securities (including securities convertible into or exercisable or exchangeable for voting or equity securities) of the Company or any of its Subsidiaries whose assets represent 20% or more of the consolidated assets or contribute 20% or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole; (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any such Person or group of Persons would own, directly or indirectly, assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole; or (d) any other similar transaction or series of related transactions involving the Company or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, respectively constitute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole.

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions, provided that, for purposes of this Agreement, unless expressly stated otherwise, a reference to an affiliate of the Purchaser excludes the Company and its Subsidiaries and a reference to an affiliate of the Company excludes the Purchaser and its Subsidiaries that are not also Subsidiaries of the Company.

“Agreement” means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“AI Data” means any and all data, content, or materials of any nature (including text, numbers, images, photos, graphics, video, audio, computer code or Scraped Datasets), Processed by or for the Company or any of its Subsidiaries in connection with the training by the Company or any of its Subsidiaries of AI Technology.

“AI Technology” means deep learning or machine learning-based artificial intelligence (“AI”) technologies, including any and all algorithms, software or systems that make use of or employ neural networks, transformers, diffusion models, autoencoders, generative adversarial networks, or other systems trained using gradient descent or other loss or cost reduction techniques or any other statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, k-means clustering, and Bayesian networks) or other evolutional computation techniques, reinforcement learning, or other AI tools or methodologies.

“Anti-Spam Laws” means (a) An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada), and (b) other Laws that regulate the same or similar subject matter in any applicable jurisdiction.

“Arm’s Length” has the meaning ascribed thereto in the Tax Act.

“Arrangement” means an arrangement of the Company under section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Shareholders, substantially in the form set out in Schedule B.

“associate” has the meaning ascribed thereto in the Securities Act (British Columbia).

“Authorization” means with respect to any Person, any order, permit, approval, certification, consent, waiver, accreditation, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Board” means the board of directors of the Company as constituted from time to time.

“Board Recommendation” has the meaning ascribed thereto in Section 2.4(3).

“Breaching Party” has the meaning ascribed thereto in Section 4.12(3).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario, Vancouver, British Columbia, or New York, New York.

“Business Systems” has the meaning ascribed thereto in Paragraph 24(a) of Schedule C.

“Canadian Securities Authorities” means the British Columbia Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Cash Consideration” has the meaning ascribed thereto in the Plan of Arrangement.

“Change in Recommendation” has the meaning ascribed thereto in Section 7.2(1)(d)(ii).

“Closing” has the meaning ascribed thereto in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended and the Treasury Regulations.

“Collective Agreements” means all collective bargaining agreements, union agreements, employee association agreements or similar Contracts applicable to the Company or any of its Subsidiaries and all related documentation, including any arbitration decision, letters or memoranda of understanding applicable to the Company or any of its Subsidiaries which impose obligations upon the Company or any of its Subsidiaries.

“Combination Consideration” has the meaning ascribed thereto in the Plan of Arrangement.

“Commercial Electronic Message” means an electronic message, the content, the hyperlink or the contact details of which could reasonably be interpreted as encouraging the participation in commercial activity.

“Company” has the meaning ascribed thereto in the preamble hereto.

“Company AI” has the meaning ascribed thereto in Section 36(a) of Schedule C.

“Company AI Products” means any and all products and services that are offered, licensed, sold, distributed, hosted, or otherwise made commercially available, by or on behalf of the Company or any of its Subsidiaries, including Company Software, that incorporates or employs any AI Technology as a primary feature or value proposition of such products or services.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company’s Constating Documents” means the Constating Documents of the Company.

“Company Data” means any and all confidential information and data, including any Personal Information, collected, Processed or otherwise controlled or held by, or in the possession of, the Company or any of its Subsidiaries regarding the Company or its Subsidiaries’ current, former or prospective partners, customers, suppliers, processors, service providers, vendors, Company Employees, consultants, agents, independent contractors, temporary workers or any other Person.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and all schedules, exhibits and appendices thereto, delivered by the Company to the Purchaser with the execution of this Agreement.

“Company Employee Plan” means any Employee Plan (including the 2021 Omnibus Long-Term Incentive Plan and ESPP) that is for the benefit of (i) Company Employees, (ii) former employees of the Company or any of its Subsidiaries, (iii) current or former officers, directors, consultants, agents, service providers or independent contractors of the Company or any of its Subsidiaries, or (iv) any spouses, dependents, survivors or beneficiaries of such Persons described in the foregoing (i), (ii) or (iii), which are maintained, sponsored, contributed to, funded by, or otherwise binding upon, the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries has any actual or contingent liability, other than (y) any statutory plans administered by a Governmental Entity, including the Canada Pension Plan and Québec Pension Plan and plans administered pursuant to applicable federal or provincial health, workers’ compensation or employment insurance legislation, and (z) any Purchaser Employee Plans.

“Company Employees” means the officers and employees of the Company and its Subsidiaries including part time and full-time employees, in each case, whether active or inactive, unionized or non-unionized.

“Company Filings” means all documents publicly filed by or on behalf of the Company on SEDAR+ since January 1, 2024.

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Leased Properties” means the real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries.

“Company Leases” means all leases, subleases, licences, occupancy agreements, or other agreements pursuant to which the Company or any of its Subsidiaries is vested with rights to use or occupy the Company Leased Properties, as amended, modified or supplemented or renewed.

“Company Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.

“Company Platforms” means, collectively, all digital platforms through which the Company and its Subsidiaries offer its digital solutions, including cloud services, automation, trust and safety, security, AI Data solutions, and front-end digital design and consulting.

“Company Software” means all Software that is owned by the Company or any of its Subsidiaries, or which is licensed, used or held for use in the operation of the business of the Company or any of its Subsidiaries (including the provision of products and services to partners, customers and end users of Company Platforms).

“Confidentiality Agreement” means the confidentiality agreement dated July 17, 2025 between the Company and the Purchaser.

“Consideration” has the meaning ascribed thereto in the Plan of Arrangement.

“Constating Documents” means, with respect to a Person, the organizational or constitutional documents of such Person, including articles, articles of incorporation, amalgamation, arrangement or continuation, notices of articles, certificate of incorporation, articles and memorandum of association, by-laws and any and all other constating documents (including certificates, notices, partnership agreements and shareholders declarations or agreements) of the specified Person, in each case as applicable, and all amendments thereto or restatements thereof.

“Contract” means any written or oral agreement, commitment, engagement, contract, licence, lease, obligation, note, bond, mortgage, indenture, undertaking or joint venture, to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound or to which the Company or any of its Subsidiaries’ respective properties or assets is subject, in each case, together with any amendment, modification or supplement thereto.

“Court” means the Supreme Court of British Columbia.

“D&O Support and Voting Agreement” means each support and voting agreement entered into between the Purchaser and a Director or executive officer of the Company, substantially in the form of Schedule E hereto.

“Data Breach” means any (a) loss, theft of, or unauthorized or unlawful access to Personal Information or confidential Company Data related to the business of the Company or any of its Subsidiaries on information technology systems operated by Company or any of its Subsidiaries, including the Business Systems; (b) event that requires a data breach notice to any Person or Governmental Entity under Data Security Requirements or any Contract to which the Company or any of its Subsidiaries is a party; or (c) other act or omission that compromises the security, integrity, or confidentiality of Company Data.

“Data Room” means the material contained in the virtual data room established by the Company and accessible to the Purchaser as at 8:00 a.m. (ET) on September 1, 2025.

“Data Security Requirements” means (a) Laws with which the Company or any of its Subsidiaries is required to comply relating to privacy, the Processing of Personal Information, the security of Personal Information (including Privacy Laws), data breach disclosure and notification; (b) the terms of all Contracts between the Company or any of its Subsidiaries and any Person that are applicable to the Processing of Personal Information; (c) formalized internal information security policies; (d) Privacy Policies; and (e) applicable published industry rules of any applicable self-regulatory organizations in which the Company or any of its Subsidiaries is a member.

“Depositary” means such Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.

“Directors” means the directors of the Company.

“Disclosed Personal Information” has the meaning ascribed thereto in Section 4.6(5).

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC.

“Effective Date” means the date on which the Closing occurs.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Electronic Address” means “electronic address” as defined in Anti-Spam Laws.

“Employee Plans” means any plan, program, policy, agreement or arrangement providing any employee benefit, health, welfare, medical, dental, life insurance, health, wellness, personal or similar spending account or allowance, supplemental unemployment benefit, fringe benefit, bonus, commission, profit sharing, savings, insurance, incentive, incentive compensation, deferred compensation, death benefit, termination, retention, change in control, severance, security purchase, security compensation, security option, security appreciation, phantom security, dividend, loan, disability, capital accumulation, pension, supplemental pension, retirement, supplemental retirement, group or individual savings, and other similar benefit plans, programs, practices, policies, trusts, funds, agreements or arrangements.

“Environmental Laws” means all Laws and Contracts with Governmental Entities and all other statutory requirements relating to public health and safety, noise control, pollution, reclamation or the protection of the environment or to the generation, production, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, including civil responsibility for acts or omissions with respect to the environment, and all Authorizations issued pursuant to such Laws, agreements or other statutory requirements.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means an entity that is treated as a single employer with the Company or any Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the United States Internal Revenue Code.

“ESPP” means the amended and restated 2021 employee share purchase plan of the Company effective as of February 2, 2021.

“ESPP Participants” means all Company Employees or former Company Employees participating in the ESPP.

“ESPP Shares” means all Shares held pursuant to the ESPP for ESPP Participants.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchanges” means the TSX and the New York Stock Exchange.

“Existing Credit Documents” means that certain Third Amended and Restated Credit Agreement dated December 20, 2022 among, inter alios, the Company, as Canadian borrower, TELUS International Holding (U.S.A.) Corp., a Delaware corporation, as U.S. borrower, The Bank of Nova Scotia, as administrative agent, and the financial institutions and other persons from time to time party thereto, as lenders, as amended, together with all “Loan Documents” as defined therein and related thereto.

“Expense Reimbursement Amount” has the meaning ascribed thereto in Section 8.2(2).

“Fairness Opinions” means, collectively, (i) the opinion of BMO Nesbitt Burns Inc. (“BMO Capital Markets”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Consideration to be received by the holders of Shares pursuant to the Arrangement Agreement was fair, from a financial point of view, to such holders (other than the Purchaser and its affiliates), and (ii) the opinion of BofA Securities, Inc. to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Consideration to be received by the Shareholders was fair, from a financial point of view, to such holders (other than the Purchaser and its affiliates).

“FDI Regulatory Approval” means the Regulatory Approvals required under applicable Foreign Investment Laws and listed in Schedule G.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Financial Advisors” means, collectively, BMO Capital Markets and BofA Securities, Inc.

“Financing” has the meaning ascribed thereto in Section 4.7(1).

“Foreign Investment Laws” means foreign direct investment or other similar Laws designed to prohibit, restrict, regulate or screen foreign direct investments into any jurisdiction other than the Investment Canada Act (Canada).

“Formal Valuation” means the formal valuation of the Shares prepared by BMO Capital Markets under the supervision of the Special Committee in accordance with the requirements of MI 61-101 for a formal valuation in respect of the transactions contemplated herein and in the Plan of Arrangement.

“Generative AI Tools” means AI Technology capable of generating autonomously or semi-autonomously various types of outputs (including text, images, video, audio, or computer code) based on user-supplied prompts.

“Government Official” has the meaning ascribed thereto in Paragraph 32(a) of Schedule C.

“Governmental Entity” means (a) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign, (b) any subdivision or authority of any of the above, (c) any quasi-governmental or private body, including any agency or self-regulatory organization, exercising any regulatory, supervisory, expropriation or taxing authority under or for the account of any of the foregoing or (d) the Exchanges.

“Hazardous Substances” means any element, waste or other substance, whether natural or artificial and whether consisting of gas, liquid, solid or vapour that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or public health and safety.

“IFRS” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.

“Incentive Securities” means, collectively, the Options, the RSUs and the PSUs.

“Intellectual Property” means all intellectual property rights, in any jurisdiction throughout the world, whether or not registrable, including any of the following: (a) patents, applications for patents and reissues, divisionals, continuations, renewals, reexaminations, extensions and continuations-in-part of patents or patent applications, (b) proprietary and non public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, models, formulas, algorithms, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing, (c) copyrights, copyright registrations and applications for copyright registration, (d) integrated circuit, topographies, integrated circuit topography registrations and applications, mask works, mask work registrations and applications, (e) designs, design registrations, design registration applications, industrial designs, industrial design registrations and industrial design applications, (f) trade names, business names, corporate names, domain names, social media accounts and user names, social media identifiers and identities, website names and world wide web addresses, common law trademarks, trademark registrations, trademark applications, trade dress and logos, and the goodwill associated with any of the foregoing, (g) all intellectual property rights in and to Company Software and technology, and (h) any other intellectual property and industrial property rights throughout the world, however denominated, together with all licenses of and to any of the foregoing.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Investment Canada Act” means the Investment Canada Act (Canada).

“IP Licenses” has the meaning ascribed thereto in Paragraph 23(a) of Schedule C.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Licensed Intellectual Property” means all Intellectual Property (a) which is not Owned Intellectual Property, and (b) in which the Company or one of its Subsidiaries has a right, interest, benefit, licence or permission to access, use, practice or otherwise enjoy or exploit pursuant to a Contract.

“Lien” means any mortgage, charge, pledge, encumbrance, hypothec, lien, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, defect of title, restriction or adverse right, claim, option or lien (statutory or otherwise), in each case, whether contingent or absolute.

“Locked-Up Shareholders” means (a) each Director and executive officer of the Company and (b) the Supporting Shareholder.

“Matching Period” has the meaning ascribed thereto in Section 5.4(1)(e).

“Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such change, event, occurrence, effect, state of facts or circumstance is or would reasonably be expected to be material and adverse to the business, operations, financial condition, results of operations, assets, capital or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, but excluding any change, event, occurrence, effect, state of facts or circumstance resulting from or arising in connection with:

(a)	any change, development or condition generally affecting the industries, businesses or segments thereof, in which the Company and its Subsidiaries operate;
(b)	any change, development or condition in or relating to general political conditions or in general economic, business, credit, currency, interest rates, rates of inflation, tariffs, regulatory, political or market conditions or in national or global financial or capital markets;

(c)	any change, development or condition resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage or terrorism, hostilities or war;
(d)	any change in Law or IFRS or in any interpretation, application or non-application thereof by any Governmental Entity;
(e)	any earthquake or other natural disaster;
(f)	any pandemic or outbreak of illness or other health crisis or public health event, or the worsening of any of the foregoing;
(g)	any information disclosed (i) in the Company Disclosure Letter or (ii) in the Company Filings prior to the date of this Agreement (other than any disclosure contained under the headings “Risk Factors” or “Forward-Looking Statements” and any other similar disclosures contained in such documents that are predictive, cautionary or forward-looking in nature);
(h)	any action taken (or omitted to be taken) by the Company or any of its Subsidiaries which is required to be taken (or omitted to be taken) pursuant to this Agreement (other than pursuant to Section 4.1(1)) or that is taken (or omitted to be taken) with the prior written consent of the Purchaser;
(i)	the failure of the Company to meet any internal, published or public projections, forecasts, guidance or estimates, including revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred);
(j)	the execution, announcement, pendency or performance of this Agreement or consummation of the Arrangement including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with any of its current or prospective employees, lenders, shareholders, suppliers or other business partners, provided that this clause (j) shall not apply to any representation or warranty contained in this Agreement the purpose of which is to address the consequences resulting from the execution, announcement, pendency or performance of this Agreement;
(k)	any action taken (or omitted to be taken) by the Purchaser or any of its Subsidiaries (other than the Company and its Subsidiaries);
(l)	any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred);

provided, however, that with respect to clauses (a) through to and including (f) above, if such matter has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies and entities operating in the industries and businesses in which the Company and its Subsidiaries operate, such matter may be taken into account in determining whether a Material Adverse Effect has occurred; and references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means the following Contracts, other than Contracts with the Purchaser or its affiliates:

(a)	that is a shareholder agreement, partnership agreement, limited liability company agreement, joint venture agreement, strategic alliance or similar agreement or arrangement, development, co-development, or similar agreement;

(b)	(i) relating to the Existing Credit Documents; (ii) under which indebtedness in excess of $5,000,000 of the Company or any of its Subsidiaries is or may become outstanding or (iii) relating to the guarantee of any liabilities or obligations of a Person other than the Company or any of its Subsidiaries, in each case other than any such Contract between two or more wholly-owned Subsidiaries of the Company or between the Company and one or more of its wholly-owned Subsidiaries;
(c)	under which the Company or any of its Subsidiaries has received payments in excess of $5,000,000 for the fiscal year ended December 31, 2024 or expects to receive in excess of $5,000,000 in any twelve (12) – month period or over the life of the Contract;
(d)	under which the Company or any of its Subsidiaries has made payments in excess of $5,000,000 for the fiscal year ended December 31, 2024 or is obligated to make payments, any capital investment or capital expenditure in excess of $5,000,000 in any twelve (12) – month period or over the life of the Contract;
(e)	providing for the purchase, sale or exchange of, option or right of first refusal to purchase, sell or exchange, any property, business or asset where the purchase or sale price or agreed value or fair market value of such property, business or asset exceeds $5,000,000;
(f)	that (i) limits or restricts in any material respect (x) the ability of the Company or any Subsidiary to compete or engage in any line of business or carry on business in any geographic area, (y) the ability of the Company or any of its Subsidiaries to solicit any Person as a customer or employee, or (z) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services, or (ii) creates an exclusive dealing arrangement or “most favoured nation” obligation, or grants a third party a right of first offer or refusal in respect of material assets of the Company or any of its Subsidiaries;
(g)	involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure of (or aggregate value to) the Company and its Subsidiaries is reasonably expected to be in excess of $5,000,000 or with a notional value in excess of $5,000,000;
(h)	to put source code for any Company Platform or Company Software in escrow with a third party, and any other Contract to provide source code for any Company Platform or Company Software to any third party other than a Company Employee, contractor, agent or representative of the Company or its whole-owned Subsidiaries in the Ordinary Course;
(i)	pursuant to which the Company or any of its Subsidiaries grants or receives a license with respect to any material Intellectual Property (other than (i) non-exclusive licenses of commercially-available Software with total annual license, maintenance, support and other fees not in excess of $2,500,000 in the aggregate per vendor and (ii) non-exclusive licenses to Company Intellectual Property granted to customers in the ordinary course of business);
(j)	that involves a (i) revenue or profit sharing or similar agreement under which the Company or any of its Subsidiaries has outstanding commitments or (ii) “minimum purchase” requirement, in each case of clauses (i) and (ii) with outstanding commitments in an amount in excess of $5,000,000, in any calendar year;
(k)	that is a Collective Agreement;
(l)	providing for any termination, retention, severance, or any payments that would be triggered by the Arrangement;
(m)	that is otherwise material to the Company and its Subsidiaries, taken as a whole;

(n)	that is listed in Section 1.1(a) of the Company Disclosure Letter;
(o)	which has been or would be required by Securities Laws to be filed by the Company with the Securities Authorities; or
(p)	that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Misrepresentation” means (i) a misrepresentation for the purposes of applicable Canadian Securities Laws, and (ii) for the purposes of applicable U.S. Securities Laws, any untrue statement of a material fact or an omission to state a material fact that is required to be stated in a report or that is necessary to make a statement in a report not misleading in light of the circumstances in which they are made.

“Money Laundering Laws” has the meaning ascribed thereto in Paragraph 34 of Schedule C.

“Multiple Voting Shares” means the multiple voting shares in the capital of the Company.

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings.

“officer” has the meaning ascribed thereto in Securities Laws.

“OHSA” has the meaning ascribed thereto in Paragraph 27(d) of Schedule C.

“Options” means all the outstanding options to purchase Subordinate Voting Shares pursuant to the 2021 Omnibus Long-Term Incentive Plan.

“Ordinary Course” means, with respect to an action taken by the Company or its Subsidiaries, that such action is consistent with the past practices of the Company and its Subsidiaries and is taken in the ordinary course of the normal day-to-day operations of the business of the Company and its Subsidiaries.

“Outside Date” means January 2, 2026 or such later date as may be agreed to in writing by the Parties, provided that if the FDI Regulatory Approval has not been obtained by January 2, 2026, any Party may elect, by notice in writing delivered in writing to the other Party prior to such date, or in the case of the subsequent extension, prior to such date as initially extended, to extend the Outside Date (i) for an initial extension period of up to a maximum of 30 days, and (ii) following the initial extension period, for a second extension period of up to a maximum of 30 days.

“Owned Company Software” has the meaning ascribed thereto in Paragraph 23(c) of Schedule C.

“Owned Intellectual Property” has the meaning ascribed thereto in Paragraph 23(a) of Schedule C.

“Owned Registered Intellectual Property” has the meaning ascribed thereto in Paragraph 23(a) of Schedule C.

“Parties” means, collectively, the Company and the Purchaser and “Party” means either one of them.

“Permitted Liens” means, as of any particular time and in respect of any Person, each of the following Liens:

(a)	Liens for Taxes which are not due or delinquent or the validity of which is being diligently contested in good faith (provided that proceeding with such contest would not reasonably be expected to have a Material Adverse Effect), and have been adequately reserved on the Company’s financial statements in accordance with IFRS;

(b)

inchoate or statutory Liens of contractors, subcontractors, mechanics, materialmen, carriers, workmen, suppliers, warehousemen, repairmen and similar Liens granted or which arise in the Ordinary Course in respect of the construction, maintenance, repair or operation of assets or properties, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any property (real or personal) and in respect of which adequate holdbacks are being maintained as required by applicable Law;

(c)	Liens that arise or are incurred in the Ordinary Course and are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;
(d)	the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, license, franchise, grant, Authorization or permit of the Company or any of its Subsidiaries, to terminate any such lease, license, franchise, grant, Authorization or permit, or to require annual or other payments as a condition of their continuance, provided that such Lien is not incurred in connection with any indebtedness, and/or is not due and delinquent;
(e)	any security given to a public or private utility or other service provider or any other Governmental Entity when required by such utility or other Governmental Entity in connection with the operations of such person in the ordinary course of its business, but only to the extent relating to costs and expenses for which payment is not due;
(f)	municipal by-laws, regulations, ordinances, zoning law, building or land use restrictions and other limitations imposed by any Governmental Entity having jurisdiction over real property and any other restrictions affecting or controlling the use, marketability or development of real property;
(g)	the reservations, exceptions, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Entity of any owned, leased or licenced Company Leased Property;
(h)	such other immaterial imperfections or immaterial irregularities of title or Lien that, each case, do not materially adversely affect the use of the Company Leased Properties or assets subject thereto or otherwise materially adversely impair business operations of such properties;
(i)	Liens granted under, or permitted by, the Existing Credit Documents; and
(j)	Liens listed in Section 1.1(b) of the Company Disclosure Letter.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity, whether or not having legal status.

“Personal Information” means any information that is subject to any Privacy Law or capable of being associated with a legal Person (in jurisdictions where legal persons have the benefit of, or are protected by, Privacy Laws) or with an individual consumer, including information that identifies, or could be combined with other information to identify a natural person. “Personal Information” includes information in any form, including paper, electronic and other forms.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule A, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Privacy Commitments” has the meaning ascribed thereto in Paragraph 24(b) of Schedule C.

“Privacy Laws” means all Laws relating to the Processing of Personal Information and Anti-Spam Laws.

“Privacy Policy” means any external or internal written policy (including any website and application policy) relating to the Processing of Personal Information by the Company or any of its Subsidiaries, including any policy relating to the privacy of Personal Information of any current, former or prospective customers, suppliers, Company Employees, consultants, agents independent contractors, temporary workers or any user of any website or service operated by or on behalf of the Company or any of its Subsidiaries.

“Process,” “Processed,” or “Processing” means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, safeguarding, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.

“PSUs” means the performance share units of the Company granted under the 2021 Omnibus Long-Term Incentive Plan.

“Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as “free software” or “open source software” (e.g. Linux), or pursuant to “open source,” “copyleft” or similar licensing and distribution models; and (b) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or minimal charge. Publicly Available Software includes Software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) BSD licenses, (e) the Netscape Public License, (f) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and (g) the Apache Software License.

“Purchaser” has the meaning ascribed thereto in the preamble hereto.

“Purchaser Employee Plans” means any Employee Plan that is sponsored or maintained by the Purchaser which provides for or permits the participation of (i) Company Employees, (ii) former employees of the Company or any of its Subsidiaries, (iii) current or former officers, directors, consultants, agents, service providers or independent contractors of the Company or any of its Subsidiaries, or (iv) any spouses, dependents, survivors or beneficiaries of such Persons described in the foregoing (i), (ii) or (iii).

“Purchaser Filings” means all documents publicly filed under the profile of the Purchaser on SEDAR+ and/or EDGAR, as the case may be, on or after January 1, 2025.

“Purchaser Information” has the meaning ascribed thereto in Section 2.4(5).

“Purchaser Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such change, event, occurrence, effect, state of facts or circumstance is or would reasonably be expected to be material and adverse to the business, operations, financial condition, results of operations, assets, capital or liabilities (contingent or otherwise) of the Purchaser and its Subsidiaries, taken as a whole, but excluding any change, event, occurrence, effect, state of facts or circumstance resulting from or arising in connection with:

(a)	any change, development or condition generally affecting the industries, businesses or segments thereof, in which the Purchaser and its Subsidiaries operate;
(b)	any change, development or condition in or relating to general political conditions or in general economic, business, credit, currency, interest rates, rates of inflation, tariffs, regulatory, political or market conditions or in national or global financial or capital markets;
(c)	any change, development or condition resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;
(d)	any change in Law or IFRS or in any interpretation, application or non-application thereof by any Governmental Entity;
(e)	any earthquake or other natural disaster;
(f)	any pandemic or outbreak of illness or other health crisis or public health event, or the worsening of any of the foregoing;
(g)	any information disclosed in the Purchaser Filings prior to the date of this Agreement (other than any disclosure contained under the headings “Risk Factors” or “Forward-Looking Statements” and any other similar disclosures contained in such documents that are predictive, cautionary or forward-looking in nature);
(h)	any action taken (or omitted to be taken) by the Purchaser which is required to be taken (or omitted to be taken) pursuant to this Agreement or that is taken (or omitted to be taken) with the prior written consent of the Company;
(i)	the failure of the Purchaser to meet any internal, published or public projections, forecasts, guidance or estimates, including revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred);
(j)	the execution, announcement, pendency or performance of this Agreement or consummation of the Arrangement including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Purchaser or any of its Subsidiaries with any of its current or prospective employees, lenders, shareholders, suppliers or other business partners, provided that this clause (i) shall not apply to any representation or warranty contained in this Agreement the purpose of which is to address the consequences resulting from the execution, announcement, pendency or performance of this Agreement; or
(k)	any change in the market price or trading volume of any securities of the Purchaser (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred);

provided, however, that with respect to clauses (a) through to and including (f) above if, such matter has a materially disproportionate effect on the Purchaser and its Subsidiaries, taken as a whole, relative to other companies and entities operating in the industries and businesses in which the Purchaser and its Subsidiaries operate, such matter may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred; and references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Purchaser Material Adverse Effect” has occurred.

“Purchaser Shares” means, collectively, the common shares in the capital of the Purchaser.

“Regulatory Approvals” means any Authorization, consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Arrangement, including the FDI Regulatory Approval.

“Regurgitation” means a phenomenon in which AI Technology generates or produces a near or exact replica of a copyrightable work or any portion thereof within the outputs of such AI Technology in response to input prompts.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment, including in sewer systems.

“Replacement Options” has the meaning ascribed thereto in the Plan of Arrangement.

“Representatives” has the meaning ascribed thereto in Section 5.1.

“Required Shareholder Approval” has the meaning ascribed thereto in Section 2.2(b).

“RSUs” means the restricted share units of the Company granted under the 2021 Omnibus Long-Term Incentive Plan.

“Rule 13e-3” means Rule 13e-3 under the Exchange Act.

“Sanctions” has the meaning ascribed thereto in Paragraph 33 of Schedule C.

“Schedule 13E-3” has the meaning ascribed thereto in Section 2.4(2).

“Scraped Dataset” means data that was collected or generated using web scraping, web crawling or web harvesting Software or any other Software, service, tool or technology that gathers data from publicly available sources.

“SEC” means the United States Securities and Exchange Commission.

“Securities Authority” means the Canadian Securities Authorities, the SEC and the Exchanges.

“Securities Laws” means the Securities Act (British Columbia), the U.S. Securities Act, the Exchange Act, applicable U.S. state securities laws and any other applicable Canadian provincial and territorial securities Laws, together with the rules and regulations and published policies thereunder and the rules and published policies of the Exchanges.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval +.

“Self-Help Code” means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.

“Share Consideration” has the meaning ascribed thereto in the Plan of Arrangement.

“Shareholder Support and Voting Agreement” means the support and voting agreement entered into between the Purchaser and the Supporting Shareholder, substantially in the form of Schedule F.

“Shareholders” means the registered and/or beneficial holders of the Shares, as the context requires.

“Shares” means the Multiple Voting Shares and the Subordinate Voting Shares and includes, for greater certainty, any Shares issued upon the settlement of Incentive Securities.

“Software” means software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies (whether in source code, object code, executable or binary code), including any software as a service or other cloud-based system in use, and all proprietary rights, documentation and other materials related to such computer software or program.

“Special Committee” means the Special Committee of the Board consisting of independent members of the Board formed in connection with the Arrangement and the other transactions contemplated by this Agreement.

“Special Committee Recommendation” has the meaning ascribed thereto in Section 2.4(3).

“Stock Exchange Approval” means the conditional approval of each of the TSX and the New York Stock Exchange for the listing and posting for trading on the TSX and the New York Stock Exchange respectively of the Purchaser Shares to be issued pursuant to the Arrangement, subject only to the Purchaser providing the TSX and the New York Stock Exchange such required documentation and confirmations as is customary in the circumstances.

“Subordinate Voting Shares” means the subordinate voting shares in the capital of the Company.

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions, provided that, for purposes of this Agreement, unless expressly stated otherwise, a reference to Subsidiary of the Purchaser excludes the Company and its Subsidiaries.

“Superior Proposal” means any bona fide written Acquisition Proposal made after the date of this Agreement from a Person or group of Persons to acquire not less than all of the outstanding Shares (other than the Shares beneficially owned by such Person or Persons) or all or substantially all of the assets of the Company on a consolidated basis (i) that complies with Securities Laws and did not result from or involve a breach of Article 5; (ii) that is reasonably capable of being completed without undue delay, taking into account all financial, legal (including the likelihood of satisfying shareholder approval, tender or support requirements necessary to complete such Acquisition Proposal), regulatory and other aspects of such Acquisition Proposal and the identity of the Person or group of Persons making such Acquisition Proposal and their respective affiliates; (iii) that is not subject to any financing contingency and in respect of which it has been demonstrated to the satisfaction of the Board, acting in good faith after receiving the advice of its outside legal and financial advisors and on the recommendation of the Special Committee, that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (iv) that is not subject to a due diligence or access condition; and (v) in respect of which the Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors, the recommendation of the Special Committee and after taking into account all the terms and conditions of the Acquisition Proposal and other factors deemed relevant by the Board (including the identity of the Person or group of Persons making such Acquisition Proposal and their respective affiliates), would, if consummated in accordance with its terms (but without assuming away any risk of noncompletion), result in a transaction which is more favourable, from a financial point of view, to Shareholders (other than the Purchaser and its affiliates) than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(3)).

“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.4(1)(c).

“Support and Voting Agreements” means the D&O Support and Voting Agreements and the Shareholder Support and Voting Agreement.

“Supporting Shareholder” means Riel B.V.

“Surviving PSU” has the meaning ascribed thereto in the Plan of Arrangement.

“Surviving RSU” has the meaning ascribed thereto in Plan of Arrangement.

“Tax” or “Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies, escheat and other charges or assessments of any kind whatsoever imposed by any Governmental Entity and any amounts owing or refunds owing under section 125.7 of the Tax Act, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any obligation to indemnify any other Person or as a result of being a “transferee” (within the meaning of section 160 of the Tax Act or any other Laws) of another taxpayer or entity or a member of a related, successor, non-arm’s length, affiliated or combined group.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, statements, applications (including any documents filed under section 125.7 of the Tax Act) and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Terminating Party” has the meaning ascribed thereto in Section 4.12(3).

“Termination Notice” has the meaning ascribed thereto in Section 4.12(3).

“Third Party Beneficiaries” has the meaning ascribed thereto in Section 8.7(1).

“Transaction Litigation” means any proceeding asserted or commenced by, on behalf of or in the name of, a third party against or otherwise involving either (i) the Company, the Board, the Special Committee and/or any of the Company’s directors or officers, or (ii) the Purchaser, the Purchaser’s board of directors and/or any of the Purchaser’s directors or officers, in each case, relating directly or indirectly to the Arrangement, this Agreement or any of the other transactions contemplated hereby (including any such proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of the Arrangement, this Agreement or any of the other transactions contemplated hereby constituted a breach of the fiduciary duties of any member of the Board or any officer of the Company).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“TSX” means the Toronto Stock Exchange.

“Unauthorized Code” means any virus, trojan horse, worm, timebomb, back door, advanced persistent threat, spyware, malware, adware or other software routines or hardware components designed to or capable of disabling, erasing, distorting, otherwise harming, permitting unauthorized access to, disrupting access to or compromising the privacy or data security of software, hardware, or data or otherwise impeding in any manner the legitimate operation of the Business Systems.

“U.S. Investment Company Act” means the United States Investment Company Act of 1940.

“U.S. Securities Act” means the United States Securities Act of 1933.

“U.S. Securities Laws” means the U.S. Securities Act, the Exchange Act and applicable U.S. state securities laws, together with the rules and regulations thereunder.

“wilful breach” means a material breach of this Agreement that is a consequence of any act or omission by the breaching Party with the actual knowledge that the taking of such act or failure to act, as applicable, would, or would be reasonably expected to, cause a material breach of this Agreement.

1.2	Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(a)	Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.
(b)	Currency. All references to dollars or to $ are references to U.S. dollars, unless specified otherwise.
(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.
(d)	Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, “Schedule” and “Paragraph” followed by a number or letter mean and refer to the specified Article, Section or Paragraph of, or Schedule to, this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The term “made available” means copies of the subject materials were included in the Data Room.
(e)	Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement.

(f)	Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge of the Acting Chief Executive Officer, Chief Operating Officer and President, Customer Experience; the Chief Financial Officer; the Chief Legal Officer and Corporate Secretary; the Chief Product and Marketing Officer; the Chief Growth Officer; the Chief Information Officer; the President of Digital Solutions; and the Chief Human Resources Officer, in each case, of the Company, in their respective capacity as officers of the Company and not in their personal capacity after reasonable inquiry. Where any representation or warranty is expressly qualified by reference to knowledge of the Purchaser, it is deemed to refer to the actual knowledge of the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, the Executive Vice President and Chief Legal and Governance Officer and Senior Vice President and Treasurer, in each case, of the Purchaser, in their respective capacity as officers of the Purchaser and not in their personal capacity, after reasonable inquiry.
(g)	Accounting Terms. All accounting terms are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with IFRS.
(h)	Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.
(i)	Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.
(j)	Time References. References to time are to local time, Toronto, Ontario.
(k)	Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.
(l)	Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit (if any), the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.
(m)	Schedules. The schedules attached to this Agreement and the Company Disclosure Letter form an integral part of this Agreement for all purposes of it.

Article 2
The Arrangement

2.1	Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

2.2	Interim Order

As soon as reasonably practicable after the date of this Agreement, but in any event in sufficient time to permit the Company Meeting to be convened in accordance with Section 2.3, the Company shall apply for, in a manner reasonably acceptable to the Purchaser pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue, an application for the Interim Order, which must provide, among other things:

(a)	for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;
(b)	that the required level of approval (the “Required Shareholder Approval”) for the Arrangement Resolution shall be (i) at least 66 2/3% of the votes cast on the Arrangement Resolution by the holders of Multiple Voting Shares and Subordinate Voting Shares present in person or represented by proxy at the Company Meeting, voting together as a single class; and (ii) if and to the extent required, not less than a simple majority of the votes cast on the Arrangement Resolution by holders of Subordinate Voting Shares present in person or represented by proxy at the Company Meeting (excluding for the purposes of this clause (ii), votes attached to Subordinate Voting Shares held by Persons described in items (a) through (d) of Section 8.1(2) of MI 61-101);
(c)	that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;
(d)	for the grant of Dissent Rights to those Shareholders who are registered Shareholders as contemplated in the Plan of Arrangement;
(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;
(f)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court and without the necessity of first convening the Company Meeting or obtaining any vote of the Shareholders and notice of any such adjournment(s) or postponement(s) shall be given by such method as the Parties may agree is appropriate in the circumstance;
(g)	confirmation of the record date for the Shareholders entitled to receive notice of and to vote at the Company Meeting and that the record date will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Company Meeting, unless required by Law or the Court;
(h)	that the deadline for the submission of proxies by Shareholders for the Company Meeting shall be 48 hours (excluding days which are Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the time of the Company Meeting, subject to waiver by the Company in accordance with the terms of this Agreement;
(i)	that it is the intention of the Purchaser to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Purchaser Shares, Replacement Options, Surviving PSUs and Surviving RSUs pursuant to the Arrangement, based on the Court’s approval of the Arrangement; and
(j)	for such other matters as the Purchaser or the Company may reasonably require, subject to obtaining the prior consent of the Company or Purchaser, as applicable, in each case, such consent not to be unreasonably withheld, conditioned or delayed.

2.3	The Company Meeting

The Company shall:

(a)	convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably practicable and in any event on or before October 31, 2025 (and, in this regard, the Company shall abridge, as necessary, any time periods that may be abridged under Securities Laws), for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to by the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser except: (i) as required or permitted under Section 4.12(3) or 5.4(6); (ii) as required for quorum purposes (in which case, the Company Meeting shall be adjourned and not postponed or cancelled); or (iii) as required by Law or by a Governmental Entity;
(b)	solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, at the Company’s discretion or if so requested by the Purchaser, using proxy solicitation services firms selected in consultation with the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and consult with the Purchaser and keep the Purchaser reasonably apprised, with respect to such solicitation and other actions;
(c)	permit the Purchaser to, at the Purchaser’s expense, directly or through a proxy solicitation services firm of its choice, actively solicit proxies in favour of the Arrangement and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution in compliance with Law and the Company shall disclose in the Company Circular that the Purchaser may make such solicitations;
(d)	provide the Purchaser with copies of, or access to, information regarding the Company Meeting generated by the Company’s registrar and transfer agent or any dealer or proxy solicitation services firm retained by the Company, as requested from time to time by the Purchaser and instruct the Company’s registrar and transfer agent and any dealer or proxy solicitation services firm retained by the Company to report to the Purchaser and its Representatives and legal counsel with their reports to the Company and permit the Purchaser to participate in all material calls and meetings with any such dealer or proxy solicitation services firm;
(e)	consult with the Purchaser in fixing the date of the Company Meeting and the record date for the Company Meeting, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s Representatives and legal counsel to attend the Company Meeting;
(f)	advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution (for greater certainty, specifying votes “for” and votes “against” the Arrangement Resolution);

(g)	promptly (and in any event within 24 hours of receipt) advise the Purchaser of any communication (written or oral) from, or any claims brought by (or threatened to be brought by), any Person in opposition to the Arrangement and any purported exercise or withdrawal of Dissent Rights by Shareholders; and cooperate and provide the Purchaser with (i) a reasonable opportunity to review and comment upon in advance any written communications to be sent by or on behalf of the Company to any such Person, (ii) a copy of any such written communication and (iii) a reasonable opportunity to participate in any discussions, negotiations or proceedings with or including any such Persons;
(h)	not waive the deadline for the submission of proxies by Shareholders for the Company Meeting without the prior written consent of the Purchaser;
(i)	not waive any failure by any Shareholder to timely deliver a notice of exercise of Dissent Rights, not settle, compromise or make any payment with respect to, or agree to settle, compromise or make any payment with respect to, any exercise or purported exercise of Dissent Rights without the prior written consent of the Purchaser (which may be granted or withheld in the Purchaser’s sole and absolute discretion);
(j)	not change the record date for the Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law or the Court; and
(k)	at the request of the Purchaser, adjourn or postpone the Company Meeting one time to a date specified by the Purchaser for a maximum of 30 calendar days after the date of then scheduled Company Meeting and in any event to a date which would not prevent the Effective Date from occurring on or prior to the Outside Date.
2.4	The Company Circular and Schedule 13E-3
(1)	Subject to the Purchaser’s compliance with Section 2.4(5), the Company shall, (i) as promptly as practicable after the date of this Agreement, prepare and complete, in consultation with the Purchaser and its legal counsel, the Company Circular, together with any other documents required by Law in connection with the Company Meeting and the Arrangement, (ii) as promptly as reasonably practicable after obtaining the Interim Order, cause the Company Circular and such other documents to be filed with the applicable Securities Authorities and sent to each Shareholder and other Persons as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held in accordance with the timeline specified in Section 2.3(a).
(2)	The Company and the Purchaser shall cooperate to: (i) jointly prepare and file with the SEC the Rule 13E-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the transactions contemplated hereby and by the Plan of Arrangement and furnish to each other all information concerning such Party as may be required or reasonably requested in connection with the preparation of the Schedule 13E-3; (ii) respond as promptly as practicable to any comments received from the SEC with respect to such filings and shall consult with each other prior to providing any such response; (iii) as promptly as practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC or other comments or as required by applicable Law; (iv) have the SEC confirm that it has no further comments on the Schedule 13E-3; and (v) as promptly as practicable prepare, file and distribute to the Shareholders any supplement or amendment to the Schedule 13E-3, if and to the extent required by Law and if any event shall occur which requires such action at any time prior to the Company Meeting. Notwithstanding anything to the contrary stated above, prior to filing the Schedule 13E-3 or the other filings referred to above (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Party responsible for filing such document shall provide the other Party and its counsel with any comments (including a summary of any substantive oral comments) that such first Party or their counsel may receive from the SEC with respect thereto and consult with the other Party and provide the other Party an opportunity to review and comment on such document or response, and shall give reasonable consideration to any comments made by such other Party.

(3)	The Company shall ensure that the Company Circular and the Schedule 13E-3 comply in all material respects with the Interim Order and Law, do not contain any Misrepresentation (provided that the Company shall not be responsible for the accuracy of any information furnished by or on behalf of the Purchaser or its affiliates (other than the Company and its Subsidiaries) in writing specifically for purposes of inclusion in the Company Circular or the Schedule 13E-3 pursuant to Section 2.4(5)) and provide the Shareholders with sufficient information to permit them to form a reasoned judgement concerning the Arrangement Resolution. Without limiting the generality of the foregoing, the Company Circular must include: (i) a summary and a copy of the Fairness Opinions and the Formal Valuation; (ii) a statement that the Special Committee has, after evaluating the Arrangement with the assistance of management and legal and financial advisors and taking into account various factors, unanimously determined that the Arrangement is in the best interests of the Company and is fair to the Shareholders (other than the Purchaser and its affiliates), including the unaffiliated security holders (as defined in Rule 13e-3) and unanimously recommended that the Board approve the Arrangement and recommends that the Shareholders vote in favour of the Arrangement Resolution; (iii) a statement that the Board has, after evaluating the Arrangement with the assistance of management and legal and financial advisors and taking into account various factors and the unanimous recommendation of the Special Committee (the “Special Committee Recommendation”), unanimously (with interested directors abstaining from voting) determined that the Arrangement is in the best interests of the Company and is fair to the Shareholders (other than the Purchaser and its affiliates), including the unaffiliated security holders (as defined in Rule 13e-3), and that the Board unanimously (with interested directors abstaining from voting) recommends that Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”); (iv) a copy of the Interim Order; and (v) a statement that each of the Locked-Up Shareholders has entered into a Support and Voting Agreement pursuant to which such Locked-Up Shareholder has agreed to vote all of his, her or its Shares in favour of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement.
(4)	The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and the Schedule 13E-3 and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its legal counsel, and agrees that all information relating solely to the Purchaser included in the Company Circular, the Schedule 13E-3 or related documents must be in a form and content satisfactory to the Purchaser, acting reasonably. The Company shall provide the Purchaser with a final copy of the Company Circular prior to its mailing to the Shareholders and the Schedule 13E-3 prior to its filing with the SEC.
(5)	The Purchaser shall provide the Company, on a timely basis, all necessary information concerning the Purchaser, its affiliates and the Share Consideration that is required by Law to be included in the Company Circular and the Schedule 13E-3 to the Company in writing (such information provided in writing pursuant to this Section 2.4(5), the “Purchaser Information”), and shall ensure that the Purchaser Information does not contain any Misrepresentation. The Purchaser acknowledges and agrees that the Company shall be entitled to rely on the accuracy of all Purchaser Information and the Purchaser will indemnify the Company and its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses incurred or suffered by the Company or its Representatives as a result of, or arising from (i) any Misrepresentation or alleged Misrepresentation contained in the Purchaser Information, and (ii) any order made, or any inquiry investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation contained in the Purchaser Information. Each of the Company and the Purchaser shall ensure that the Schedule 13E-3 includes all information required by Rule 13e-3 to be included by each of them in the Schedule 13E-3.

(6)	Each Party shall promptly notify the other Parties if it becomes aware that the Company Circular, the Schedule 13E-3 or any related document contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall (to the extent required by applicable Securities Laws) promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Shareholders and, if and to the extent required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity.
2.5	Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Arrangement Resolution is passed at the Company Meeting, and, if at any time after the issuance of the Final Order and on or before the Effective Date, the Company is required by the terms of the Final Order or by law to return to the Court with respect to the Final Order, it will do so after prior notice to, and in consultation and cooperation with, the Purchaser.

2.6	Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (a) diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order; (b) provide the Purchaser and its legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, prior to the service and filing of such materials, and give reasonable and due consideration to all such comments of the Purchaser and its legal counsel, provided that the Company will accept the reasonable comments of the Purchaser and its legal counsel with respect to any information required to be supplied by the Purchaser and included in such materials; (c) not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that the Purchaser shall not be required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement, the Arrangement, or the Support and Voting Agreements; (d) oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement and consult with the Purchaser with respect to the defence or settlement of any Shareholder or derivative proceeding and shall not settle in respect of any such proceeding without the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; (e) ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement; (f) not object to legal counsel to the Purchaser making such submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided the Purchaser advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement; and (g) provide legal counsel to the Purchaser on a timely basis with copies of any notice and evidence served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order.

2.7	Effective Date

Unless another time or date is agreed to in writing by the Parties, the completion of the Arrangement (the “Closing”) will take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the Parties hereto, at 9:00 a.m. (Toronto time) as soon as reasonably practicable (and in any event not later than the third (3rd) Business Day) after the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, are to be satisfied on the Effective Date, but subject to the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date).

2.8	Deposit of Consideration

The Purchaser shall, following receipt of the Final Order and immediately prior to the Effective Time: (i) deposit sufficient Purchaser Shares to satisfy the aggregate Share Consideration and the share component of any Combination Consideration payable to Shareholders pursuant to the Plan of Arrangement (other than with respect to Shareholders exercising Dissent Rights as provided for in the Plan of Arrangement), (ii) provide, or cause to be provided, the Depositary with sufficient funds to satisfy the aggregate Cash Consideration and the cash component of any Combination Consideration payable to Shareholders pursuant to the Plan of Arrangement (other than with respect to Shareholders exercising Dissent Rights as provided in the Plan of Arrangement) in each case into escrow (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably). The Purchaser shall, as soon as reasonably practicable after Closing, provide, or cause to be provided, the Depositary with sufficient funds to satisfy the cash payments contemplated in Section 2.7(1) of the Plan of Arrangement.

2.9	Applicable U.S. Securities Laws

The Arrangement shall be structured and executed such that, assuming the Court considers the fairness of the terms and conditions of the Arrangement and grants the Final Order, the issuance of the Purchaser Shares, Replacement Options, Surviving RSUs and Surviving PSUs under the Arrangement will not require registration under the U.S. Securities Act, in reliance upon the exemption from registration provided in Section 3(a)(10) thereof. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set out in this Section 2.9. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(1)	the Court will be asked to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;
(2)	the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Purchaser Shares, Replacement Options, Surviving RSUs and Surviving PSUs under the Arrangement based on the Court’s approval of the Arrangement, prior to the issuance of the Interim Order;
(3)	prior to the issuance of the Interim Order, the Company will file with the Court a draft copy of the proposed text of the Company Circular together with any other documents required by Law in connection with the Company Meeting;
(4)	each Person entitled to receive Purchaser Shares, Replacement Options, Surviving RSUs and Surviving PSUs pursuant to the Arrangement will be given timely and appropriate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;
(5)	the Interim Order will specify that each Person entitled to receive Purchaser Shares, Replacement Options, Surviving RSUs and Surviving PSUs pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement;
(6)	the Final Order will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair and reasonable to all Persons entitled to receive, and that the Court has been advised of the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of, Purchaser Shares, Replacement Options, Surviving RSUs and Surviving PSUs pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(7)	the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and
(8)	all Purchaser Shares, Replacement Options, Surviving RSUs and Surviving PSUs issued to Persons in the United States will be registered or qualified under the securities laws of each state, territory or possession of the United States in which any Person receiving Purchaser Shares, Replacement Options, Surviving RSUs and Surviving PSUs is located, unless an exemption from such state securities law registration or qualification requirements is available. In addition, each Person entitled to receive Purchaser Shares, Replacement Options, Surviving RSUs and Surviving PSUs will be advised such securities issued pursuant to the Arrangement have not been registered under the Securities Act and will be issued by Purchaser in reliance on the exemption from registration under Section 3(a)(10) of the Securities Act.
2.10	Withholding Taxes

The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any amount otherwise payable or deliverable to any Person such amounts as the Purchaser, the Company or the Depositary, as applicable, are required to deduct and withhold, or reasonably determines are required to be deducted and withheld, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted and withheld from the amount otherwise payable or deliverable pursuant to the Plan of Arrangement or this Agreement, remitted to the appropriate Governmental Entity, and shall be treated for all purposes under the Plan of Arrangement and this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity. . If the Purchaser determines that it is required to deduct or withhold under this section from any amount otherwise payable or deliverable to any Person, it shall make reasonable efforts to notify the Company in writing prior to the Effective Time of its intention to withhold.

2.11	List of Shareholders

At the reasonable request of the Purchaser from time to time, the Company shall, as soon as reasonably practicable, provide the Purchaser with a list of the registered Shareholders, together with their addresses and respective holdings of Shares, a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Shares (including holders of Incentive Securities and ESPP Shares) and a list of non-objecting beneficial owners of Shares, together with their addresses and respective holdings of Shares, all as of a date that is as close as reasonably practicable prior to the date of delivery of such lists. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Shareholders and lists of holdings and other assistance as the Purchaser may reasonably request.

2.12	Incentive Plan and ESPP Matters
(1)	The Parties acknowledge that the outstanding Incentive Securities shall be treated in accordance with the provisions of the Plan of Arrangement.
(2)	The Company will take all reasonable steps (including obtaining any necessary determinations and/or resolutions of the Board or a committee thereof and, if appropriate, amending the terms of the ESPP) necessary or desirable (a) to, as soon as reasonably practicable and in any event on or before September 5, 2025, suspend the ESPP so that no new participants can be enrolled and that existing ESPP Participants are not entitled to make any further contributions under the ESPP; and (b) to effect the settlement of all contributions under the ESPP into Subordinate Voting Shares and thereafter to deliver or cause to be delivered any such Subordinate Voting Shares to the ESPP Participants as soon as reasonably practicable after such date, but in any event prior to the record date of the Company Meeting.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company
(1)	Except as set forth in the correspondingly numbered section of the Company Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any section of the Company Disclosure Letter shall also be deemed to be an exception to (or, as applicable, disclosure for the purposes of) any other sections of this Agreement, including Schedule C, and any other representations and warranties of the Company contained in this Agreement to the extent that its relevance to such other section, representation or warranty is reasonably apparent on its face), the Company represents and warrants to the Purchaser as set forth in Schedule C and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.
(2)	Except for the representations and warranties set forth in this Agreement, neither the Company nor any other Person has made or makes, and the Purchaser has not relied upon, any other express or implied representation and warranty, either written or oral, on behalf of the Company.
(3)	The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.
3.2	Representations and Warranties of the Purchaser
(1)	The Purchaser represents and warrants to the Company as set forth in Schedule D and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.
(2)	Except for the representations and warranties set forth in this Agreement, neither the Purchaser nor any other Person has made or makes, and the Company has not relied upon, any other express or implied representation and warranty, either written or oral, on behalf of the Purchaser.
(3)	The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.

Article 4
COVENANTS

4.1	Conduct of Business of the Company
(1)	The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (a) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned; (b) as required or expressly permitted by this Agreement; (c) as required by Law; or (d) as expressly contemplated in Section 4.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in compliance with applicable Law, and the Company shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, operations, assets, properties, Authorizations, Intellectual Property, Company Employees, goodwill and business relationships it currently maintains with all consultants, agents, independent contractors, Governmental Entities, customers, suppliers, partners and other Persons with which the Company or any of its Subsidiaries has business relations.

(2)	Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as required or expressly permitted by this Agreement; (iii) as required by Law; or (iv) as expressly contemplated in Section 4.1 of the Company Disclosure Letter, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(a)	amend its Constating Documents;
(b)	adjust, split, combine or reclassify or amend the terms of any securities of the Company or of any Subsidiary;
(c)	reduce the stated capital of any securities of the Company of the Company or redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Company, except for the acquisition of shares in the capital of any wholly-owned Subsidiary of the Company by the Company or by any other wholly-owned Subsidiary of the Company;
(d)	issue, grant, deliver, sell, exchange, modify, accelerate vesting, pledge or otherwise encumber (other than Permitted Liens), or authorize the issuance, grant, delivery, sale, exchange, modification, acceleration of vesting, pledge or other encumbrance of (other than Permitted Liens), or create any derivative interest in, or any call rights, puts, options, units, warrants, convertible securities, subscription rights, conversion rights, exchange rights, or similar rights exercisable or exchangeable for or convertible into, or otherwise evidencing a right to acquire, any securities in the capital of the Company or any of its Subsidiaries or any rights that are linked in any way to the price of any securities of, or to the value of or of any part of, or to any dividends or distributions paid on, any securities of the Company or any of its Subsidiaries, except for: (i) the issuance of any shares in the capital of any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company; or (ii) the issuance of Subordinate Voting Shares in the Ordinary Course upon the settlement of Incentive Securities outstanding on the date hereof (including any dividend equivalents in respect thereof) in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, or upon the conversion of Multiple Voting Shares in accordance with their terms;
(e)	(i) acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses having a cost, on a per transaction basis, in excess of $25,000,000 and subject to a maximum of $50,000,000 for all such transactions, other than any Contract for the sale or procurement of goods or services entered into on Arm’s Length terms with a customer or supplier of the Company or any Subsidiary in the Ordinary Course, or (ii) enter into any joint venture, legal partnership, limited liability corporation or similar arrangement with any third Person;
(f)	sell, lease, license, sell and lease back, dispose of or otherwise transfer, in one transaction or in a series of related transactions, any of the Company’s or its Subsidiaries assets, other than (i) in the Ordinary Course in respect of assets which have a value less than $5,000,000 individually subject to a maximum of $20,000,000 in the aggregate, or (ii) transfers of assets between or among the Company and its wholly-owned Subsidiaries in the Ordinary Course;
(g)	grant any Lien (other than Permitted Liens) on any properties or assets of the Company or its Subsidiaries;
(h)	make, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) on, any class of securities of the Company or any of its Subsidiaries, other than dividends in the Ordinary Course with respect to the wholly-owned Subsidiaries;

(i)	reorganize, amalgamate or merge the Company, or any Subsidiary of the Company or otherwise enter into any agreement, understanding or arrangement with respect to the sale of voting or equity interests of the Company or any Subsidiary of the Company;
(j)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries or file a petition in bankruptcy under any applicable Law on behalf of the Company or any of its Subsidiaries, or consent to the filing of any bankruptcy petition against the Company or any of its Subsidiaries under any applicable Law;
(k)	(i) make, change or rescind any material Tax election, information schedule, return or designation (other than any Tax election in the Ordinary Course that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement); (ii) settle or compromise any material Tax claim, assessment, reassessment, liability, proceeding or controversy; (iii) file any materially amended Tax Return; (iv) enter into any material agreement with a Governmental Entity with respect to Taxes; (v) enter into or change any material Tax sharing, Tax advance pricing agreement, Tax allocation or Tax indemnification agreement that is binding on the Company or its Subsidiaries; (vi) surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund; (vii) consent to the extension or waiver of the limitation period applicable to any material Tax matter; or (viii) make a request for a material Tax ruling to any Governmental Entity; (ix) initiate a voluntary disclosure or similar process; or (x) materially amend or change any of its methods for reporting income, deductions or accounting for income Tax purposes (except as may be required by a change in IFRS or Law);
(l)	prepay any long-term indebtedness before its scheduled maturity, or create, incur, assume, forgive, settle, waive or otherwise become liable, in one transaction or in a series of related transactions, with respect to any advance, capital contribution, loan, indebtedness for borrowed money or guarantees thereof or debt securities, other than (i) indebtedness owing by one wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or by the Company to another wholly-owned Subsidiary of the Company; (ii) in connection with the refinancing of any advance, capital contribution, loan or indebtedness outstanding on the date of this Agreement in the Ordinary Course that is prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs); or (iii) advances under the Existing Credit Documents in the Ordinary Course;
(m)	make any loan or similar advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any Person (other than the Company and any wholly-owned Subsidiary of the Company);
(n)	make any change in the Company’s accounting methods, principles, policies or practices or adopt new accounting methods, principles, policies or practices except in each case as required by concurrent changes in IFRS;
(o)	except as may be required by the terms of any written employment Contract, Company Employee Plan, Purchaser Employee Plan, or Collective Agreement existing on the date hereof:
(i)	grant any increase (A) in the rate of wages, salaries, benefits, bonuses or other remuneration of any Company Employees or independent contractors (other than increases in the Ordinary Course or that are not material in the aggregate), or (B) in benefits to any Person (other than a Company Employee) with entitlements under a Company Employee Plan or Purchaser Employee Plan;

(ii)	grant or enter into any Contract with respect to change of control, transaction-based indemnification or transaction-based award, retention, bonus or termination payments, or similar transaction-based compensation or benefits with (A) Company Employees or former employees of the Company or any of its Subsidiaries, (B) current or former officers, directors, consultants, agents, service providers or independent contractors of the Company or any of its Subsidiaries, or (C) any other Person, or grant any increase of benefits payable under the Company’s and its Subsidiaries’ current change of control or transaction-based indemnification, retention, award, bonus or termination arrangements, plans, policies or Contracts;
(iii)	hire or engage any employee or independent contractor other than in the Ordinary Course on terms consistent with the terms applicable to similarly situated Company Employees or independent contractors, as applicable, provided that the Company shall reasonably consult with the Purchaser prior to the hiring or engagement of employees having the position of Senior Vice President or Executive Vice President (or any position senior to those);
(iv)	promote any existing Company Employee, other than (A) Company Employees (other than to a position of Senior Vice President or any position senior to Senior Vice President) in the Ordinary Course on terms consistent with similarly situated Company Employees, and (B) Company Employees to a position of Senior Vice President or any position senior to Senior Vice President promoted in the Ordinary Course after reasonable consultation with the Purchaser;
(v)	terminate any Company Employee without cause who is a Vice President or Senior Vice President (or any position senior to those);
(vi)	other than non-material changes resulting from renewal processes for Company Employee Plans in the Ordinary Course, establish, adopt, enter into any new Company Employee Plan or amendment or modification of an existing Company Employee Plan or terminate any Company Employee Plan, or accelerate any vesting under any Company Employee Plan or equity securities, including the acceleration of any Incentive Securities and ESPP Shares or other awards thereunder;
(vii)	reduce the Company’s or any of its Subsidiaries’ work force in a material way or so as to trigger any collective dismissal provisions or group termination requirements under applicable Laws;
(viii)	knowingly take any action or fail to take any action that would reasonably be expected to result in a breach or violation of the obligations of the Company or any of its Subsidiaries under any Collective Agreement or any Contract with a Company Employee;
(ix)	enter into any Contract that would result in the payment by the Company or any of its Subsidiaries of a finder’s fee, success fee or other similar fee in connection with the Arrangement or transactions contemplated by the Arrangement provided that the foregoing shall not prohibit the Company from entering into an agreement with any dealer and proxy solicitation services firm for purposes of soliciting proxies in connection with the Arrangement as contemplated by Section 2.3(b);
(x)	enter into, modify or terminate or cancel any Collective Agreement or grant recognition to any labour union or similar labour organization for purposes of collective bargaining; or

(xi)	make any bonus or profit sharing distribution or similar payment of any kind;
(p)	enter into any new line of business or discontinue any existing line of business, or enter into any agreement or arrangement that would limit or restrict the Company and any of its Subsidiaries from competing or carrying on any business in any manner;
(q)	make or commit to make capital expenditures in excess of $2,500,000 in the aggregate outside the Ordinary Course or except as otherwise may be reflected in the Company’s budget approved by the Board of the Company;
(r)	engage in any transaction with any officer or director of the Company or its Subsidiaries or any of their immediate family members (including spouses) or any related party (within the meaning of MI 61-101) of the Company or its Subsidiaries other than to the extent required pursuant to the terms of any Contract in effect on the date of this Agreement and disclosed in Section 4.1(2) of the Company Disclosure Letter;
(s)	commence, waive, release, assign, settle or compromise any pending or threatened litigation, proceedings or governmental investigations, in each case other than settlements or compromises in the Ordinary Course that involve only the payment of monetary damages (net of any payments or proceeds received through insurance) not in excess of $10,000,000 individually or $20,000,000 in the aggregate;
(t)	amend or modify in any material respect or terminate or waive any material right under any Material Contract or enter into any Material Contract (except for (i) entering into new Contracts with customers or clients; and (ii) extensions, renewals, amendments and modifications of Material Contracts with customers or clients in the Ordinary Course on terms that are, with respect to the services or product offering being extended, renewed, amended or modified, no less favorable to the Company or the applicable Subsidiary than those that were provided for in the Material Contracts being extended, renewed, amended or modified), or fail to enforce any breach of any Material Contract of which it becomes aware, or breach or violate or be in default under any Material Contract;
(u)	except as contemplated in Section 4.13, amend, modify, terminate, cancel or let lapse any insurance (or re-insurance) policy providing insurance coverage to the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;
(v)	amend any existing material Authorization, lease, permit or registration of the Company or any of its Subsidiaries (except for extensions and renewals of Authorizations in the Ordinary Course), or abandon or fail to diligently pursue any application or renewal for any material Authorizations, leases, permits or registrations or take any action, or fail to take any action, that could lead to the termination of, or imposition of conditions on, any material Authorizations, leases, permits or registrations;
(w)	(i) except for non-exclusive licenses granted to customers and clients in the Ordinary Course, sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any material Company Intellectual Property, other than Permitted Liens or expirations of registered Intellectual Property at the end of the applicable statutory term; or (ii) disclose any trade secrets or other confidential information material to the Company and its Subsidiaries, taken as a whole; or
(x)	authorize, agree, offer, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

4.2	Conduct of the Business of the Purchaser
(1)	The Purchaser covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (a) with the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned, or expressly permitted, (b) as required or expressly permitted by this Agreement; (c) as required by Law, the Purchaser shall conduct its business in accordance with Law and use commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties, employees, goodwill and business relationships in all material respects; provided, however, that this Section 4.2(1) shall not restrict the Purchaser from resolving to, or entering into or performing any contract, agreement, commitment or arrangement with respect to, the acquisition or disposition of any assets or entity, provided that the doing of any such thing would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Purchaser or the Company to consummate the Arrangement.
(2)	Without limiting the generality of Section 4.2(1), the Purchaser covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing, or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law, the Purchaser shall not:
(a)	amend its Constating Documents in any manner that would adversely affect the value of the Consideration;
(b)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Purchaser or file a petition in bankruptcy under any applicable Law on behalf of the Purchaser, or consent to the filing of any bankruptcy petition against the Purchaser under any applicable Law; or
(c)	authorize, agree, offer, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.
4.3	Covenants of the Company Relating to the Arrangement
(1)	Subject to Section 4.5 (which shall govern in relation to the Regulatory Approvals), the Company shall perform, and shall cause its Subsidiaries to perform, all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement, cooperate with the Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to, subject to the terms and conditions set out in this Agreement, consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause each of its Subsidiaries to:
(a)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;
(b)	use commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary to be obtained under the Material Contracts in connection with the Arrangement; (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement; or (iii) required in order to maintain in full force and effect any material Authorization held by the Company or any of its Subsidiaries following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any non-de minimis consideration or incurring any non-de minimis liability or obligation without the prior written consent of the Purchaser;

(c)	use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company and its Subsidiaries relating to the Arrangement;
(d)	use commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any Transaction Litigation if it is the Notifying Party, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reserved, so as to enable Closing to occur as soon as reasonably practicable; provided, that neither the Company nor any of its Subsidiaries shall consent to the entry of any judgment or settlement with respect to any such proceeding without the prior written approval of the Purchaser, such approval not to be unreasonably withheld, delayed or conditioned;
(e)	not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, in each case, which is inconsistent with this Agreement or would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement; and
(f)	use commercially reasonable efforts to assist the Purchaser in obtaining the resignations and mutual releases (in a form satisfactory to the Purchaser, acting reasonably) of each member of the Board designated by the Purchaser.
(2)	The Company shall promptly notify the Purchaser in writing of:
(a)	any Material Adverse Effect;
(b)	any notice or other communication from (i) any Person alleging (A) that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with the Arrangement, this Agreement or any of the transactions contemplated thereby, or (B) that such Person is terminating, may terminate, or is otherwise adversely modifying or may adversely modify its relationship with the Company or any of its Subsidiaries as a result of this Agreement or the Arrangement; or (ii) any Person or Governmental Entity in connection with this Agreement or the transactions contemplated thereby (and, subject to Law, contemporaneously provide a copy of any such written notice or communication to the Purchaser); or
(c)	any material proceeding relating to or involving or otherwise affecting the Company or its Subsidiaries or their respective property or assets.
4.4	Covenants of the Purchaser Relating to the Arrangement
(1)	Subject to Section 4.5 (which shall govern in relation to the Regulatory Approvals), the Purchaser shall perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to, subject to the terms and conditions set out in this Agreement, consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Purchaser shall, and shall cause each of its affiliates to:

(a)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it with respect to this Agreement or the Arrangement, provided, however, that under no circumstances will the Purchaser be required to agree or consent to any increase in the Consideration;
(b)	use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement;
(c)	use commercially reasonable efforts to assist the Company with obtaining and maintaining all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations as set forth in Section 4.3(1)(b), provided however that the Purchaser shall not be required to pay or commit to paying any consideration or incurring any liability or obligation in connection therewith;
(d)	use commercially reasonable efforts, upon reasonable consultation with the Company, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;
(e)	not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, in each case, which is inconsistent with this Agreement or would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement; and
(f)	vote any Shares owned or controlled, directly or indirectly, by the Purchaser in favour of the Arrangement Resolution and not exercise Dissent Rights in respect of such Shares.
(2)	The Purchaser shall promptly notify the Company in writing of:
(a)	any Purchaser Material Adverse Effect; or
(b)	any notice or other communication from (i) any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with the Arrangement, this Agreement or any of the transactions contemplated thereby; or (ii) any Person or Governmental Entity in connection with this Agreement or the transactions contemplated thereby (and, subject to Law, contemporaneously provide a copy of any such written notice or communication to the Company).
4.5	Regulatory Approvals
(1)	Each Party shall use its reasonable best efforts to obtain, or cause to be obtained, as promptly as possible, all consents and Authorizations, including the Regulatory Approvals, from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the Purchaser and the Company shall, as soon as reasonably practicable, make all filings as are reasonably required to obtain the Regulatory Approvals; provided, however, that in the case of the FDI Regulatory Approval, the Purchaser and the Company shall make all notifications, applications or filings required by applicable Foreign Investment Laws as soon as reasonably practicable after the date of this Agreement, subject to any statutory deadlines for submission of such notifications, applications or filings, as applicable.

(2)	The Purchaser and the Company shall cooperate with each other in obtaining the Regulatory Approvals, provided that the Purchaser shall determine (acting reasonably and following consultation with the Company) the overall strategy for obtaining the Regulatory Approvals. In furtherance of the foregoing, the Purchaser and the Company will provide such assistance to the other Party as may reasonably be requested by the other Party to prepare filings and submissions to any Governmental Entity. The Purchaser and the Company will exchange advance drafts of all proposed submissions, filings, applications, correspondence and other documents to be filed with any Governmental Entity in respect of this Agreement or the Arrangement, will consider in good faith any suggestions and comments made in relation thereto by the other Party and their counsel (and not file any such document without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed), and will provide the other Party and their counsel with final, as-submitted copies of all such submissions, filings, applications, correspondence and other documents; provided, however, that competitively sensitive information may be provided only to the external legal counsel of the other Party. The Purchaser and the Company will keep each other reasonably apprised of all communications and meetings with any Governmental Entity in respect of this Agreement or the Arrangement, including providing copies to each other on a timely basis of all material communications that are received from Governmental Entities, and will not participate in any material communications or meetings with Governmental Entities without giving the other Party and their respective counsel advance notice thereof and the opportunity to provide the applicable Party with input as to the meeting and, unless prohibited by the relevant Governmental Entity, to participate therein (except to the extent that competitively sensitive information is discussed, in which case external legal counsel for the relevant parties will be given the opportunity to participate).
(3)	No Party shall withdraw any filings or notifications in respect of the Regulatory Approvals or agree to extend any waiting periods or review periods, or provide any commitment to a Governmental Entity relating to the timing of the consummation of the Arrangement or the transactions contemplated by this Agreement, without the prior written consent of the other Party.
(4)	The Purchaser and the Company will exercise their reasonable best efforts to promptly provide all information to Governmental Entities as may be requested, required or ordered pursuant to statutory or non-statutory requests for information, supplemental information requests and any court orders in connection with the Regulatory Approvals.
4.6	Access to Information; Confidentiality
(1)	From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, subject to Law, the Company shall: (i) give to the Purchaser and its Representatives reasonable access to the offices, properties, assets, senior personnel, Contracts and books and records of the Company and its Subsidiaries during normal business hours (including continued access to the Data Room); and (ii) for the purpose of facilitating integration business planning, furnish to the Purchaser and its representatives such financial and operating data as such Persons may reasonably request.
(2)	Notwithstanding any provision of this Agreement, the Company shall not be obligated to provide access to, or to disclose, any information to the Purchaser if the Company reasonably determines that such access or disclosure would jeopardize any attorney-client or other privilege claim by the Company or any of its Subsidiaries or would be contrary to applicable Law or existing contractual obligations; provided that the Company shall use its commercially reasonable efforts to otherwise make available such information to the Purchaser notwithstanding such impediment, including by causing the documents or information that are subject to such privilege, or legal or contractual obligation, to be provided in a manner that would not reasonably be expected to violate or jeopardize such privilege, legal or contractual obligation, as applicable.

(3)	Investigations made by or on behalf of the Purchaser, whether under this Section (4) or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.
(4)	For greater certainty, the Purchaser and its affiliates shall treat, and shall cause their respective representatives to treat, all information furnished to the Purchaser or any of its affiliates or representatives in connection with the transactions contemplated by this Agreement or pursuant to the terms of this Agreement in accordance with the terms of the Confidentiality Agreement. Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that the Company Disclosure Letter and all information contained in it is confidential and shall be treated in accordance with the terms of the Confidentiality Agreement. The Parties agree that notwithstanding anything to the contrary herein or in the Confidentiality Agreement, the Purchaser shall be permitted to disclose confidential information that is subject to the Confidentiality Agreement in connection with the arrangement of any Financing to ratings agencies and prospective debt or equity financing sources and that such Persons shall be treated as “Representatives” of the Purchaser for purposes of the Confidentiality Agreement.
(5)	With respect to Personal Information disclosed in connection with this Agreement (the “Disclosed Personal Information”), the Parties confirm that the Disclosed Personal Information is necessary for the purposes of determining whether to proceed with the transactions contemplated by this Agreement. Each Party covenants to comply with applicable Laws as it relates to the Disclosed Personal Information. The Purchaser shall: (a) not use any Disclosed Personal Information except as required to (i) determine whether to proceed with the transactions contemplated by this Agreement, (ii) perform its obligations under this Agreement, (iii) consummate the transactions contemplated by this Agreement; (b) not disclose any Disclosed Personal Information for any purpose except and only to the extent required by applicable Law; (c) protect all Disclosed Personal Information using security safeguards appropriate to the sensitivity of the information; and (d) within a reasonable period following (i) the consummation of the transactions contemplated by this Agreement; (ii) a decision by either or both Parties not to proceed with the transactions contemplated by this Agreement; or (iii) the Disclosed Personal Information is no longer necessary for the purposes set out in (a), destroy or return to the Company all Disclosed Personal Information.
4.7	Assistance with Financing

(1)	The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to provide such cooperation to the Purchaser as the Purchaser may reasonably request in connection with the arrangement, marketing, offering, syndication, documentation and consummation of any financing deemed reasonably necessary or advisable by the Purchaser in connection with the Arrangement (including to obtain new or amend any existing credit facilities or arrange for any alternative financing or private or public equity or debt securities offering to be issued or incurred, the “Financing”) (provided that such request is made on reasonable notice and reasonably in advance of the Closing and provided such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (and subject to the foregoing), as so requested: (i) participating in a reasonable number of meetings with prospective lenders, arrangers, agents and underwriters and due diligence sessions; (ii) subject to Laws and any Contract and the obtaining of any necessary consents in connection therewith, executing and delivering any pledge and security documents or other definitive financing documents, and the removal of Liens by arranging for customary payoff letters, Lien terminations and releases and acknowledgements of discharge, in each case as may be reasonably requested by the Purchaser, provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time; (iii) cooperating reasonably with the proposed lenders’, arrangers’, agents’ and underwriters’ due diligence; (iv) cooperating with the Purchaser in connection with applications to obtain such consents, approvals, authorizations and ratings from rating agencies which may be reasonably necessary or desirable in connection with such Financing; (v) obtaining customary accountants’ comfort letters, legal opinions, appraisals, surveys and other documentation and items relating to such Financing as reasonably requested by the Purchaser; (vi) executing customary authorization letters or management representation letters, as applicable; (vii) assisting the Purchaser with its preparation of customary documents, including ratings agency presentations, lender presentations and other marketing materials (including customary authorization letters and representation related to the presence or absence of material non-public information and the accuracy of the information contained in such materials); (viii) subject to Section 4.6, furnishing the Purchaser and its proposed lenders, arrangers, agents and underwriters, as soon as reasonably practicable, with reasonably required or customary information regarding the Company, any of its Subsidiaries or any combination of such Persons, as required in connection with any Financing; and (ix) furnishing to the Purchaser and its proposed lenders, arrangers, agents and underwriters all documentation and other information reasonably requested by them related to the Company and its Subsidiaries as required by any Governmental Entity in connection with the Financing under applicable “know-your-customer” and anti-money laundering rules and regulations. Notwithstanding the foregoing, none of the Company nor any Subsidiary of the Company will be required to: (a) pay or agree to pay any commitment, consent or other fee or incur any other cost, expense or liability in connection with any such Financing prior to the Effective Time; (b) take any action or do anything that would contravene any Law, contravene any Contract (provided that the Company and/or any applicable Subsidiary of the Company shall use commercially reasonable efforts to provide access to or disclose any information in a manner which would not violate any such Contract) or be capable of impairing or preventing the satisfaction of any condition set forth in Article 6 hereof; (c) enter into any binding commitment or agreement that is not contingent on the consummation of the Arrangement; or (d) disclose any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or similar information or violate any obligations of the Company or any other Person with respect to confidentiality or which would constitute a waiver of solicitor-client privilege (provided that, the Company and/or any applicable Subsidiary shall use commercially reasonable efforts to provide access to or disclose any such information in a manner which would not jeopardize such confidentiality obligation or privilege). For greater certainty, all non-public or otherwise confidential information regarding the Company obtained by the Purchaser or its representatives pursuant to the foregoing is information which is subject to the Confidentiality Agreement and will be treated in accordance with the Confidentiality Agreement. In addition, no such cooperation by the Company pursuant to this Section 4.7 shall be considered to constitute a breach of the representations, warranties or covenants of the Company hereunder.
(2)	The Purchaser hereby indemnifies and holds harmless the Company, its Subsidiaries and their respective directors, officers, employees, agents and representatives from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with or as a result of any Financing by the Purchaser or any actions or omissions by any of them in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 4.7 or in connection with the Financing, except to the extent resulting from the willful misconduct, gross negligence, or fraud of any such Person (as determined by a final and non-appealable judgement by a court of competent jurisdiction). The Purchaser will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including legal fees) incurred by the Company and its Subsidiaries and their respective agents and representatives in connection with any assistance provided pursuant to this Section 4.7.

4.8	Existing Credit Documents Payoff

The Company shall, and shall cause each of its Subsidiaries to, deliver all notices and take all other actions reasonably requested by the Purchaser that are required to facilitate in accordance with the terms thereof the termination of the Existing Credit Documents, the repayment in full of all obligations, if any, outstanding thereunder, and shall take commercially reasonable efforts to facilitate the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith as soon as reasonably practicable. In furtherance, the Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, deliver to the Purchaser at least one (1) Business Day prior to the Closing (with drafts being delivered in advance as reasonably requested by the Purchaser), an executed payoff letter (and similar instruments) with respect to the Existing Credit Documents and all related release and termination documentation, in each case, in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed (or, if there is no such agent, from the Persons to whom such indebtedness is owed), which payoff letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the payoff letter on the Effective Date, be released and terminated. It is understood that nothing contained herein shall require the Company or any of its Subsidiaries to cause the Existing Credit Documents to be effectively terminated unless and until the Closing has effectively occurred and the Purchaser has provided or caused to be provided to the Company or its Subsidiaries funds (or the Purchaser and the Company have agreed that the Company or any of the Company’s Subsidiaries shall use funds on their balance sheet at Closing for such purpose) to pay in full the outstanding amounts required pursuant to the terms of the payoff letters.

4.9	Pre-Acquisition Reorganization

The Company agrees that, upon the reasonable request by the Purchaser, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to: (a) cooperate with the Purchaser in planning, preparing and effecting, and implement, such reorganizations of the Company’s or its Subsidiaries’ corporate structure, capital structure, business, operations and assets or such other transactions as the Purchaser may request to be undertaken concurrently with (or immediately prior to) and conditional on the consummation of the Arrangement, acting reasonably (each a “Pre-Acquisition Reorganization”); (b) cooperate with the Purchaser and its advisors in order to determine the manner in which any Pre-Acquisition Reorganization might most effectively be undertaken; (c) cooperate with the Purchaser and its advisers to seek to obtain any consents, approvals, waivers or similar authorizations which are reasonably required by the Purchaser (based on the applicable terms of the Contract) in connection with the Pre-Acquisition Reorganizations, if any; provided that any Pre-Acquisition Reorganization: (i) is not prejudicial to the Company or its securityholders; (ii) does not require the Company to obtain the approval of the Shareholders (other than the Required Shareholder Approval); (iii) does not impair, prevent or materially delay the consummation of the Arrangement; (iv) is effected as close as reasonably practicable prior to or contemporaneously with the Effective Time; (v) does not result in any breach by the Company or any of its Subsidiaries of any Contract, Authorization, Constating Documents or applicable Law; (vi) does not result in incremental Taxes being imposed on, or any incremental adverse Tax or other consequences to, any securityholder of the Company, as compared to consummation of the Arrangement in the absence of the Pre-Acquisition Reorganization; (vii) does not unreasonably interfere with the ongoing operations of the Company; and (viii) shall not become effective unless the Purchaser has waived or confirmed in writing the satisfaction of all conditions in its favour under this Agreement, other than conditions that, by their terms, are to be satisfied on the Effective Date, but subject to the satisfaction, or where not prohibited, the waiver by the applicable Party of such conditions, and shall have confirmed in writing that it is prepared, and able to promptly and without condition proceed, to effect the Arrangement. The Purchaser hereby waives any breach of a representation, warranty or covenant by the Company, where such breach is a result of an action taken by the Company or a Subsidiary pursuant to a request by the Purchaser in accordance with this Section 4.9. The Purchaser shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 10 Business Days prior to the Effective Time. Upon receipt of such notice, the Purchaser and the Company shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are reasonably necessary, including making amendments to this Agreement or the Plan of Arrangement (provided that such amendments do not require the Company to obtain approval of securityholders of the Company (other than as properly put forward and approved at the Company Meeting)), to give effect to such Pre-Acquisition Reorganization. If this Agreement is terminated (other than by the Purchaser pursuant to Section 7.2(1)(d)(i) [Company Breach]), the Purchaser (x) shall forthwith reimburse the Company for all reasonable and documented out-of-pocket costs and expenses, including legal fees and disbursements, incurred by the Company and its Subsidiaries in connection with any proposed Pre-Acquisition Reorganization; and (y) hereby indemnifies and holds harmless the Company, its Subsidiaries and their respective directors, officers, employees, agents and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgements, Taxes and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization or the reversing or unwinding of any Pre-Acquisition Reorganization.

4.10	Cooperation with Post-Acquisition Reorganizations

The Company agrees that, upon the reasonable request by the Purchaser and at the Purchaser’s expense prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to: (a) cooperate with the Purchaser in planning and preparing for such reorganizations of the Company’s or its Subsidiaries’ corporate structure, capital structure, business, operations and assets or such other transactions as the Purchaser may reasonably request to be undertaken after the consummation of the Arrangement; (b) cooperate with the Purchaser and its advisors in order to determine the manner in which any reorganization to be undertaken after the consummation of the Arrangement might most effectively be undertaken; and (c) cooperate with the Purchaser and its advisers to seek to obtain any consents, approvals, waivers or similar authorizations which are reasonably required by the Purchaser (based on the applicable terms of the Contract) in connection with any reorganization to be undertaken after the consummation of the Arrangement, if any.

4.11	Public Communications

The Parties shall cooperate in the preparation of presentations, if any, to the Shareholders regarding the Arrangement. Except as required by Law, a Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that, in the opinion of its legal counsel, is required to make disclosure by Law shall use its commercially reasonable efforts to give the other Party prior oral or written notice and a reasonable opportunity to review and comment on the disclosure and if such prior notice is not permitted by applicable Law, shall give such notice immediately following the making of such disclosure. The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel. For the avoidance of doubt, none of the foregoing shall prevent the Company or the Purchaser from (a) making internal announcements to employees, public disclosure or (b) having discussions with shareholders, financial analysts and other stakeholders so long as such announcements, disclosures and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by such Person. The Parties consent to this Agreement being filed on SEDAR+ and on EDGAR (with such redactions as may be mutually agreed upon between the Company and the Purchaser, acting reasonably) as soon as practicable after the public announcement of the transactions contemplated hereby.

4.12	Notice and Cure Provisions
(1)	Each Party shall promptly notify the other Parties in writing of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:
(a)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate that would cause any condition in Section 6.1 [Mutual Conditions Precedent], Section 6.2(1) [Additional Conditions Precedent to the Obligations of the Purchaser – Representations and Warranties] or Section 6.3(1) [Additional Conditions Precedent to the Obligations of the Company – Representations and Warranties] not to be satisfied; or
(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement that would cause any condition in Section 6.1 [Mutual Conditions Precedent], Section 6.2(2) [Additional Conditions Precedent to the Obligations of the Purchaser – Performance of Covenants], Section 6.3(2) [Additional Conditions Precedent to the Obligations of the Company – Performance of Covenants] or Section 6.3(3) [Additional Conditions Precedent to the Obligations of the Company – Deposit of Consideration] not to be satisfied.
(2)	Notification provided under this Section 4.12 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.
(3)	The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) [Company Breach] and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i) [Purchaser Breach], unless the Party seeking to terminate this Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the applicable other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of (i) the Outside Date, and (ii) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties mutually agree otherwise, the Company shall postpone or adjourn the Company Meeting to the earlier of (a) 10 Business Days prior to the Outside Date and (b) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party, provided that, for greater certainty, if any matter that is the subject of a Termination Notice is not capable of being cured by the Outside Date, the Terminating Party may immediately exercise the applicable termination right.
4.13	Insurance and Indemnification
(1)	Prior to the Effective Date, the Company shall, in consultation with the Purchaser, purchase customary “tail” or “run off” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser will, or will cause the Company and its Subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that the Purchaser shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 300% of the Company’s and its wholly-owned Subsidiaries’ current annual aggregate premium for directors’ and officers’ liability insurance policies currently maintained by the Company or its wholly-owned Subsidiaries.
(2)	The Purchaser shall (and shall cause the Company to), from and after the Effective Time, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

(3)	If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (a) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquiror of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.13.
4.14	Exchanges Delisting

Subject to applicable Law, the Purchaser and the Company shall use their commercially reasonable efforts to cause the Subordinate Voting Shares to be delisted from the Exchanges as of the Effective Date or as promptly as practicable following the Effective Date. Each of the Company and the Purchaser agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to enable (a) the delisting of the Subordinate Voting Shares from the Exchanges (including, if requested by the Purchaser, such items as may be necessary to delist the Subordinate Voting Shares on the Effective Date) and (b) the deregistration of the Subordinate Voting Shares under the Exchange Act and under any applicable Securities Laws as promptly as practicable after the Effective Time and to cause the Company to cease being a reporting issuer under applicable Securities Laws, in each case as promptly as practicable following the Effective Time.

4.15	Stock Exchange Approval

The Purchaser shall apply for and use commercially reasonable efforts to obtain the Stock Exchange Approval.

4.16	Transaction Litigation

Each Party shall, as promptly as reasonably practicable, notify the other Party in writing of any Transaction Litigation (the “Notifying Party”) and shall keep the other Party informed on a reasonably prompt basis regarding any such Transaction Litigation. The Notifying Party shall give the other Party the opportunity to (a) participate in the defense of any Transaction Litigation, and (b) consult with outside legal counsel to the Notifying Party regarding the defense, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 4.16, “participate” means that the other Party will be kept reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Notifying Party and its outside legal counsel is not undermined or otherwise adversely affected, provided that, in such case, the Parties shall cooperate in seeking to find a way to allow disclosure of the proposed strategy or other significant decision to the extent doing so could reasonably (in the good faith belief of the Notifying Party, after consultation with outside legal counsel) be managed through the use of customary “clean-room” arrangements or the entering into of any “common interest” Contract or similar Contract), and the other Party may offer comments or suggestions with respect to such Transaction Litigation which the Notifying Party shall consider in good faith; provided that the Notifying Party shall not settle or compromise or agree to settle or compromise any Transaction Litigation without the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Article 5
Additional Covenants regarding Non-Solicitation

5.1	Non-Solicitation
(1)	Except as expressly provided in this Article 5, the Company shall not and shall cause its Subsidiaries not to, directly or indirectly, including through any of its or their directors, officers, employees, agents, investments bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, agents, investments bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”), and shall not permit any such Person to:

(a)	solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;
(b)	enter into, continue or otherwise engage or participate in or facilitate any discussions or negotiations with any Person (other than with the Purchaser or any Person acting jointly or in concert with the Purchaser) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;
(c)	make a Change in Recommendation; or
(d)	accept, approve, endorse, recommend, enter into, or publicly propose to accept, approve, endorse, recommend or enter into, any agreement, understanding or arrangement (in each case, whether or not legally binding) in respect of any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal, other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3.
(2)	The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate, any solicitation, encouragement, discussion or negotiation commenced prior to the date of this Agreement with any Person (other than with the Purchaser) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, the Company will:
(a)	immediately discontinue access to and disclosure of all information, including any data room and any access to the properties, facilities, books and records of the Company or of any of its Subsidiaries; and
(b)	promptly, and in any event within two (2) Business Days of the date hereof, request (i) the return or destruction of all copies of any confidential information regarding the Company or any Subsidiary provided to any Person (other than the Purchaser) since January 1, 2024 in respect of a possible Acquisition Proposal, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any Subsidiary, using its commercially reasonable efforts to ensure that such requests are complied with in accordance with the terms of such rights.
(3)	The Company represents and warrants that it has not waived any confidentiality, standstill, or similar agreement or restriction applicable to another Person to which the Company or any of its Subsidiaries is a party, and further covenants and agrees that it shall (i) take all necessary action to enforce any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, covenant or restriction to which the Company or any Subsidiary is a party or may hereafter become a party in accordance with Section 5.3, and (ii) not release any Person from, or waive, amend, suspend or otherwise modify any Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, covenant or restriction to which the Company or any Subsidiary is a party without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), it being acknowledged that the automatic termination or release of any such agreement, restriction or covenant as a result of entering into this Agreement shall not be a violation of this Section 5.1.
5.2	Notification of Acquisition Proposals

If the Company or any of its Subsidiaries or any of its or their respective Representatives receives or otherwise become aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary in relation to a possible Acquisition Proposal, the Company shall promptly notify the Purchaser, at first orally, and then within 24 hours, in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request and unredacted copies of all documents or correspondence received in respect of, from or on behalf of any such Person. The Company shall keep the Purchaser promptly informed on a reasonable basis of the status and terms of material developments, discussions and negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and as promptly as reasonably practicable provide to the Purchaser unredacted copies of all documents or correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the terms of such correspondence between the Company and its Representatives and the Person making any such Acquisition Proposal, inquiry, proposal, offer or request and its Representatives.

5.3	Responding to an Acquisition Proposal

Notwithstanding Section 5.1, or any other agreement between the Parties or between the Company and any other Person, if, at any time prior to obtaining the Required Shareholder Approval, the Company receives a bona fide unsolicited written Acquisition Proposal, but subject to entering into a confidentiality and standstill agreement with such Person that contains a customary standstill provision and that is otherwise on terms that are not less favourable to the Company than those contained in the Confidentiality Agreement, a final executed copy of which shall be provided to the Purchaser prior to providing such Person with any such copies, access or disclosure, the Company and its Representatives may (i) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and (ii) provide copies of, access to or disclosure of information, properties, facilities, books or records of the Company or its Subsidiaries (and any such copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to the Purchaser), if and only if, in the case of both clauses (i) and (ii):

(1)	the Board first determines (based upon, amongst other things, the recommendation of the Special Committee) in good faith after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal;
(2)	such Person making the Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, nondisclosure, non-solicitation or similar agreement, restriction or covenant with the Company or any of its Subsidiaries; and
(3)	the Company has been, and continues to be, in compliance with its obligations under Article 5.
5.4	Right to Match
(1)	If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Required Shareholder Approval the Board may (based upon, amongst other things, the recommendation of the Special Committee), make a Change in Recommendation, if and only if:
(a)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant with the Company or any of its Subsidiaries;
(b)	the Company has been, and continues to be, in compliance with its obligations under Article 5;

(c)	the Company or its Representatives have delivered to the Purchaser a written notice of the determination of the Board (based upon, amongst other things, the recommendation of the Special Committee) that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to make a Change in Recommendation including a notice as to the value in financial terms that the Board has ascribed to any non-cash consideration offered under the Superior Proposal (the “Superior Proposal Notice”);
(d)	the Company or its Representatives have provided to the Purchaser a copy of the proposed definitive agreement for the Superior Proposal and all ancillary documentation and supporting materials (including any financing documents) provided to the Company in connection therewith;
(e)	at least five (5) full Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received a copy of all the materials referred to in Section 5.4(1)(d);
(f)	during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(3), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal; and
(g)	after the Matching Period, the Board has determined (based upon, amongst other things, the recommendation of the Special committee) in good faith (i) after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(3)) and (ii) after consultation with its outside legal counsel, that the failure by the Board to make a Change in Recommendation would be inconsistent with its fiduciary duties.
(2)	For greater certainty, notwithstanding any Change in Recommendation in accordance with Section 5.4(1), the Company shall cause the Company Meeting to occur and the Arrangement Resolution to be put to the Shareholders thereat for consideration in accordance with this Agreement, and the Company shall not submit to a vote of its Shareholders any Acquisition Proposal other than the Arrangement Resolution prior to the termination of this Agreement in accordance with its terms.
(3)	During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Board (and the Special Committee) shall, in consultation with the Company’s financial advisors and outside legal counsel, review any offer made by the Purchaser under Section 5.4(1)(f) to amend the terms of this Agreement and the Arrangement in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines (based upon, amongst other things, the recommendation of the Special Committee) that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.
(4)	Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new full five (5) Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice for the new Superior Proposal and the date on which the Purchaser received all of the materials referred to in Section 5.4(1)(d) with respect to such new Superior Proposal.

(5)	The Board and the Special Committee shall promptly, and in any event within three (3) Business Days from the Purchaser’s request to do so, reaffirm the Board Recommendation and the Special Committee Recommendation, as applicable, by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or publicly disclosed or the Board determines that a proposed amendment to the terms of this Agreement or the Plan of Arrangement as contemplated under Section 5.4(3) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its outside legal counsel.
(6)	If the Company provides a Superior Proposal Notice to the Purchaser on a date that is less than five (5) Business Days before the Company Meeting, the Company shall be entitled to, and the Company shall upon request by the Purchaser, postpone the Company Meeting to a date that is not more than 10 Business Days after the scheduled date of the Company Meeting but in any event the Company Meeting shall not be postponed to a date which would prevent the Effective Date from occurring on or prior to the Outside Date.
(7)	Nothing contained in this Agreement shall (i) prohibit the Board from complying with Section 2.17 of National Instrument 62-104 - Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal that it determines is not a Superior Proposal, provided that the Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of such circular or other disclosure and shall make all reasonable amendments as requested by the Purchaser and its counsel; (ii) prohibit the Company or the Board from (a) complying with Rules 14d-9 and 14e-2(a) under the Exchange Act or similar Laws under other Securities Laws, including a “stop, look and listen” communication (or any substantially similar communication) by the Board or the Special Committee, as applicable, to Shareholders pursuant to Rule 14d-9(f) under the Exchange Act, or (b) complying with Item 1012(a) of Regulation M-A under the Exchange Act; or (iii) prohibit the Company or the Board from calling and/or holding a meeting of Shareholders requisitioned by Shareholders in accordance with the BCBCA or taking any other action to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with Law; provided, however, in each case that, notwithstanding that the Board shall be permitted to make such disclosure, the Board shall not be permitted to make a Change in Recommendation other than as permitted by Section 5.4(1).
5.5	Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, the Company shall advise its Subsidiaries and its and their Representatives of the prohibitions set out in this Article 5, and any violation of the restrictions set forth in this Article 5 by the Company, its Subsidiaries or its or their Representatives will be deemed to be a breach of this Article 5 by the Company for which the Company will be responsible.

Article 6
CONDITIONS

6.1	Mutual Conditions Precedent

The Purchaser and the Company are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the mutual consent of the Purchaser and the Company:

(1)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Shareholders at the Company Meeting in accordance with the Interim Order.
(2)	Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.
(3)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.
(4)	Exchange Approval. The Stock Exchange Approval shall have been obtained and will be in force and shall not have been rescinded.
6.2	Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)	Representations and Warranties. The representations and warranties of the Company set forth (i) in Paragraphs (1) [Organization and Qualification], (2) [Corporate Authorization], (3) [Execution and Binding Obligation] and (5(a)) [Non-Contravention with Constating Documents], of Schedule C shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as if made as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date); (ii) in Paragraphs (6) [Capitalization], (8) [Subsidiaries] and (39) [Brokers] of Schedule C shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Effective Time, as if made as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), and (iii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as if made as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored); and the Company has delivered a certificate confirming same to the Purchaser, executed by any two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.
(2)	Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.
(4)	FDI Regulatory Approval. The FDI Regulatory Approval shall have been made, given or obtained and each is in force and has not been rescinded or modified.
6.3	Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)	Representations and Warranties. The representations and warranties of the Purchaser set forth in (i) Paragraphs (1) [Organization and Qualification], (2) [Corporate Authorization], (3) [Execution and Binding Obligation] and (5(a)) [Non-Contravention with Constating Documents] of Schedule D shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as if made as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), and (ii) the other representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except where the failure to be so true and correct in all respects, individually and in the aggregate, would not reasonably be expected to prevent or materially impede the consummation of the Arrangement; and the Purchaser has delivered a certificate confirming same to the Company, executed by any two (2) senior officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.
(2)	Performance of Covenants. The Purchaser has fulfilled or complied in all material respects with each of the covenants of the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Purchaser has delivered a certificate confirming same to the Company, executed by two (2) of its senior officers (in each case without personal liability) addressed to the Company and dated the Effective Date.
(3)	Deposit of Consideration. Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained herein in its favour (other than conditions which, by their nature, are only capable of being satisfied as of the Effective Time), the Purchaser shall have complied with its obligations in Section 2.8 and the Depositary shall have confirmed receipt of the funds and Purchaser Shares required to effect payment in full of the aggregate Consideration to be paid pursuant to the Arrangement.
6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released at the Effective Time. For greater certainty, and notwithstanding the terms of any escrow agreement entered into between the Purchaser and the Depositary, all funds held in escrow by the Depositary pursuant to Section 2.8 shall be deemed to be released from escrow, without any further act or formality required on the part of any Person, at the Effective Time.

Article 7
TERM AND TERMINATION

7.1	Term

This Agreement shall be effective from the date of this Agreement until the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms.

7.2	Termination
(1)	This Agreement may be terminated prior to the Effective Time by:
(a)	the mutual written agreement of the Parties; or
(b)	either the Company or the Purchaser if:
(i)	the Company Meeting is duly convened and held and the Arrangement Resolution is voted on by Shareholders and not approved by the Shareholders as required by the Interim Order provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the approval of the Shareholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;
(ii)	after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has used commercially reasonable efforts (or in respect of the Regulatory Approvals, the efforts required by Section 4.5 (to the extent within its control)), as applicable, to prevent, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement and provided further that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) if the enactment, making, enforcement or amendment of such Law has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or
(iii)	the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or
(c)	the Company if:
(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.3(1) [Purchaser Representations and Warranties Condition] or Section 6.3(2) [Purchaser Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.12(3); provided that any wilful breach shall be deemed to be incapable of being cured and provided further that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) [Company Representations and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied;

(d)	the Purchaser if:
(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) [Company Representations and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.12(3); provided that any wilful breach shall be deemed to be incapable of being cured and provided further that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) [Purchaser Representations and Warranties Condition] or Section 6.3(2) [Purchaser Covenants Condition] not to be satisfied;
(ii)	(A) the Board (with any interested directors abstaining) or the Special Committee fails to unanimously recommend or withdraws, amends, modifies or qualifies the Board Recommendation or the Special Committee Recommendation, as applicable, or publicly proposes or states its intention to do any of the foregoing; (B) the Board or the Special Committee accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal; (C) the Board or the Special Committee takes no position or remains neutral with respect to any publicly announced Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced Acquisition Proposal for a period of no more than five (5) Business Days following the public announcement of such Acquisition Proposal will not constitute a Change in Recommendation provided the Board or the Special Committee, as applicable, has rejected such Acquisition Proposal and affirmed the Board Recommendation or the Special Committee Recommendation, as applicable, by press release by the end of such five (5) Business Day period (or in the event that the Company Meeting is scheduled to occur within such five (5) Business Day period, by the end of the third (3rd) Business Day prior to the date of the Company Meeting)), (D) the Board or the Special Committee fails to publicly reaffirm by press release (without qualification) the Board Recommendation or the Special Committee Recommendation, as applicable, within five (5) Business Days after having been requested in writing by the Purchaser to do so (or in the event that the Company Meeting is scheduled to occur within such five (5) Business Day period, prior to the third (3rd) Business Day prior to the date of the Company Meeting) (in each of the cases set forth in Clause (A), (B), (C) or (D), a “Change in Recommendation”) (provided that (1) a “stop, look and listen” communication (or any substantially similar communication) by the Board or the Special Committee to the Shareholders pursuant to Rule 14d-9(f) under the Exchange Act, or (2) the Board or the Special Committee making a public announcement advising or encouraging the Shareholders to elect one form of Consideration over another as a result of the occurrence of a Purchaser Material Adverse Effect, will not constitute a Change in Recommendation), (E) the Board or the Special Committee accepts, approves, endorses or recommends to enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted in accordance with Section 5.3), or (F) the Company breaches Article 5 in any material respect; or
(iii)	since the date of this Agreement, there has occurred a Material Adverse Effect.
(2)	Subject to Section 4.12(3), if applicable, the Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a) [Mutual Agreement]) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

7.3	Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 4.13 shall survive for a period of six (6) years following such termination; and (b) in the event of termination under Section 7.2, Sections 2.4(5), 4.6(4), 4.6(5), 4.7(2), 4.9, 7.3 and 8.2 through to and including Section 8.15 and the provisions of the Confidentiality Agreement (in the case of the Confidentiality Agreement pursuant to the terms set out therein) shall survive, and provided further that no Party shall be relieved of any liability for its fraud or a wilful breach by such Party of this Agreement.

Article 8
GENERAL PROVISIONS

8.1	Amendments
(1)	This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may, subject to the Interim Order and Final Order and Laws:
(a)	change the time for performance of any of the obligations or acts of the Parties;
(b)	waive any inaccuracy or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;
(c)	waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or
(d)	waive compliance with or modify any mutual conditions contained in this Agreement.
8.2	Expenses
(1)	Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
(2)	If this Agreement is terminated:
(a)	by any Party pursuant to Section 7.2(1)(b)(i) [Failure to obtain Required Shareholder Approval], provided that a Change in Recommendation has not occurred and the failure to obtain the Required Shareholder Approval has not been caused by, and is not a result of, a breach by the Company of any of its representations or warranties or the failure of the Company to perform any of its covenants or agreements under this Agreement that would cause any condition in Section 6.2(1) [Company Representations and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.12(3); provided that any wilful breach shall be deemed to be incapable of being cured; or
(b)	by the Company pursuant to Section 7.2(1)(c)(i) [Purchaser Breach],

the Purchaser shall promptly reimburse the Company for actual and documented expenses incurred in connection with the transactions contemplated by this Agreement up to a maximum amount equal to $10,000,000 (the “Expense Reimbursement Amount”), by wire transfer of immediately available funds within two (2) Business Days of the termination of this Agreement.

(3)	If this Agreement is terminated:
(a)	by the Purchaser pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation, etc.];
(b)	by any Party pursuant to Section 7.2 in the event that (i) the Company Meeting is duly convened and held and the Required Shareholder Approval is not obtained; and (ii) prior to the Company Meeting, a Change in Recommendation occurs; or
(c)	the termination of this Agreement by the Purchaser pursuant to Section 7.2(1)(d)(i) [Company Breach],

the Company shall promptly reimburse the Purchaser for actual and documented expenses incurred in connection with the transactions contemplated by this Agreement up to a maximum amount equal to the Expense Reimbursement Amount, by wire transfer of immediately available funds within two (2) Business Days of the termination of this Agreement.

(4)	For greater certainty, in no event shall a Party be obligated to pay the Expense Reimbursement Amount on more than one occasion.
8.3	Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or email and addressed:

(a)	to the Company at:

TELUS International (Cda) Inc.
510 West Georgia St., Floor 5
Vancouver, British Columbia
V6B 0M3, Canada

Attention:	Michel Belec, SVP, CLO & Corporate Secretary
email:	Michel.belec@telusdigital.com

Osler, Hoskin & Harcourt LLP
1 First Canadian Place, Suite 6200
Toronto, ON M5X 1B8
Canada

Attention:	James R. Brown; Jeremy Fraiberg
email:	jbrown@osler.com; jfraiberg@osler.com

and with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton and Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

United States of America

Attention:	Adam Givertz; Ian Hazlett
email:	agivertz@paulweiss.com; ihazlett@paulweiss.com

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP
66 Wellington Street West, Suite 5300

Toronto ON, M5K 1E6
Canada

Attention:	Robert O. Hansen; Jennifer Longhurst
email:	rhansen@mccarthy.ca; jlonghurst@mccarthy.ca

(b)	to the Purchaser at:

TELUS Corporation
510 West Georgia Street, Floor 23

Vancouver, British Columbia
V6B 0M3, Canada

Attention:	Doug French, EVP & Chief Financial Officer
email:	doug.french@telus.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
1155 René-Lévesque Boulevard West
41st Floor
Montréal, QC H3B 3V2
Canada

Attention:	Peter Castiel; Amélie Métivier; Olivier Godbout
email:	PCastiel@stikeman.com; AMetivier@stikeman.com; OGodbout@stikeman.com and with a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling LLP

599 Lexington Avenue

New York, New York

10022

United States of America

Attention:	Lona Nallengara, Scott Petepiece, Sean Skiffington
email:	lona.nallengara@aoshearman.com; spetepiece@aoshearman.com; sean.skiffington@aoshearman.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by email, on the Business Day following the date of confirmation of transmission by the originating email. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

8.4	Time of the Essence

Time is of the essence in this Agreement.

8.5	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Party may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

8.6	Injunctive Relief
(1)	The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief, including specific performance, to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, including specific performance, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.
(2)	Each Party hereby agrees not to raise any objections to the availability of the equitable remedies provided for herein and the Parties further agree that (i) by seeking the remedies provided for in this Section 8.6, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including any monetary damages, provided that under no circumstances will a Party be entitled to both a grant of specific performance or other equitable remedies provided for in this Section 8.6 and any monetary damages), and (ii) nothing set forth in this Section 8.6 shall require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.6 prior or as a condition to exercising any termination right under this Agreement (and/or receipt of any amounts due in connection with such termination), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 8.6 or anything set forth in this Section 8.6 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms hereof, or pursue any other remedies under this Agreement that may be available then or thereafter.
8.7	Third Party Beneficiaries
(1)	Except as provided in Section 4.7(2), Section 4.9 and Section 4.13 which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.7 as the “Third Party Beneficiaries”), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.
(2)	Despite the foregoing, the Parties acknowledge to each of the Third Party Beneficiaries their direct rights against the applicable Party under Section 4.7(2), Section 4.9 and Section 4.13, which are intended for the benefit of, and shall be enforceable by, each Third Party Beneficiary, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as agent on their behalf, and agrees to enforce such provisions on their behalf.
8.8	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

8.9	Entire Agreement

This Agreement, together with the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

8.10	Successors and Assigns
(1)	This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company and the Purchaser and their respective successors and permitted assigns.
(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, the Company agrees that the Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that it shall continue to be liable jointly and severally with such affiliate for all of its obligations hereunder.
8.11	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.12	Governing Law
(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.
(2)	Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
8.13	Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

8.14	No Liability

No director or officer of the Purchaser or any of its Subsidiaries shall have any personal liability whatsoever to the Company or any third party beneficiary under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or any of its Subsidiaries. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

8.15	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by electronic copies) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement as of the date first written above.

TELUS INTERNATIONAL (CDA) INC.

By:
Authorized Signing Officer

TELUS CORPORATION

By:
Authorized Signing Officer

Schedule A
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“2021 Omnibus Long-Term Incentive Plan” means the Omnibus Long-Term Incentive Plan which became effective on the effective date of the Company’s initial public offering and was amended and restated effective May 15, 2025.

“2023 PSUs” means PSUs granted in the Company’s fiscal year ended December 31, 2023.

“2024-2025 PSUs” means PSUs granted in the Company’s fiscal years ended December 31, 2024 and 2025, excluding PFG PSUs.

“2025 RSUs” mean RSUs granted to Company Employees which vest in whole or in the Company’s fiscal year ending December 31, 2025.

“Affected Securities” means, collectively, the Shares and the Options.

“Aggregate Shares Elected” means the aggregate number of Purchaser Shares that would be issuable to Share Electing Shareholders and Combination Electing Shareholders before giving effect to the proration provision of Section 2.5.

“Arrangement” means an arrangement of the Company under section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with the terms of the Arrangement Agreement and Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement made as of September 1, 2025 among the Company and the Purchaser (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Company Meeting by Shareholders.

“BCBCA” means the Business Corporations Act (British Columbia).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario, Vancouver, British Columbia or New York, New York.

“Cash Consideration” means $4.50 in cash per Share.

“Closing” means the closing of the transactions contemplated by the Arrangement Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended and the Treasury Regulations.

“Combination Consideration” means consideration per Share consisting of 50% of the Cash Consideration and 50% of the Share Consideration.

“Combination Electing Shareholders” means Shareholders who have elected to receive the Combination Consideration in accordance with Section 2.4(1).

“Company” means TELUS International (Cda) Inc., a corporation incorporated under the laws of the Province of British Columbia.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Company Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.

“Consideration” means, subject to proration as set forth in Section 2.5, the Cash Consideration, the Share Consideration or the Combination Consideration, as set out in this Plan of Arrangement.

“Court” means the Supreme Court of British Columbia.

“Depositary” means such Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.

“Director RSUs” mean RSUs granted to directors of the Company which vest in the Company’s fiscal years ending December 31, 2026 and 2027.

“Dissent Rights” has the meaning specified in Section 3.1.

“Dissenting Holder” means a registered Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“DRS Advice” has the meaning ascribed thereto in Section 4.1(3).

“Effective Date” means the date on which the Closing occurs.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Election Deadline” has the meaning ascribed thereto in Section 2.4(4).

“Exchange Ratio” means 0.273.

“Exercise Price” means, in respect of each Option that (a) has an exercise price denominated in U.S. dollars, such U.S. dollar denominated exercise price; or (b) has an exercise price denominated in Canadian dollars, the U.S. Equivalent of such Canadian dollar denominated exercise price.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Governmental Entity” means (a) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign; (b) any subdivision or authority of any of the above; (c) any quasi-governmental or private body, including any agency or self-regulatory organization, exercising any regulatory, supervisory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) the Exchanges.

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“In the Money Amount” means in respect of an Option at any time, the amount, if any, by which the fair market value, at that time, of a Share subject to such Option exceeds the exercise price per Share under such Option.

“Incentive Securities” means, collectively, the Options, the RSUs and the PSUs.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Letter of Transmittal and Election Form” means the letter of transmittal and Election Form sent to holders of Shares for use in connection with the Arrangement.

“Lien” means any mortgage, charge, pledge, encumbrance, hypothec, lien, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, defect of title, restriction or adverse right, claim, option or lien (statutory or otherwise), in each case, whether contingent or absolute.

“Maximum Share Consideration” means an aggregate number of Purchaser Shares equal to (a) the number of Shares that are outstanding (excluding Shares in respect of which Dissent Rights have been exercised, and Shares held by the Purchaser and affiliates of the Purchaser) immediately prior to the Effective Time, multiplied by (b) the Share Consideration multiplied by (c) 0.25.

“Multiple Voting Shares” means the multiple voting shares in the capital of the Company.

“Non-Specified RSU” means all RSUs other than Specified RSUs.

“Options” means all the outstanding options to purchase Subordinate Voting Shares pursuant to the 2021 Omnibus Long-Term Incentive Plan.

“Parties” means, collectively, the Company and the Purchaser and “Party” means either one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity, whether or not having legal status.

“PFG PSUs” means PSUs granted on September 16, 2024 under the Company’s “Passion for Growth Awards” program.

“Plan of Arrangement” means this plan of arrangement proposed under section 288 of the BCBCA, and any amendments or variations made in accordance with the Arrangement Agreement and Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“PSUs” means the performance share units of the Company granted under the 2021 Omnibus Long-Term Incentive Plan.

“Purchaser” means TELUS Corporation, a corporation existing under the laws of the Province of British Columbia.

“Purchaser Share Price” means $16.49.

“Purchaser Shares” means, collectively, the common shares in the capital of the Purchaser.

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“Replacement Option” has the meaning ascribed thereto in Section 2.3(3).

“Replacement Option Exercise Price” has the meaning ascribed thereto in Section 2.3(3).

“RSUs” means the restricted share units of the Company granted under the 2021 Omnibus Long-Term Incentive Plan.

“Share Consideration” means 0.273 of a Purchaser Share for each Share.

“Share Electing Shareholders” has means Shareholders who have elected to receive the Share Consideration in accordance with Section 2.4(1).

“Share Proration Factor” means the result obtained by dividing the Maximum Share Consideration by the Aggregate Shares Elected.

“Shareholders” means the registered and/or beneficial holders of Shares, as the context requires.

“Shares” means the Multiple Voting Shares and the Subordinate Voting Shares and includes, for greater certainty, any Shares issued upon the settlement of Incentive Securities.

“Specified RSUs” means the 2025 RSUs and the Director RSUs.

“Subordinate Voting Shares” means the subordinate voting shares in the capital of the Company.

“Surviving 2023 PSU” has the meaning ascribed thereto in Section 2.3(5)(a).

“Surviving 2024-2025 PSU” has the meaning ascribed thereto in Section 2.3(5)(b).

“Surviving PFG PSU” has the meaning ascribed thereto in Section 2.3(5)(c).

“Surviving PSU” has the meaning ascribed thereto in Section 2.3(5)(c).

“Surviving RSU” has the meaning ascribed thereto in Section 2.3(4).

“Tax” or “Taxes” means (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies, escheat and other charges or assessments of any kind whatsoever imposed by any Governmental Entity and any amounts owing or refunds owing under section 125.7 of the Tax Act, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b); and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of any obligation to indemnify any other Person or as a result of being a “transferee” (within the meaning of section 160 of the Tax Act or any other Laws) of another taxpayer or entity or a member of a related, successor, non-arm’s length, affiliated or combined group.

“Tax Act” means the Income Tax Act (Canada).

“U.S. Equivalent” means, in respect of each Option that has an exercise price denominated in Canadian dollars, the amount of such exercise price expressed in U.S. dollars calculated on the basis of the daily exchange rate posted by the Bank of Canada for conversions of Canadian dollars to U.S. dollars on the Business Day immediately preceding the Effective Date.

“U.S. Securities Laws” means the United States Securities Act of 1933, the United States Securities Exchange Act of 1934 and applicable U.S. state securities laws, together with the rules and regulations thereunder.

1.2	Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(1)	Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.
(2)	Currency. All references to dollars or to $ are references to U.S. dollars, unless specified otherwise.

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(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.
(4)	Certain Phrases, etc. The words (a) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (b) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (c) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.
(5)	Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.
(6)	Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.
(7)	Time References. References to time herein or in any Letter of Transmittal and Election Form are to local time, Toronto, Ontario.

Article 2
THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, at the Effective Time, will become effective, and be binding on the Purchaser, the Company, all registered and beneficial owners of Shares and Incentive Securities including Dissenting Holders, the registrar and transfer agent of the Company, the Depositary and all other Persons, at and after, the Effective Time without any further act or formality required on the part of any Person.

2.3	Arrangement

At the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five-minute intervals starting at the Effective Time:

(1)	each of the Shares held by Dissenting Holders in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further act or formality to the Purchaser, and:
(a)	such Dissenting Holders shall cease to be the holders of such Shares and to have any rights as Shareholders other than the right to be paid fair value by the Purchaser for such Shares as set out in Section 3.1;

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(b)	such Dissenting Holders’ names shall be removed from the registers of holders of Shares maintained by or on behalf of the Company; and
(c)	the Purchaser shall be deemed to be the transferee of such Shares, and shall be entered in the register of Shares maintained by or on behalf of the Company and shall be deemed to be the legal and beneficial owner thereof;
(2)	each Share outstanding immediately prior to the Effective Time, other than Shares held by a Dissenting Holder who has validly exercised such holder’s Dissent Rights or by the Purchaser, shall, without any further action by or on behalf of a Shareholder, be deemed to be assigned and transferred by the holder thereof to the Purchaser in exchange for the applicable Consideration, in each case in accordance with the election or deemed election of Shareholders pursuant to Section 2.4(3), and:
(a)	the holders of such Shares shall cease to be the holders of such Shares and to have any rights as holders of such Shares other than the right to be paid the applicable Consideration in accordance with this Plan of Arrangement;
(b)	such holders’ names shall be removed from the register of the Shares maintained by or on behalf of the Company; and
(c)	the Purchaser shall be deemed to be the transferee of such Shares and shall be entered in the register of the Shares maintained by or on behalf of the Company;
(3)	Options.

(a)	each Option outstanding immediately prior to the Effective Time that has not been duly exercised (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by the holder thereof to the Company in exchange for an option granted by the Purchaser (each, a “Replacement Option”) entitling the holder thereof to purchase from the Purchaser that number of Purchaser Shares equal to: (a) the Exchange Ratio multiplied by (b) the number of Subordinate Voting Shares subject to such Option immediately prior to the Effective Time, provided that if the foregoing would result in the issuance of a fraction of a Purchaser Share on any particular exercise of Replacement Options, then the number of Purchaser Shares otherwise purchasable shall be rounded down to the nearest whole number of Purchaser Shares (with all future exercises that are effected concurrently by a holder of Replacement Options being aggregated before any such reduction is effected); and which Replacement Option shall (i) provide for an exercise price for each whole Purchaser Share (the “Replacement Option Exercise Price”) that may be purchased under such Replacement Option (rounded up to the nearest whole cent) equal to: (x) the exercise price per Subordinate Voting Share otherwise purchasable pursuant to such Option immediately prior to the Effective Time, divided by (y) the Exchange Ratio, provided that the aggregate exercise price payable on any exercise of Replacement Options shall be rounded up to the nearest whole cent (with all future exercises that are effected concurrently by a holder of Replacement Options being aggregated before any such increase is effected), and (ii) be issued under and governed by the 2021 Omnibus Long-Term Incentive Plan, and all terms and conditions of a Replacement Option, including the term to expiry or vesting, conditions to and manner of exercise or settlement, and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to this Section 2.3(3)(a), be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the Option for which it was exchanged, and the grant agreement previously evidencing such Option shall thereafter evidence and be deemed to evidence such Replacement Option. Notwithstanding the foregoing: (A) if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act in respect of the exchange of an Option for a Replacement Option pursuant to this Section 2.3(3)(a), the Replacement Option Exercise Price shall automatically be, and shall be deemed to be, adjusted, by the amount, and only to the extent, necessary to ensure that the In the Money Amount of the Replacement Option immediately after the exchange does not exceed the In the Money Amount of the Option to which such Replacement Option relates immediately before the exchange; (B) for any Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, it is intended that such adjustment described in prong (A) of this Section 2.3(3)(a) will comply with Treasury Regulation Section 1.424(1)(a); and (C) for any Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment described in prong (A) of this Section 2.3(3)(a) will be implemented in a manner intended to comply with Section 409A of the Code.

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(4)	RSUs.
(a)	each Specified RSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by the holder thereof to the Company in exchange for an amount in cash from the Company equal to the Cash Consideration, in each case with such amounts to be paid to the applicable holders in accordance with Section 4.1(2) less any applicable withholdings pursuant to Section 4.3, and each such Specified RSU shall immediately be cancelled and all of the Company’s obligations with respect to each such Specified RSU shall be deemed to be fully satisfied.
(b)	each Non-Specified RSU outstanding immediately prior to the Effective Time (whether vested or unvested) (a “Surviving RSU”), shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall thereafter entitle the holder thereof to receive, for no additional consideration, such number of Purchaser Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such Non-Specified RSU immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares; such Surviving RSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan, and all terms and conditions of a Surviving RSU, including the term to expiry or vesting, conditions to and manner of settlement (including, as specified in the applicable grant agreement, the right to receive Purchaser Shares, the cash equivalent thereof, or a combination of both upon settlement at the election of the Purchaser), and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to this Section 2.3(4)(b), be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the Non-Specified RSU, and the grant agreement previously evidencing such Non-Specified RSU shall thereafter evidence and be deemed to evidence such Surviving RSU; for purposes of applicable U.S. Securities Laws, such Non-Specified RSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving RSUs;
(5)	PSUs.

(a)	each 2023 PSU outstanding immediately prior to the Effective Time (whether vested or unvested) (each a “Surviving 2023 PSU” and collectively, the “Surviving 2023 PSUs”), shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall thereafter entitle the holder thereof to receive, for no additional consideration, such number of Purchaser Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such 2023 PSU immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares; such Surviving 2023 PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan, and all terms and conditions of a Surviving 2023 PSU, including the term to expiry or vesting (including any applicable performance criteria and/or other vesting conditions, but subject to such adjustments as the Board may deem fair and reasonable as a result of the completion of the Arrangement), conditions to and manner of settlement (including, as specified in the applicable grant agreement, the right to receive Purchaser Shares, the cash equivalent thereof, or a combination of both upon settlement at the election of the Purchaser), and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to this Section 2.3(5)(a), be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the 2023 PSU, and the grant agreement previously evidencing such 2023 PSU shall thereafter evidence and be deemed to evidence such Surviving 2023 PSU; for purposes of applicable U.S. Securities Laws, such 2023 PSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving 2023 PSUs; and

(b)	each 2024-2025 PSU outstanding immediately prior to the Effective Time (whether vested or unvested) (each a “Surviving 2024-2025 PSU” and collectively, the “Surviving 2024-2025 PSUs”), shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall thereafter entitle the holder thereof to receive, for no additional consideration, such number of Purchaser Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such 2024-2025 PSU immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares; such Surviving 2024-2025 PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan, and all terms and conditions of a Surviving 2024-2025 PSU, including the term to expiry or vesting, conditions to and manner of settlement (including, as specified in the applicable grant agreement, the right to receive Purchaser Shares, the cash equivalent thereof, or a combination of both upon settlement at the election of the Purchaser), and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to this Section 2.3(5)(b), be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the 2024-2025 PSU, provided, however, that, in accordance with the terms of the 2021 Omnibus Long Term Incentive Plan, (i) any performance vesting criteria and multipliers in respect of the Company’s “Relative TSR” (within the meaning of the applicable grant agreement in respect of such 2024-2025 PSU) shall be deemed inapplicable and (ii) any performance vesting criteria and multipliers in respect of the Company’s “Organic Revenue Growth” targets (within the meaning of the applicable grant agreement in respect of such 2024-2025 PSU) shall be amended in accordance with Company’s budget approved by the Board, and the grant agreement previously evidencing such 2024-2025 PSU shall thereafter evidence and be deemed to evidence such Surviving 2024-2025 PSU; for purposes of applicable U.S. Securities Laws, such 2024-2025 PSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving 2024-2025 PSUs;

(c)	each PFG PSU outstanding immediately prior to the Effective Time (whether vested or unvested) (each a “Surviving PFG PSU” and collectively, the “Surviving PFG PSUs” and, together with the Surviving 2023 PSUs and the Surviving 2024-2025 PSUs, the “Surviving PSUs”), shall, substantially in accordance with the terms of the 2021 Omnibus Long-Term Incentive Plan, remain outstanding and shall thereafter entitle the holder thereof to receive, for no additional consideration, such number of Purchaser Shares (or the cash equivalent thereof, and less any applicable withholdings) as is equal to: (a) that number of Subordinate Voting Shares that were issuable upon the vesting of such PFG PSU immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares; such Surviving PFG PSU shall be governed by the 2021 Omnibus Long-Term Incentive Plan, and all terms and conditions of a Surviving PFG PSU, including the term to expiry or vesting, conditions to and manner of settlement (including, as specified in the applicable grant agreement, the right to receive Purchaser Shares, the cash equivalent thereof, or a combination of both upon settlement at the election of the Purchaser), and any terms governing the effect of termination of a holder’s employment or engagement, shall, subject to this Section 2.3(5)(c), be the same as set out in the 2021 Omnibus Long-Term Incentive Plan and the applicable grant agreement of the PFG PSU, provided, however, that, in accordance with the terms of the 2021 Omnibus Long Term Incentive Plan, all performance vesting criteria and multipliers in respect of each such Surviving PFG PSU shall be deemed to be inapplicable, such that each such Surviving PFG PSU shall only be subject to the time-based vesting criteria applicable thereto immediately prior to the Effective Time, the vesting period of such Surviving PFG PSU shall be extended to on or about November 20, 2027, and the grant agreement previously evidencing such PFG PSU shall thereafter evidence and be deemed to evidence such Surviving PFG PSU; for purposes of applicable U.S. Securities Laws, such PFG PSUs outstanding immediately prior to the Effective Time shall be deemed to be exchanged for such Surviving PFG PSUs; and

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(6)	(a) each holder of Non-Specified RSUs or PSUs shall cease to be a holder of such Non-Specified RSUs and PSUs and shall be deemed to be the holder of Surviving RSUs or Surviving PSUs, in each case as of the times specified in Sections 2.3(4), or 2.3(5), as applicable, and (b) any and all other awards or similar agreements relating to the Non-Specified RSUs and PSUs shall be terminated and shall be of no further force and effect.]

2.4	Election Mechanics

With respect to the transfer and assignment of Shares effected pursuant to Section 2.3(2):

(1)	each Shareholder (other than a Dissenting Holder and other than the Purchaser) may elect to receive, in respect of all of its Shares transferred, either the Cash Consideration, the Share Consideration or the Combination Consideration, subject to proration as set forth in Section 2.5 and rounding and fractional adjustments as set forth in Section 2.7;
(2)	such election, as provided for in Section 4.1(3), shall be made by depositing with the Depositary, on or prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Shareholder’s election, together with, as applicable, any certificates representing such Shares;
(3)	any Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form on or prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 2.3(3) and the Letter of Transmittal and Election Form (including Shareholders who duly exercise Dissent Rights but are ultimately not entitled, for any reason, to be paid fair value for Shares in respect of which they have exercised Dissent Rights), shall be deemed to have elected to receive, for each Share, the Combination Consideration for such Share;
(4)	Letters of Transmittal and Election Forms must be received by the Depositary on or before the date that is three (3) Business Days prior to the date of the Company Meeting (the “Election Deadline”), unless otherwise agreed in writing by the Purchaser and the Company; and
(5)	any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Shareholder.

2.5	Proration

With respect to the transfer and assignment of Shares effected pursuant to Section 2.3(2):

(1)	The maximum number of Purchaser Shares that may, in the aggregate, be issued to the Shareholders in consideration for their Shares (excluding Shares in respect of which Dissent Rights have been exercised and Shares held by the Purchaser and affiliates of the Purchaser) shall not exceed the Maximum Share Consideration; and

(2)	if the Aggregate Shares Elected exceeds the Maximum Share Consideration, the number of Purchaser Shares issuable to the Share Electing Shareholders and the Combination Electing Shareholders shall be limited to the Maximum Share Consideration and shall be allocated pro rata among such Share Electing Shareholders and Combination Electing Shareholders by multiplying, in each case, (i) the number of Purchaser Shares such Share Electing Shareholder or Combination Electing Shareholder would have, absent the application of this Section 2.5(2), received by (ii) the Share Proration Factor, and each such Share Electing Shareholder and Combination Electing Shareholder shall receive cash as consideration for the balance of the Purchaser Shares to which such Share Electing Shareholder or Combination Electing Shareholder would otherwise have been entitled and which exceeds the Purchaser Shares so allocated to such Share Electing Shareholder or Combination Electing Shareholder (calculated by valuing each Purchaser Share at the Purchaser Share Price), subject to rounding and fractional adjustments as set forth in Section 2.7.

2.6	No Section 85 Election

The Purchaser does not intend to, and shall not be required to, execute or file any joint income tax election pursuant to subsection 85(1) or subsection 85(2) of the Tax Act, or any analogous provision of provincial income tax law, with any Shareholder receiving Purchaser Shares as consideration for the sale of their Shares pursuant to this Plan of Arrangement.

2.7	No Fractional Purchaser Shares and Rounding of Cash Consideration.
(1)	In no event shall any Shareholder be entitled to receive a fractional Purchaser Share under this Plan of Arrangement. Where the aggregate number of Purchaser Shares to be issued to a Shareholder as consideration under this Plan of Arrangement would result in a fraction of a Purchaser Share being issuable (a) the number of Purchaser Shares to be issued to such Shareholder shall be rounded down to the closest whole number; and (b) such Shareholder shall receive a cash payment (rounded down to the nearest whole $0.01) equal to the product of the (i) Purchaser Share Price; and (ii) the fractional Purchaser Share amount.
(2)	If the aggregate cash amount a Shareholder is entitled to receive under the Arrangement would otherwise include a fraction of $0.01, then the aggregate cash amount such Shareholder shall be entitled to receive shall be rounded down to the nearest whole $0.01.
2.8	Adjustment to Share Consideration

In the event that, after the date of the Arrangement Agreement and prior to the Closing, the Purchaser changes the number of Purchaser Shares issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution, recapitalization, subdivision, or other similar transaction, the Share Consideration shall be equitably adjusted to eliminate the effects of such event on the Share Consideration.

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Article 3
RIGHTS OF DISSENT

3.1	Rights of Dissent

Registered Shareholders as of the record date of the Company Meeting who are registered Shareholders prior to the deadline for exercising dissent rights may exercise dissent rights with respect to all Shares held by such holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in section 242 and 247 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 3.1; provided that, notwithstanding section 242 of the BCBCA, the written objection to the Arrangement Resolution setting forth the objection of such registered Shareholders to the Arrangement and exercise of Dissent Rights must be received by the Company not later than 5:00 p.m. (Toronto time) two (2) Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Holders who duly exercise their Dissent Rights shall be deemed to have transferred the Shares held by them to the Purchaser, as provided in Section 2.3(1) and if they:

(1)	ultimately are entitled to be paid fair value for such Shares: (a) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(1)); (b) will be entitled to be paid the fair value of such Shares, less any applicable withholdings, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the Business Day before the Arrangement Resolution was adopted; and (c) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights; or
(2)	ultimately are not entitled, for any reason, to be paid fair value for their Shares, shall be deemed to have participated in the Arrangement on the same basis as non-dissenting holders of Shares who did not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline (and shall be deemed to have elected to receive the Combination Consideration for all Shares held).
3.2	Recognition of Dissenting Holders
(1)	In no circumstances shall the Purchaser or the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person (a) as of the record date of the Company Meeting and as of the deadline for exercising Dissent Rights, is the registered holder of those Shares in respect of which such rights are sought to be exercised; (b) has voted or instructed a proxyholder to vote such Shares against the Arrangement Resolution; and (c) has strictly complied with the procedures for exercising Dissent Rights and has not withdrawn such dissent prior to the Effective Time.
(2)	For greater certainty, in no case shall the Purchaser or the Company or any other Person be required to recognize Dissenting Holders as holders of Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.3(1), and the names of such Dissenting Holders shall be removed from the registers of holders of Shares at the same time as the event described in Section 2.3(1) occurs. In addition to any other restrictions under the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (a) holders of Incentive Securities; and (b) Shareholders who vote or have instructed a proxyholder to vote Shares in favour of the Arrangement Resolution.

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(3)	Shareholders who withdraw, or are deemed to withdraw, their right to exercise Dissent Rights shall be deemed to have participated in the Arrangement, as of the Effective Time, and shall be deemed to have elected to receive the Combination Consideration for all Shares held.

Article 4
CERTIFICATES AND PAYMENTS

4.1	Payment of Consideration
(1)	At or before the Closing, the Purchaser shall deposit, or arrange to be deposited for the benefit of Shareholders (other than Dissenting Holders): (a) Purchaser Shares to satisfy the aggregate Share Consideration and the share component of any Combination Consideration payable to Shareholders; and (b) sufficient funds to satisfy the aggregate Cash Consideration and the cash component of any Combination Consideration payable to Shareholders, in each case as required by this Plan of Arrangement, which Purchaser Shares and funds shall be held by the Depositary in escrow as agent and nominee for such Shareholders.
(2)	As soon as practicable after the Effective Date, the Company shall deliver, or cause to be delivered, to each holder of Specified RSUs as reflected on the register maintained by or on behalf of the Company in respect of Incentive Securities, a cheque or cash payment (or process the payment through the Company’s payroll systems or such other means as the Company may elect) representing the amount, if any, which such holder of Specified RSUs has the right to receive under this Plan of Arrangement for such Specified RSUs, less any amount withheld pursuant to Section 4.3.
(3)	Upon surrender to the Depositary for cancellation of a direct registration statement (DRS) advice (a “DRS Advice”) or a certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 2.3(2), as applicable, together with a duly completed and executed Letter of Transmittal and Election Form and such additional documents and instruments as the Depositary may reasonably require and such other documents and instruments as would have been required to effect such transfer under the BCBCA, the Securities Transfer Act (British Columbia) and the Constating Documents of the Company after giving effect to Section 2.3(2), the former registered holder of the Shares represented by such surrendered DRS Advice or certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Consideration which such holder has the right to receive under this Plan of Arrangement for such Shares, without interest, less any amounts withheld pursuant to Section 4.3, and any DRS Advice or certificate so surrendered shall forthwith be cancelled.
(4)	Until surrendered as contemplated by this Section 4.1, each DRS Advice or certificate that immediately prior to the Effective Time represented Shares, shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration which the holder is entitled to receive in lieu of such DRS Advice or certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such DRS Advice or certificate formerly representing Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature against or in the Company or the Purchaser. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser, and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.
(5)	Any payment made by the Depositary (or the Company or any of its Subsidiaries, as applicable) pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Company or any of its Subsidiaries, as applicable) or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Affected Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

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(6)	No Shareholder or holder of Specified RSUs shall be entitled to receive any Consideration with respect to Shares or cash payment with respect to Specified RSUs other than the Consideration or the cash payment which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith other than, in respect of Shares, any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to any securities of the Company with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered DRS Advice or certificate which, immediately prior to the Effective Date, represented outstanding Shares that were transferred pursuant to Section 2.3.
(7)	No dividend or other distribution declared or made after the Effective Time with respect to Purchaser Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered DRS Advice or certificate that, immediately prior to the Effective Time, represented outstanding Shares that were transferred pursuant to Section 2.3, unless and until the holder of such DRS Advice or certificate shall have complied with the provisions of this Section 4.1. Subject to applicable Law and to this Section 4.1 at the time of such compliance, there shall, in addition to the delivery of the Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to the Purchaser Shares to which such holder is entitled in respect of such holder’s Consideration, net of any applicable withholding and other Taxes.
4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the register of holders of Shares maintained by or on behalf of the Company, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration which such holder is entitled to receive for such Shares under this Plan of Arrangement. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (each acting reasonably) in such sum as the Purchaser may direct (acting reasonably), or otherwise indemnify the Purchaser and the Company in a manner satisfactory to Purchaser and the Company, each acting reasonably, against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Withholding Rights

The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any Person under this Plan of Arrangement (including any amounts payable pursuant to Section 3.1), such amounts as the Purchaser, the Company or the Depositary, as applicable, are required to deduct and withhold, or reasonably determines are required to be deducted and withheld, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted and withheld from the amount otherwise payable or deliverable pursuant to this Plan of Arrangement, remitted to the relevant Governmental Entity, and shall be treated for all purposes under this Plan of Arrangement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.

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Each of the Purchaser, the Company or the Depositary that makes a payment to any Shareholder under this Plan of Arrangement shall be authorized to sell or otherwise dispose of such portion of Purchaser Shares otherwise issuable to such Shareholder (if any) as is necessary to provide sufficient funds to enable it to comply with its deducting or withholding requirements and such party shall notify the applicable Shareholder and remit any unapplied balance of the net proceeds of such sale to such Shareholder (after deduction for (a) the amounts required to satisfy the required withholding under the Plan of Arrangement in respect of such Person; (b) reasonable commissions payable to the broker; and (c) other reasonable costs and expenses). None of the Purchaser, the Company or the Depositary will be liable for any loss arising out of any sale of such Purchaser Shares, including any loss relating to the manner or timing of such sales, the prices at which the Purchaser Shares are sold or otherwise.

If the Purchaser determines that it is required to deduct or withhold under this section from any amount otherwise payable or deliverable to any Person, it shall make reasonable efforts to notify the Company in writing prior to the Effective Time of its intention to withhold.

4.4	Interest

Under no circumstances shall interest accrue or be paid by the Purchaser, the Company or any of its Subsidiaries, the Depositary or any other Person to Shareholders or other Persons depositing DRS Advices or certificates pursuant to this Plan of Arrangement in respect of Shares, regardless of any delay in making any payment contemplated hereunder.

4.5	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

4.6	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Affected Securities issued or outstanding prior to the Effective Time; (b) the rights and obligations of the Shareholders (registered or beneficial), the Company, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted, other than claims that are the subject of court proceedings instituted prior to the Effective Time and still ongoing as of the Effective Time) based on or in any way relating to any securities of the Company, including the Affected Securities, shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

Article 5
AMENDMENTS

5.1	Amendments to Plan of Arrangement
(1)	The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (a) set out in writing; (b) approved by the Company and the Purchaser, each acting reasonably; (c) filed with the Court and, if made following the Company Meeting, approved by the Court; and (d) communicated to the Shareholders if and as required by the Court.
(2)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
(3)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (a) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably); and (b) if and as required by the Court, after communication to the Shareholders.

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(4)	Notwithstanding anything to the contrary contained herein, any amendment, modification or supplement to this Plan of Arrangement may be made by the Company and the Purchaser at any time and from time to time without the approval of or communication to the Court or the Shareholders, provided that each such amendment, modification and/or supplement concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature or required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Shareholders.
5.2	Termination

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

Article 6
FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

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Schedule B
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”) of TELUS International (Cda) Inc. (the “Company”), pursuant to the arrangement agreement (as it may from time to time be amended, modified or supplemented, the “Arrangement Agreement”) among the Company and TELUS Corporation dated September 1, 2025, all as more particularly described and set forth in the management information circular of the Company dated September ●, 2025 (the “Circular”), accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms), and all transactions contemplated thereby are hereby authorized, approved and adopted.
2.	The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in Appendix ● to the Circular, is hereby authorized, approved and adopted.
3.	The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.
4.	The Company be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).
5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered to, at their discretion, without notice to or approval of the shareholders of the Company: (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.
6.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver such records, documents and information as are necessary or desirable to the Registrar of Companies under the BCBCA in accordance with the Arrangement Agreement for filing.
7.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

Schedule C
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.	Organization and Qualification. The Company and each of its Subsidiaries is a corporation or other entity duly incorporated or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has the requisite power and capacity to own and lease its assets and properties and conduct its business as now conducted. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries is duly registered to carry on business in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or operated by it, or the nature of its activities make such registration necessary.
2.	Corporate Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and (subject to obtaining approval of the Shareholders of the Arrangement Resolution in the manner required by the Interim Order and Law and approval of the Court) to perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by the Company of the Arrangement and the other transactions contemplated hereby have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than approval by the Board of the Company Circular, approval by the Shareholders in the manner required by the Interim Order and Law and approval by the Court.
3.	Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
4.	Governmental Authorization. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries other than: (a) the Interim Order; (b) the Final Order; (b) filings under the BCBCA; (d) customary filings with the Securities Authorities and the Exchanges; and (e) any Authorizations or Regulatory Approvals which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect.
5.	Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (or would not, with the giving of notice, the lapse of time or the happening of any other event or condition (or combination thereof)):
(a)	contravene, conflict with, or result in any violation or breach of or allow any Person to exercise any rights under any of the terms or provisions of the Company’s Constating Documents or the Constating Documents of any of its Subsidiaries;
(b)	assuming receipt of the Authorizations or Regulatory Approvals, filings and notices referred to in Paragraph 4 of this Schedule C, contravene, conflict with or result in a violation or breach of any Law;

(c)	except as set out in Section 5(c) of the Company Disclosure Letter, require any consent or approval by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other similar restriction or limitation) under, any Contract or any Authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; or
(d)	result in the creation or imposition of any Lien upon any of the properties or assets of the Company or its Subsidiaries;

except, in the case of each of clauses (c) and (d), as would not, individually or in the aggregate, have a Material Adverse Effect.

6.	Capitalization.
(a)	The authorized capital of the Company consists of (i) an unlimited number of Multiple Voting Shares, of which 164,381,876 Multiple Voting Shares were issued and outstanding as of the date of this Agreement; (ii) an unlimited number of Subordinate Voting Shares, of which 114,261,144 Subordinate Voting Shares were issued and outstanding as of the close of business on August 27, 2025; and (iii) an unlimited number of preferred shares, issuable in series, of which none were issued and outstanding as of the date of this Agreement. All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable. No Shares have been issued in violation of any Law or any pre-emptive or similar rights applicable to them. Other than the Shares, there are no securities or other instruments or obligations of the Company or any of its Subsidiaries that carry the right to vote generally with the Shareholders on any matter.
(b)	As of September 1, 2025 there were 5,076,971 Subordinate Voting Shares issuable upon exercise of outstanding Options, 6,349,016 Subordinate Voting Shares issuable upon settlement of outstanding PSUs (assuming achievement of performance metrics at maximum levels of achievement), if all such PSUs were settled through the issuance of newly-issued Subordinate Voting Shares and 12,103,007 Subordinate Voting Shares issuable upon settlement of outstanding RSUs, if all such RSUs were settled through the issuance of newly-issued Subordinate Voting Shares. Section 6(b) of the Company Disclosure Letter contains a complete and accurate list of all issued and outstanding Incentive Securities, with details regarding the date of grant, the holder thereof, the performance criteria and multiples for any PSUs, the number of Subordinate Voting Shares issuable therefor, to the extent applicable, and, in respect of Options, the applicable exercise price thereof, in each case as of the close of business on the Business Day prior to the date of this Agreement. The 2021 Omnibus Long-Term Incentive Plan and the issuance of securities under the 2021 Omnibus Long-Term Incentive Plan (including, as applicable, the Incentive Securities) have been duly authorized by the Board and have been issued in compliance with Law (including Securities Laws) and the terms of the 2021 Omnibus Long-Term Incentive Plan, and all Subordinate Voting Shares issuable upon the settlement or exercise of Incentive Securities have been duly authorized and, upon issuance, shall be validly issued as fully paid and non-assessable. There are no accrued or unpaid dividends or dividend equivalent rights with respect to any Incentive Securities that are not reflected in Section 6(b) of the Company Disclosure Letter.
(c)	Except for (i) the rights under the 2021 Omnibus Long-Term Incentive Plan, including outstanding Incentive Securities, (ii) as set out in Section 6(c) of the Company Disclosure Letter, and (iii) pursuant to any Contract or arrangement between the Company and the Purchaser or its Subsidiaries (other than the Company and its Subsidiaries), there are no:

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(i)	options, equity-based awards, warrants, conversion, pre-emptive, call, redemption, repurchase, share appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind (including any shareholder rights plan or poison pill) to which the Company or any of its Subsidiaries are a party that obligate or may obligate the Company or any of its Subsidiaries to, directly or indirectly, issue, transfer or sell any securities of the Company or of any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Company or of any of its Subsidiaries;
(ii)	obligations of the Company or of any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or of any of its Subsidiaries, or qualify or register securities for public distribution in Canada, the United States or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Company or of any of its Subsidiaries;
(iii)	rights that are linked in any way to the price of any securities of, or to the value of or of any part of, or to any dividends or distributions paid on any securities of, the Company or any of its Subsidiaries, other than the rights of Shareholders to dividends; or
(iv)	notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Shares on any matter.
7.	Shareholders’ and Similar Agreements. Except as set out in Section 7 of the Company Disclosure Letter, and other than agreements with the Purchaser and its Subsidiaries (other than the Company and its Subsidiaries), neither the Company nor any of its Subsidiaries is subject to, or affected by, any unanimous shareholders agreement involving a Person other than the Company or any of its Subsidiaries and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Company or of any of its Subsidiaries other than as between the Company and any of its wholly-owned Subsidiaries or pursuant to which any Person other than the Company or any of its Subsidiaries may have any right or claim in connection with any existing or past equity interest in the Company or in any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, other than the Support and Voting Agreements and except as set out in Section 7 of the Company Disclosure Letter, there are no irrevocable proxies or voting Contracts with respect to any securities issued by the Company or any of its Subsidiaries.
8.	Subsidiaries.
(a)	Except as set out in Section 8(a) of the Company Disclosure Letter, the Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests, directly or indirectly, of each of its Subsidiaries, free and clear of any Liens, other than Permitted Liens and all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any applicable Law, the Constating Documents of the applicable Subsidiary or any pre-emptive or similar rights. Except for the shares or other equity interests owned by the Company in any Subsidiary, the Company does not own, beneficially or of record, any equity or any voting interests of any kind in any other Person.
(b)	There are no Contracts, arrangements or restrictions that require the Subsidiaries to issue, sell or deliver any equity securities, or any securities convertible into or exchangeable for, any equity securities.

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9.	Securities Law Matters. The Company is a “reporting issuer” in all Canadian provinces and territories. The Subordinate Voting Shares are registered under Section 12(b) of the Exchange Act. Other than the Subordinate Voting Shares, the Company does not have, nor is it required to have, any class of securities registered under the Exchange Act. The Subordinate Voting Shares are listed and posted for trading on the Exchanges. The Company does not have any securities listed or posted for trading on any securities exchange other than the Exchanges. None of the Subsidiaries is subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction. The Company is not in default in any material respect of any requirements of any Securities Laws. The Company has not taken any action to cease to be a reporting issuer in any of the provinces or territories of Canada nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect or, to the knowledge of the Company, has been threatened, and the Company is not currently subject to any formal review, inquiry, investigation or other proceeding relating to any such order or restriction. The Company has timely filed all material forms, reports, schedules, statements and other documents required to be filed under Securities Laws with the appropriate Governmental Entity since January 1, 2024. The documents comprising the Company Filings, as of their respective dates (or, if amended or superseded by a subsequent Company Filing prior to the date of this Agreement, on the date of such subsequent Company Filing) complied as filed in all material respects with applicable Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. The Company has not filed any confidential material change report which at the date of this Agreement remains confidential. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Company Filings and, to the knowledge of the Company, none of the Company Filings are subject to ongoing review by any Securities Authority or the Exchanges. Neither the Company nor any of its Subsidiaries is subject to any ongoing proceeding by any Securities Authority or the Exchanges and no such proceeding is threatened. To the knowledge of the Company, no amendments or modifications to the Company Filings are required to be filed with, or furnished to, the SEC. The Company is a “foreign private issuer” within the meaning of Rule 3b-4 under the Exchange Act. The Company is not required to be registered as an investment company under the U.S. Investment Company Act.
10.	Financial Statements.
(a)	The Company’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2024, 2023 and 2022 (including, in each case, the notes or schedules to and, as applicable, the auditor’s report on such financial statements) and the unaudited consolidated interim consolidated financial statements included in the Company Filings: (i) were prepared in accordance with IFRS applied on a consistent basis throughout the periods referred to therein (except as set forth in the notes to such financial statements); (ii) present fairly, in all material respects, the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company and its Subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, results of operations, changes in shareholders’ equity and cash flow of the Company and its Subsidiaries on a consolidated basis for the periods covered thereby (except as set forth in the notes to such financial statements); and (iii) comply as to form in all material respects with applicable accounting requirements in Canada.
(b)	There have been no material changes in accounting methods, policies, or practices of the Company or any of its Subsidiaries since June 30, 2024, except, in each case, as described in the notes to the financial statements included in the Company Filings.
(c)	The Company does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in Paragraph 10(a) of this Schedule C. There are no, nor are there any commitments to become a party to any off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Company or any of its Subsidiaries with unconsolidated entities or other Persons.

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(d)	The financial books, records and accounts of the Company and each of its Subsidiaries in all material respects: (i) have been maintained in accordance with IFRS or the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years; (ii) are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries; (iv) accurately and fairly reflect the basis for the Company’s financial statements; and (v) are recorded, stored, maintained, operated and held (including any electronic, mechanical or photographic process, whether computerized or not) in a manner which is available to the Company in the Ordinary Course.
11.	Disclosure Controls and Internal Control over Financial Reporting.
(a)	The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act and in NI 52-109) designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports required to be filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods required by applicable Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports required to be filed or submitted under applicable Securities Laws is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.
(b)	The Company has established and maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(e) of the Exchange Act and in NI 52-109) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.
(c)	To the knowledge of the Company, there is no (i) material weakness (as such term is defined in NI 52-109) or significant deficiency relating to the design, implementation or maintenance of the Company’s internal control over financial reporting; or (ii) fraud, whether or not material, that involves Representatives, consultants or independent contractors who have a significant role in the internal control over financial reporting of the Company. None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of its or their respective Representatives has received or otherwise obtained knowledge of any complaint, allegation, assertion claim or proceeding regarding accounting, internal accounting controls or auditing matters, including any proceeding alleging that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its Representatives regarding questionable accounting or auditing matters.
12.	Minute Books. The corporate minute books of the Company and its Subsidiaries contain the Constating Documents of the Company and its Subsidiaries and have been maintained in all material respects in accordance with applicable Laws, and are complete and accurate in all material respects. True and correct copies of the minutes of meetings of the Company and each of its Subsidiaries have been provided in the Data Room, other than minutes of meetings of the Special Committee or minutes of meetings otherwise relating to the evaluation of the transactions contemplated by this Agreement and negotiation of this Agreement.
13.	Auditors. Deloitte LLP is and was, during the periods covered by its reports included in the Company Filings, independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and in accordance with applicable Securities Laws; there has not been any reportable event (within the meaning of NI 51-102) with such auditors with respect to audits of the Company and its Subsidiaries.

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14.	No Material Undisclosed Liabilities. There are no material liabilities, financial commitments, indebtedness or other obligations of the Company or of any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable, matured, unmatured or otherwise, other than liabilities or obligations: (a) disclosed in the Company Filings filed prior to the date hereof; (b) not required to be set forth in the Company Filings under IFRS; (c) incurred in the Ordinary Course (none of which results from, arises out of, or was caused by any material breach of Contract, or violation of Law, in each case, by the Company or any of its Subsidiaries) since June 30, 2025; or (d) reasonably incurred in connection with this Agreement (including any transaction expenses).
15.	Absence of Certain Changes or Events. Since June 30, 2025, other than the transactions permitted or contemplated by this Agreement and as disclosed in the Company Filings filed prior to the date of this Agreement, the business of the Company and of each of its Subsidiaries has been conducted in the Ordinary Course and there has not occurred a Material Adverse Effect.
16.	Related Party Transactions. Other than in respect of arrangements with the Purchaser and its affiliates, neither the Company nor any of its Subsidiaries is indebted to any director, officer, or employee of the Company or any of its Subsidiaries (except for amounts due in the Ordinary Course pursuant to any Law or Contract such as salaries, bonuses, director’s fees or the reimbursement of Ordinary Course expenses). Except as set out in Section 16 of the Company Disclosure Letter, there are no Contracts (other than employment arrangements or other terms of engagement) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any officer, director, Company Employee or independent contractor of the Company or any of its Subsidiaries.
17.	No “Collateral Benefit”. To the knowledge of the Company, no related party of the Company (within the meaning of MI 61-101), together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Shares, except for the Purchaser, certain affiliates of the Purchaser and related parties who will not receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.
18.	Compliance with Law. The Company and each of its Subsidiaries is, and since January 1, 2023 has been, in compliance in all material respects with applicable Law. Neither the Company nor any of its Subsidiaries or any of their respective directors or officers is, to the knowledge of the Company, under any investigation with respect to, or since January 1, 2023 has been convicted, charged or threatened to be charged with, or received a notice of, any violation or potential violation of any Law from any Governmental Entity, in each case, that is material to the Company and its Subsidiaries taken as a whole.
19.	Authorizations and Licenses. The Company and each of its Subsidiaries lawfully own, possess or have obtained all Authorizations that are required by Law (a) in connection with the operation of the business of the Company and of each of its Subsidiaries as presently conducted; and (b) in connection with the ownership, operation or use of their properties and assets, except, in each case, where the failure to own, possess or obtain any such Authorization would not, individually or in the aggregate, have a Material Adverse Effect. The Company or its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations, and no event has occurred which, with the giving of notice, lapse of time or both, would reasonably be expected to constitute a default under, or in respect of, any such Authorization, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries. Each such Authorization is valid and in full force and effect and is renewable by its terms or in the Ordinary Course, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries. As of the date of this Agreement, no action, investigation or proceeding is pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries in respect of or regarding any such Authorization, and none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors and officers, has received notice, written or verbal, that could reasonably be expected to result in the suspension, loss, non-renewal, material amendment or revocation of any such Authorizations, or of the intention of any Person to revoke, suspend, refuse to renew or materially amend any such Authorization.

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20.	Material Contracts.
(a)	True and complete copies of the Material Contracts, including all material amendments, assignments and supplements thereto, have been made available in the Data Room.
(b)	Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company or a Subsidiary, as applicable, and to the knowledge of the Company, each other party thereto, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction).
(c)	The Company and each of its Subsidiaries has performed in all material respects all respective obligations required to be performed by it to date under each of the Material Contracts and neither the Company nor any of its Subsidiaries is in material breach or default under any Material Contract, nor does the Company have knowledge of any condition that with or without the giving of notice, the passage of time, or both would result in such material breach or default.
(d)	None of the Company or any of its Subsidiaries has received a written notice or, to the knowledge of the Company, an oral notice of any breach or default in any material respect under nor, to the knowledge of the Company, does there exist any condition which with or without the giving of notice, the passage of time, or both would result in such a material breach or default which is continuing under any such Material Contract by any other party to such Material Contract.
(e)	There are no material disputes ongoing with respect to any Material Contract and neither the Company nor any of its Subsidiaries has received a written notice or, to the knowledge of the Company, an oral notice, that any party to a Material Contract intends to cancel, terminate or otherwise modify in a materially prejudicial manner or not renew its relationship with the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such action is pending or has been threatened.
21.	Personal Property.
(a)	The Company or one or more of its Subsidiaries has good title to all material personal property of any kind or nature which the Company or any of its Subsidiaries purports to own, a valid and enforceable leasehold interest in all material personal property which the Company or its Subsidiaries purports to lease, and a valid and enforceable contractual right with respect to all other material personal property used in the operation of the business of the Company and its Subsidiaries, in each case free and clear of all Liens (other than Permitted Liens). No Person has any right of first refusal, undertaking or commitment, or any right or privilege capable of becoming a right of first refusal, undertaking or commitment, to purchase or otherwise acquire any interest in any material personal property that is owned or leased by the Company or any of its Subsidiaries or used in the operation of the business of the Company and its Subsidiaries.
(b)	Except as would not be reasonably expected to have a Material Adverse Effect, all material tangible or corporeal personal property of the Company and its Subsidiaries is in good operating condition and repair having regard to its use and age, is adequate and suitable for its use.
22.	Real Property.

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(a)	Neither the Company nor any of its Subsidiaries owns the fee simple interest in any real or immovable property, is subject to or under any agreement, negotiations, contract or option to own the fee simple interest in any real or immovable property, or has, in the last three (3) years, owned any fee simple interest in any real or immovable property. Neither the Company nor any of its Subsidiaries have any outstanding obligations under any previously owned fee simple interests in any real or immovable property.
(b)	True and complete copies of the Company Leases have been made available in the Data Room. The Company Leased Properties described in the Data Room constitute all real property currently used or occupied by the Company and its Subsidiaries in connection with the business of the Company and/or its Subsidiaries and neither the Company nor any of its Subsidiaries occupies, leases or subleases any real property or is subject or party to, or under any agreement to become party to, any lease with respect to real property except for the Company Leased Properties described in the Data Room and Company Leases, respectively. The Company and its Subsidiaries, as applicable, have valid, good and marketable leasehold title to, and hold valid leases and legal and beneficial leasehold interests in, all Company Leased Properties, in each case, free and clear of all Liens (other than Permitted Liens). Neither the Company nor any of its Subsidiaries has entered into any agreement (whether written or oral) to sublease, assign or otherwise grant to any Person the right to use, possess or occupy any Company Leased Property or any portion thereof. Neither the Company nor any Subsidiaries have any continuing obligations or liabilities in respect of any formerly leased real property.
(c)	Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Lease is in good standing, is legal, valid, binding and in full force and effect, and is enforceable by the Company or a Subsidiary, as applicable, and to the knowledge of the Company, each other party thereto, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction).
(d)	Neither the Company nor any of its Subsidiaries is in breach or default in any material respect under any Company Lease and to the knowledge of the Company no event, occurrence, condition or act has occurred nor do any circumstances exist that, with or without the delivery of notice, the passage of time, or both, would constitute a breach, violation or default in any material respect under any Company Lease.
(e)	Except as set out in Section 22(e) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has received or delivered a written notice of any breach or default in any material respect under any Company Lease or notice exercising termination rights under any Company Lease, and to the knowledge of the Company, no counterparty to any Company Lease is in breach or default thereof in any material respect.
(f)	No Person, other than the Company and its Subsidiaries, has any option to lease or sublease, right of first opportunity, refusal or offer, other purchase or repurchase right, or any right or option to occupy, any Company Leased Property under any Company Lease. No Person has an outstanding option, right of first opportunity, refusal or offer or any other similar right in favour of any Person to purchase or otherwise acquire the Company’s or its Subsidiaries’ leasehold interest in any of the Company Leased Properties.
23.	Intellectual Property.

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(a)	The Data Room contains a correct and complete list of all (i) issued patents and pending patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries ((i)-(iv) collectively, the “Owned Registered Intellectual Property”); (v) material unregistered Intellectual Property which the Company or a Subsidiary owns or purports to own, including all trademarks and trade names used and owned by the Company or its Subsidiaries that have not been registered or applied for (indicating for each trade-mark or trade name the relevant jurisdiction in which it is used) (collectively with the Owned Registered Intellectual Property, the “Owned Intellectual Property”), and (vi) material Licensed Intellectual Property and associated Contracts (collectively “IP Licenses”). Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries or as set out in Section 23(a) of the Company Disclosure Letter; (i) the Company or a Subsidiary of the Company, as applicable, is the sole owner and possesses all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), adverse claims, any requirement of any past (if outstanding), present or future royalty payments; (ii) the Company and its Subsidiaries have a right to use the material Licensed Intellectual Property pursuant to, to the knowledge of the Company, valid and enforceable IP Licenses; (iii) the transaction contemplated by this Agreement and the continued operation of the business of the Company and its Subsidiaries will not violate or breach the terms of any IP Licenses or entitle any other party to any such IP Licenses to terminate or modify it, or otherwise adversely affect the Company’s and/or its Subsidiaries’ rights under it in any material respect. Following Closing, the Company and its Subsidiaries will be entitled to continue to use, practice and exercise rights in all of the Company Intellectual Property to the same extent and in the same manner as used, practiced and exercised by the Company and its Subsidiaries prior to Closing without any financial obligation to any Person. The Company Intellectual Property constitutes all material Intellectual Property used in and necessary for the operation of the business of the Company and its Subsidiaries.
(b)	No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or opposition is pending or, to the knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the Owned Intellectual Property. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, each registration, filing, issuance and/or application in respect of Owned Registered Intellectual Property (i) has not been abandoned, cancelled, allowed to lapse or otherwise compromised; (ii) has been maintained effective by all requisite filings, renewals and payments; (iii) remains in full force and effect and is not subject to cancellation for failure to use or unauthorized use by third parties; and (iv) was diligently prosecuted and validly registered or issued or, in the case of an application, was applied for, in compliance with applicable Law. Nothing has been done or omitted to have been done as a result of which any Owned Intellectual Property has ceased or might cease to be valid, subsisting and in full force and effect in the Ordinary Course.

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(c)	Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries or as set out in Section 23(c) of the Company Disclosure Letter, none of the Company Software distributed by the Company or any of its Subsidiaries in its applications incorporates or is comprised of or distributed with any Publicly Available Software in a manner which, except with respect to such Publicly Available Software itself: (i) requires any source code or other technology owned by the Company or any of its Subsidiaries to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributed at no charge; (ii) limits the Company or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of Law. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries or as set out in Section 23(c) of the Company Disclosure Letter, the Company or one of its Subsidiaries is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ notes, source code annotations, user manuals and know-how to the extent the foregoing exists and is required for use, distribution, development, enhancement, maintenance and support of each item of Company Software, subject to any licenses granted to third parties therein. No source code or related documentation forming part of the material Company Software owned, or purported to be owned, by the Company or its Subsidiaries (“Owned Company Software”) is (i) subject to escrow; or (ii) has been disclosed to any third party. The Company and its Subsidiaries have taken reasonable measures to prevent the introduction of, and the Owned Company Software does not contain, any Self-Help Code or Unauthorized Code that materially adversely affect, or could reasonably be expected to materially adversely affect, the value, functionality, or performance of any Company or Subsidiary product or service.
(d)	Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries; (i) the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person; (ii) the Company and its Subsidiaries have not received from any Person in the past twelve (12) months any written notice, charge, complaint, claim or other written assertion alleging any such infringement, misappropriation, or other violation by the Company or any Subsidiary of the Intellectual Property of any Person (including any claim that the Company or a Subsidiary must license, pay any royalty or fee or refrain from using any Intellectual Property of any Person); and (iii) to the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating, nor has infringed, misappropriated or otherwise violated, the Owned Intellectual Property in any manner that would constitute an actionable illegal act. The Owned Intellectual Property is valid and enforceable and there is no state of facts that casts doubt on the validity or enforceability of any of such Intellectual Property.
(e)	Except as set out in Section 23(e) of the Company Disclosure Letter; (i) no other Person has the right to use any material Owned Intellectual Property or material Owned Company Software, save pursuant to non-exclusive agreements, including license agreements entered into in the Ordinary Course; (ii) neither the Company nor any of its Subsidiaries has granted any license or other rights to any other Person with respect to the Company Intellectual Property other than pursuant to non-exclusive agreements, including licence agreements entered into in the Ordinary Course; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects, any of the Owned Intellectual Property, and (iv) neither the Company nor any of its Subsidiaries is obligated to pay any royalties, fees or other compensation to any Person in respect of its ownership, use or license of any Company Intellectual Property. Copies of all material agreements (in paper or electronic form) whereby any rights in any Company Intellectual Property have been granted, licensed or sublicensed by the Company or any of its Subsidiaries have been made available in the Data Room.
(f)	Each of the Company and its Subsidiaries has and does properly and diligently protect (including measures to protect secrecy and confidentiality) the Owned Intellectual Property and the rights, titles, interests and benefits therein, including, without limitation by registering Intellectual Property, by contractual means, by physical means and by electronic means. All Company Employees and independent contractors of the Company or any of its Subsidiaries and any third parties that have had access to confidential or proprietary information relating to the business of the Company and its Subsidiaries, including confidential aspects of the Owned Intellectual Property, have entered into written confidentiality and non-disclosure agreements that include obligations of confidentiality to the Company or its Subsidiaries with respect to such information. There has been no material unauthorized disclosure of or unauthorized access, use or modification of any Owned Intellectual Property made in a manner that would prevent the Company or its Subsidiaries or a successor in interest from obtaining a right in respect of any such Intellectual Property that it would otherwise be susceptible to obtain.

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(g)	All of the Owned Intellectual Property developed by the Company or its Subsidiaries or on their behalf has been developed by Company Employees or independent contractors of the Company or its Subsidiaries during the time they were employed or engaged by the Company or its Subsidiaries, in each case, to the knowledge of the Company, without violation or contravention of any rights of any former employer or customer. Each current and former Company Employee and independent contractor of the Company and its Subsidiaries who has participated in creating, authoring, developing, inventing, adapting, modifying and/or improving any Owned Intellectual Property has, with respect to the Owned Intellectual Property, irrevocably assigned in writing to the Company or its Subsidiaries all rights, title and interest in and to the applicable Owned Intellectual Property, free from all Liens. The Company or any of its Subsidiaries, as the case may be, has obtained waivers of all moral rights with respect to all Owned Intellectual Property. No current or former officer, Company Employee or independent contractor of the Company or any of its Subsidiaries owns or has claimed an interest in any of the Owned Intellectual Property of the Company or any of its Subsidiaries, nor has any right to a royalty or other consideration as a result of its marketing, licensing or assignment.
(h)	No Governmental Entity has funded or contributed to the development of Owned Intellectual Property of the Company or its Subsidiaries so as to grant such Governmental Entity a license to or a right of ownership or a property interest in such Owned Intellectual Property or a right to control, limit, restrict or require any payment in connection with the exercise and full enjoyment of the Owned Intellectual Property by the Company or any of its Subsidiaries or that may restrict, limit or impose conditions upon the assignment of the Owned Intellectual Property. Neither the Company nor any of its Subsidiaries is, or has ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or any of its Subsidiaries to grant or offer to any third Person any license or right to any Intellectual Property.
24.	Business Systems.
(a)	All, computer hardware and operating systems, Company Software, servers, networks, database engines, technology infrastructure and other computer systems, in each case of the foregoing, comprising of the Company’s information technology infrastructure, used or held for use and necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted (collectively, the “Business Systems”) (i) are adequate and sufficient for (including with respect to working condition and capacity), the operation of the business of the Company and its Subsidiaries as currently conducted; (ii) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the operation of the business of the Company and its Subsidiaries in the Ordinary Course; and (iii) have had no errors or defects that have not been materially remedied and have not malfunctioned or failed in any material respect. The Company and its Subsidiaries have all the rights necessary to use the Business Systems to conduct the business as it is presently conducted in all material respects. Since February 5, 2021, (i) no Person has gained unauthorized access to any Business Systems; and (ii) neither the Company nor its Subsidiaries have experienced any disruption to, or interruption in, the conduct of their business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any Business Systems that has not been materially remedied.

.

C-11

(b)	Except as set out in Section 24(b) of the Company Disclosure Letter, the Company and its Subsidiaries have implemented reasonable and appropriate administrative, physical and technical safeguards and measures as required by applicable Law and Data Security Requirements (“Privacy Commitments”) designed and developed to (i) secure the confidentiality, integrity, and availability of the Personal Information they Process; (ii) secure the Business Systems and Company Data thereon from any Data Breach; (iii) defend Business Systems and Company Data thereon against denial of service attacks, distributed denial of service attacks, hacking attempts, security threats, ransomware incidents, and like attacks and activities; and (iv) maintain the continued, uninterrupted, and error free operation of Business Systems, including by employing commercially reasonable security, maintenance, disaster recovery, and backup measures. Except as set out in Section 24(b) of the Company Disclosure Letter, the Company and its Subsidiaries have not been subject to any order relating to: (i) a Data Breach; or (ii) an improper use or disclosure of any information involving the Company or its Subsidiaries since February 5, 2021 that was material in nature and pertained to its Business Systems. Since February 5, 2021, there has been no (i) Data Breach; or (ii) use, access or disclosure of any Company Data or Business System that has caused a violation of any Privacy Laws. There is no deficiency in the Company or its Subsidiaries’ cybersecurity measures or policies that could reasonably be expected to result in a Data Breach in any material respect.
25.	Litigation. Except as set out in Section 25 of the Company Disclosure Letter, there are no claims, actions, suits, arbitrations, audits or proceedings, or to the knowledge of the Company, any inquiries or investigations pending, nor, to the knowledge of the Company, are there any claims, actions, suits, arbitrations, audits, proceedings, inquiries or investigations threatened, against or involving the Company or any of its Subsidiaries or affecting any of their respective assets or property by or before any Governmental Entity that, if determined adverse to the interests of the Company or its Subsidiaries, would, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect or would be reasonably expected to prevent or materially delay the consummation of the Arrangement or the transactions contemplated hereby; nor to the knowledge of the Company are there any events or circumstances which could reasonably be expected to give rise to any such claims, actions, suits, arbitrations, audits, proceedings, inquiries or investigations. There is no bankruptcy, liquidation, dissolution, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or its Subsidiaries before any Governmental Entity. Neither the Company or its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that is or would be, individually or in the aggregate, a Material Adverse Effect or that would be reasonably expected to prevent or materially delay the consummation of the Arrangement or any other transactions contemplated hereby. Except as set out in Section 25 of the Company Disclosure Letter, to the knowledge of the Company, there are no material claims, actions, suits, arbitrations or proceedings currently pending by the Company or any of its Subsidiaries or that any of them intends to initiate.
26.	Environmental Matters.
(a)	Except as has not had, or would not, individually or in the aggregate, be reasonably expected to have, a Material Adverse Effect (i) no unresolved complaint, notice of violation, citation, summons or order has been issued to the Company or any of its Subsidiaries alleging any violation by or liability of the Company or any of its Subsidiaries with respect to any Environmental Law; (ii) there are no claims pending or threatened against the Company or any of its Subsidiaries which allege a violation of, or any liability or potential liability under, any Environmental Laws, and since January 1, 2023, the operations of the Company and each of its Subsidiaries are in compliance with all Environmental Laws in all material respects.
(b)	Since January 1, 2023, to the knowledge of the Company, none of the Company nor any of its Subsidiaries has caused or permitted the spill or other Release of any Hazardous Substances at, on or under any property owned or leased by the Company or any of its Subsidiaries that would reasonably be expected to result in liability under Environmental Laws on the part of the Company or any of its Subsidiaries, except as has not had, or would not, individually or in the aggregate, be reasonably expected to have, a Material Adverse Effect.

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(c)	Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have not, by contract, expressly assumed or retained any liability or obligation pertaining to environmental matters as a result of the acquisition or disposition of any assets or real property.
27.	Employees.
(a)	Except as set out in Section 27(a) of the Company Disclosure Letter, all material amounts due or accrued for all salary, wages, bonuses, incentive compensation, deferred compensation, commissions, vacation pay, overtime pay, sick days, termination and severance pay, and benefits under Company Employee Plans and other similar accruals have either been paid or are accrued and accurately reflected in the books and records of the Company and its Subsidiaries. Except as set out in Section 27(a) of the Company Disclosure Letter, all material liabilities of the Company or any of its Subsidiaries due or accruing due to Company Employees have or shall have been paid or accrued and accurately reflected in the books and records of the Company to the Effective Time, including premium contributions, remittances and assessments for employment insurance, employer health tax, Canada Pension Plan, Québec Pension Plan, income Tax, social security and any other employment-related legislation. Except as set out in Section 27(a) of the Company Disclosure Letter, all amounts due or accrued for all consulting fees, any other forms of compensation or benefits and all liabilities of the Company or any of its Subsidiaries due or accruing due to all current and former independent contractors of the Company or any of its Subsidiaries have either been paid or are accrued and accurately reflected in the books and records of the Company and its Subsidiaries, in all material respects.
(b)	All written employment Contracts between the Company or any of its Subsidiaries, and (i) any of the named executive officers of the Company as identified in the Company’s management information circular dated April 15, 2025; and (ii) any Company Employee whose annual base salary exceeds $500,000 in local currency, have been made available in the Data Room.
(c)	Except as set out in Section 27(c) of the Company Disclosure Letter, the Company and its Subsidiaries have been since February 5, 2021, and are, in compliance in all material respects with all terms and conditions of employment and all applicable Laws respecting labour and employment, including pay equity, employment equity, work classification, independent contractor classification, outsourcing of works and services, work permits/authorizations, wages, hours of work, remote work, employment insurance, discrimination, harassment, leave of absence, holiday pay, overtime, labour relations, privacy, workers compensation, human rights, French language use, workforce training, disability and occupational health and safety. Except as set out in Section 27(c) of the Company Disclosure Letter, with respect to any such Law, there is no claim, proceeding in progress or, to the knowledge of the Company, threatened against the Company or its Subsidiaries. To the knowledge of the Company, the Company has investigated complaints of workplace harassment (including psychological or sexual harassment) and workplace violence by any Company Employees or independent contractor of the Company or any of its Subsidiaries in accordance with applicable Law and the Company does not reasonably expect any material liability with respect to any such allegations.
(d)	Except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) there are no charges pending under occupational health and safety Laws (“OHSA”) in respect of the Company or any of its Subsidiaries, and there are no appeals of any orders under OHSA applicable to the Company or any of its Subsidiaries currently outstanding; (ii) there are no outstanding assessments, penalties, fines, liens, charges or surcharges due or owing pursuant to any workplace safety and insurance legislation; (iii) the Company has not been reassessed in any material respect under such legislation in the past three years; and (iv) to the knowledge of the Company, no audit of the Company is currently be performed pursuant to any applicable workplace safety and insurance legislation.

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(e)	Except as would not be material to the Company and its Subsidiaries, taken as a whole, all Company Employees, former employees, and current and former independent contractors of the Company and its Subsidiaries have been accurately classified by the Company and its Subsidiaries with respect to services as an employee or a non-employee for all purposes, including wages, employment standards, payroll Taxes, and participation and benefit accrual under each Employee Plan. Neither the Company nor any of its Subsidiaries has received any written notice from any Person disputing such classification, except as disclosed in Section 27(e) of the Company Disclosure Letter.
(f)	Except as set out in Section 27(f) of the Company Disclosure Letter, no Company Employee or independent contractor of the Company or any of its Subsidiaries has any agreement as to length of notice or severance or compensation payment required to terminate his or her employment or engagement (other than such as results by Law from the employment of an employee without an agreement as to notice or severance). Except as set out in Section 27(f) of the Company Disclosure Letter, there are no change of control payments, retention payments or severance payments or agreements with Company Employees, independent contractors of the Company or any of its Subsidiaries, or Company Employee Plans providing for cash or other compensation or benefits (including any increase in amount of compensation or benefit or the acceleration of time of payment or vesting of any compensation or benefit) upon or due to the consummation of the Arrangement or any other transaction contemplated by this Agreement.
(g)	Except as set out in Section 27(g) of the Company Disclosure Letter, to the knowledge of the Company, no Company Employee is employed or engaged pursuant to a work permit or visa issued by the applicable Governmental Entity.
28.	Collective Agreements.
(a)	Unless such Collective Agreement is automatically applicable to the sector where the Company or its Subsidiaries operate due to applicable Law or except as set forth in Section 28(a) of the Company Disclosure Letter, there is no Collective Agreement in force with respect to the Company Employees.
(b)	No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Company Employees by way of certification, interim certification, voluntary recognition or succession rights or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any Company Employees. To the knowledge of the Company, no union has applied to have the Company or any of its Subsidiaries declared a common or related employer pursuant to any labour relations legislation in any jurisdiction in which the Company or any of its Subsidiaries carries on business.
(c)	Except as set out in Section 28(c) of the Company Disclosure Letter, in the last three (3) years, there are and have been no union organizing activities involving any Company Employees and, to the knowledge of the Company, there are no threatened union organizing activities involving any Company Employee.
(d)	Except as set out in Section 28(d) of the Company Disclosure Letter, there is no labour strike, dispute, lock-out, concerted refusal to work overtime, work slowdown, stoppage or similar labour activity or organizing campaign pending or, and, in the last three years, no such event has occurred or, to the knowledge of the Company, been threatened against the Company or any of its Subsidiaries, in the last three (3) years.
(e)	The Company and each of its Subsidiaries has not and is not engaged in any unfair labour practice and, no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

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(f)	To the knowledge of the Company, there is no existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would reasonably be expected to, singly or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
29.	Employee Plans.
(a)	The Company has made available in the Data Room current, true, correct and complete copies of all material Company Employee Plans, as amended, or, if oral, a description thereof together with all related material documentation, including (i) the funding agreement (including any trust, insurance, record-keeping and other similar service provider Contracts); (ii) the most recent member booklets and brochures and (iii) all material, non-routine correspondence with any Governmental Entity in respect of a Company Employee Plan for the current year and the previous three (3) years.
(b)	Except as set out in Section 29(b) of the Company Disclosure Letter or would not, individually or in the aggregate, be material to the Company and its Subsidiaries, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) (i) has resulted or would result in the payment of any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provision of state, local or foreign income Laws relating to Taxes) in connection with the Arrangement, or (ii) would not be deductible by reason of section 280G of the Code or would be subject to an excise tax under section 4999 of the Code.
(c)	The Company has, in all material respects, established, registered, communicated, invested, funded and administered each Company Employee Plan, including any associated trust, fund or other funding arrangement, in accordance with Law and the applicable Company Employee Plan terms. There have been no material non-compliance Tax or penalties imposed by a Governmental Entity in respect of any Company Employee Plan, and no fact or circumstance exists that is reasonably likely to adversely affect the registered status or intended favourable Tax treatment of any Company Employee Plan.
(d)	Each Company Employee Plan that is subject to section 409A or section 457A of the Code has been administered in material compliance with its terms and section 409A or section 457A of the Code, as applicable (including the operational and documentary requirements thereof) and all applicable regulatory guidance thereunder (including, notices, rulings and proposed and final regulations). Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, (i) no payment to be made under any Company Employee Plan is, or to the knowledge of the Company, will be, subject to the penalties of section 409A(a)(1) or section 457A of the Code; and (ii) neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Person for any excise taxes, interest or penalties incurred pursuant to section 409A or section 457A of the Code.
(e)	There are no pending, or to the knowledge of the Company, threatened claims or proceedings (other than routine claims for benefits) in respect of any Company Employee Plan which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, and no audit or other proceeding by a Governmental Entity is pending, or to the knowledge of the Company, threatened with respect to any Company Employee Plan.

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(f)	Except as set out in Section 29(f) of the Company Disclosure Letter and other than in the Ordinary Course, no commitments to improve or otherwise amend any Company Employee Plan have been made except as required by applicable Laws.
(g)	Neither the Company nor any of its Subsidiaries is an “ERISA Affiliate” (within the meaning of ERISA) in respect of any Person other than the Company or any of its Subsidiaries, and no claim or allegation respecting “ERISA Affiliate” status is pending or threatened. No Company Employee Plan is and neither the Company nor any of its Subsidiaries has any liability with respect to (i) a plan that is subject to section 302 or Title IV of ERISA or sections 412, 430 or 4971 of the Code; (ii) a multiemployer plan as defined under section 3(37) of ERISA; or (iii) a multiple employer welfare arrangement as defined in section 3(40) of ERISA. Each Company Employee Plan that is intended to be qualified under section 401(a) of the Code is subject to a favorable determination letter from the Internal Revenue Service, and no event has occurred and no condition exists that could adversely affect or result in the revocation of any such determination or cause the imposition of any material liability, penalty or Tax under ERISA or the Code with respect to such determination.
30.	Insurance.
(a)	The Company and each of its Subsidiaries, as applicable, is insured by reputable third party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company and its Subsidiaries and their respective assets, taken as a whole, consistent with industry practice.
(b)	Each insurance policy held by the Company or any of its Subsidiaries is in full force and effect in accordance with its terms, and neither the Company nor any of its Subsidiaries is in default in any material respect under the terms of any such policy. There have not been any proposed or threatened termination of, or material premium increase with respect to, an such policies. Neither the Company nor any of its Subsidiaries have received any written or, to the knowledge of the Company, oral notice that any material claim pending under any insurance policy of the Company or its Subsidiaries has been denied, rejected or disputed by any insurer, or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. To the knowledge of the Company, all material claims covered by any insurance policy of the Company or any of its Subsidiaries have been properly reported to and accepted by the applicable insurer.
31.	Taxes.
(a)	Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to be filed by them and all such Tax Returns are complete and correct in all material respects.
(b)	Each of the Company and its Subsidiaries has paid or caused to be paid on a timely basis all material Taxes (including instalments) which are due and payable, whether or not show as being due on any Tax Returns, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company. All material Tax liabilities required to be provided for in accordance with IFRS are adequately provided for in the consolidated financial statements of the Company. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than those provided for in the consolidated financial statements of the Company and those arising in the Ordinary Course since the date of the last consolidated financial statements of the Company.
(c)	Neither the Company nor any of its Subsidiaries is a party to any material action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective assets.

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(d)	There are no material Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or its Subsidiaries.
(e)	Each of the Company and its Subsidiaries has in all material respects withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.
(f)	No Governmental Entity of a jurisdiction where the Company or one of its Subsidiaries, as applicable, does not file a Tax Return has made a claim in writing to the Company or the particular Subsidiary, as the case may be, that the Company or the particular Subsidiary, as applicable, is subject to Tax or required to file Tax Returns in such jurisdiction.
(g)	Each of the Company and its Subsidiaries has complied in material respects with the transfer pricing provisions of each applicable Law, including for greater certainty, under section 247 of the Tax Act (and the corresponding provisions of any applicable provincial Law) and Section 482 of the Code to the extent that failure to do so would reasonably be expected to give rise to Taxes.
(h)	There are no circumstances existing which could result in the application of sections 17, 78 or 80 to 80.04 of the Tax Act, or any equivalent provision under other applicable Law, to the Company and each of its Subsidiaries.
(i)	None of the Company or any of its Subsidiaries has participated or engaged in any “listed transactions” within the meaning of Treasury Regulations section 1.6011-4(b)(2) (or any corresponding provision of applicable state, local or non-U.S. Tax Law), a “reportable transaction” for purposes of section 237.3 of the Tax Act (or any substantially similar provision of any applicable Laws), or for purposes of Section 6011 of the Code and the Treasury Regulations promulgated thereunder, or a “notifiable transaction” for purposes of section 237.4 of the Tax Act (or any substantially similar provision of any applicable Laws).
(j)	The Company is a “taxable Canadian corporation” as defined in the Tax Act.

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32.	Corrupt Practices Legislation.
(a)	(i) None of the Company or any of its Subsidiaries, or any director or officer thereof, or, to the Company’s knowledge, any owner, employee, agent, affiliate or representative of the Company or of any of its Subsidiaries when acting on behalf of the Company or any of its Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; and (ii) the Company and each of its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.
33.	Sanctions.
(a)	None of the Company, any of its Subsidiaries, or any director or officer thereof, or, to the Company’s knowledge, any employee, agent, or representative of the Company or any of its Subsidiaries, is a Person that is, or is owned or controlled by one or more Persons that are:
(i)	the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, Canada, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or
(ii)	located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, Cuba, Sudan, Syria, Iran, Russia and North Korea).
(b)	Within the past five years, neither the Company nor any Subsidiary of the Company has conducted any internal investigation, made any voluntary or involuntary disclosure, received any government inquiry, or received any whistleblower or other written complaint involving alleged violations of anticorruption law, Money Laundering Law, or Sanctions.
34.	Money Laundering. The operations of the Company and each of its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and each of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
35.	Privacy. Except as set out in Section 35 of the Company Disclosure Letter:

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(a)	The Company and each of its Subsidiaries are and have been conducting their business in material compliance with all applicable Privacy Commitments.
(b)	There are no current or unresolved requests for access to Personal Information by an individual that are outstanding for more than 30 calendar days, unless otherwise exempted or a longer time is permitted under any Privacy Laws, nor is the Company or any of its Subsidiaries the subject of any order issued by a Governmental Entity, made under any Privacy Commitment.
(c)	Neither the Company nor any of its Subsidiaries has been convicted of or is the subject of an order issued by a Governmental Entity in respect of an offence for non-compliance with or breach of any Privacy Commitment nor has the Company or any of its Subsidiaries been fined or otherwise sentenced for non-compliance with or breach of any Privacy Commitment nor has the Company or any of its Subsidiaries settled any prosecution short of conviction for non-compliance with or breach of any Privacy Commitment.
(d)	The Company and each of its Subsidiaries have a Privacy Policy regarding the Processing of Personal Information in connection with the operation of the business of the Company and its Subsidiaries and are and have been in compliance with such Privacy Policy in all material respects. True and complete copies of Privacy Policies that are currently in effect and used by the Company or any of its Subsidiaries are disclosed in the Data Room. The Company and its Subsidiaries have posted a Privacy Policy on all websites and any mobile applications owned or operated by or for the Company or any of its Subsidiaries.
(e)	The Company and its Subsidiaries have established and implemented policies, programs and procedures that are in material compliance with applicable Privacy Laws, including administrative, technical and physical safeguards, designed to protect the confidentiality, integrity and security of Personal Information in their possession, custody or control against loss, unauthorized access, use, modification, disclosure or other misuse.
(f)	To the knowledge of the Company, neither the Company nor its Subsidiaries have collected or received any Personal Information online from children under the age of 13 without verifiable consent of a parent or legal guardian, or directed any of their websites or applications to children under the age of thirteen through which such Personal Information could be obtained.
(g)	Neither the Company nor any of its Subsidiaries sells, rents or otherwise makes available any Personal Information to any Person, except in a manner that complies in all material respects with the applicable Privacy Commitments. The Company and the Subsidiaries have obtained written agreements from all third parties to whom it has provided, transferred, disclosed or made available any Personal Information that satisfy the requirements of applicable Privacy Commitments.
(h)	Complete and accurate copies of all security audits and penetration test results conducted by or on behalf of the Company or any of its Subsidiaries since February 5, 2021 have been made available in the Data Room.
36.	AI.
(a)	The Data Room identifies all Company AI Products and all other proprietary AI Technology forming part of the Owned Intellectual Property that is used in and material to the Company’s or any of its Subsidiaries’ business as now operated (collectively, “Company AI”), including with respect to the AI Technology: (i) the owner of the AI Technology; (ii) the purpose for which the Company or its Subsidiaries use the AI Technology (including with respect to any fine-tuning or further training); (iii) for each piece of AI Technology owned by the Company or its Subsidiaries, all sources of material training data by the AI Technology; and (iv) whether the AI Technology is used internally or provided for use by third parties.

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(b)	The Data Room contains all Contracts under which (i) a third-party licenses or provides the Company or its Subsidiaries any material AI Technology; (ii) the Company or its Subsidiaries receive or access material data of a third party for use in connection with training the AI Technology; (iii) the Company or its Subsidiaries share with third parties, or provide third parties access to, material data for use in connection with training AI Technology; or (iv) third parties use AI Technology licensed or provided by the Company or its Subsidiaries.
(c)	The Company and its Subsidiaries have: (i) obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise have all rights, in each case as required under Law, to collect and use all AI Data in the conduct of the Company’s or any of its Subsidiaries’ business as currently operated in relation to Company AI; and (ii) complied in all material respects with all use restrictions and other requirements of any license, consent, permission, or other Contract and any website terms of use, terms of service, or other terms governing the Company’s or any of its Subsidiaries’ collection and use of all AI Data. No such license, consent, permission or other Contract has been terminated, revoked or rescinded.
(d)	The Data Room identifies all material Generative AI Tools used by the Company or any of its Subsidiaries and, for any such Generative AI Tool owned or controlled by any other Person, the license or other Contract governing the Company’s or any of its Subsidiaries’ use thereof. The Company and its Subsidiaries have not: (i) used any Generative AI Tools (whether owned or controlled by the Company or any of its Subsidiaries or any other Person) in a manner that adversely affects the ownership, validity, enforceability, registrability, or patentability of any Owned Intellectual Property; or (ii) used any Generative AI Tool in a manner that does not comply with the applicable license or other Contract terms. No such license or other Contract has been terminated, revoked or rescinded.
(e)	The Company and its Subsidiaries have made available to the Purchaser all policies and procedures of the Company and its Subsidiaries, if applicable, related to the use of AI Technology, including use of Generative AI Tools by the Company’s and its Subsidiaries’ employees, consultants, and contractors. The Company and its Subsidiaries have complied and are in compliance with such policies and procedures in all material respects.
(f)	The Company and its Subsidiaries have implemented and maintained appropriate technical, physical and organizational controls, polices, procedures, safeguards, measures, plans and technologies with respect to the Company AI consistent with current industry practices and that a reasonably prudent and diligent commercial entity substantially similar to the Company and its Subsidiaries and that offers products and services substantially similar to the Company AI Products would undertake in similar circumstances to mitigate the risks of (i) Regurgitation; and (ii) infringement, misappropriation of trade secrets or output that otherwise harms or violates a Person’s rights.
(g)	Neither the Company nor any of its Subsidiaries is a party to any action or proceeding and, to the knowledge of the Company, no action or proceeding has been threatened (i) that alleges that any AI Data used in the development, training, improvement, or testing of any Company AI Product was falsified, biased, untrustworthy, or manipulated in violation of applicable Law; or (ii) otherwise concerning any Company AI Product or the Company’s or any of its Subsidiaries’ development or implementation of AI Technology.
(h)	The Company’s or any of the Subsidiaries’ practices relating to the training of Company AI Products using AI Technology materially complies with all Privacy Commitments.

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37.	Anti-Spam. Each of the Company and its Subsidiaries: (i) are and, since February 5, 2021, have been conducting their business in material compliance with applicable Anti-Spam Laws, and maintain records sufficient to demonstrate such compliance; (ii) has a valid consent or exception to consent, that materially complies with the consent requirements under applicable Anti-Spam Laws, to install or cause to be installed any computer program on another Person’s computer system; (iii) has an express or implied consent or exception to consent that materially complies with the consent requirements under applicable Anti-Spam Laws, or is otherwise permitted under applicable Anti-Spam Laws, to send Commercial Electronic Messages to each Electronic Address in its marketing and advertising database, including customers, prior customers, prospective customers, end users of Company Platforms and other third party contacts; and (iv) has in place appropriate processes and practices to comply with applicable Anti-Spam Laws.
38.	Fairness Opinions. The Special Committee has received the Fairness Opinions and the Formal Valuation. The Fairness Opinions and the Formal Valuation have not been withdrawn, revoked or otherwise modified. True and complete copies of the Fairness Opinions and the Formal Valuation will, when executed and delivered in writing, be made available to the Purchaser on an informational and non-reliance basis.
39.	Brokers. Other than BMO Capital Markets and BofA Securities, Inc., no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or any of their respective Representatives or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement. A true and complete copy of the engagement letters between the Company and each of the Financial Advisors relating to the transactions contemplated by this Agreement have been provided to Stikeman Elliott LLP and the Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to the Financial Advisors in connection with the Arrangement.
40.	Board and Special Committee Approval.
(a)	As of the date of this Agreement, the Special Committee, after consultation with its financial and legal advisors, has unanimously recommended that the Board approve the Arrangement and recommends that the Shareholders vote in favour of the Arrangement Resolution.
(b)	As of the date of this Agreement, the Board, acting on the unanimous recommendation in favour of the Arrangement by the Special Committee, after consultation with its financial and legal advisors, has unanimously (with interested Directors abstaining): (i) determined that the Consideration to be received by the Shareholders pursuant to the Arrangement is fair to such holders (other than the Purchaser and its affiliates) and that the Arrangement is in the best interests of the Company; (ii) resolved to recommend that the Shareholders vote in favour of the Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions or authorizations.

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Schedule D
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

1.	Organization and Qualification. The Purchaser is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and capacity to own and lease its assets and properties and conduct its business as now owned and conducted.
2.	Corporate Authorization. The Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement. The execution, delivery and performance by the Purchaser of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery by it of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby.
3.	Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Purchaser, and constitutes a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
4.	Governmental Authorization. The execution, delivery and performance by the Purchaser of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Purchaser other than: (i) the Interim Order; (ii) the Final Order; (iii) filings under the BCBCA; (iv) customary filings with the Securities Authorities and the TSX; and (v) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not be reasonably be expected to, individually or in the aggregate, prevent or materially impede the ability of the Purchaser to consummate the Arrangement and the transactions contemplated hereby.
5.	Non-Contravention. The execution, delivery and performance by the Purchaser of its obligations under this Agreement and the consummation of the Arrangement and the transactions contemplated hereby do not and will not:
(a)	contravene, conflict with, or result in any violation or breach of the organizational documents of the Purchaser;
(b)	assuming receipt of the Authorizations contemplated in Paragraph 4 of this Schedule D, contravene, conflict with or result in a violation or breach of any Law; or
(c)	require any consent or approval by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Purchaser or any of its Subsidiaries (other than the Company and its Subsidiaries) is entitled under, any Contract or Authorization to which the Purchaser or any of its Subsidiaries (other than the Company and its Subsidiaries) is a party or by which the Purchaser or any of its Subsidiaries (other than the Company and its Subsidiaries) is bound;

except in the case of each of clauses (b) and (c) as would not, individually or in the aggregate, materially impede the ability of the Purchaser to consummate the Arrangement and the transactions contemplated hereby.

6.	Securities Laws Matters.
(a)	The Purchaser is a “reporting issuer” (or the equivalent) under Securities Laws in all of the provinces of Canada and is not on the list of reporting issuers in default under applicable Securities Laws in all of the provinces of Canada. The Purchaser Shares are registered under Section 12(b) of the Exchange Act. The Purchaser is a “foreign private issuer” within the meaning of Rule 3b-4 under the Exchange Act. The Purchaser Shares are listed and posted for trading on the Exchanges. The Purchaser is in compliance in all material respects with its obligations under Securities Laws. The Purchaser is in compliance with the rules and regulations of the Exchanges to which is it subject, except where non-compliance would not reasonably be expected to materially impede the consummation of the Arrangement.
(b)	The Purchaser has not taken any action to cease to be a “reporting issuer” in any of the provinces or territories of Canada or for the Purchaser Shares to cease to be registered under Section 12(b) of the Exchange Act nor has the Purchaser received notification from any Securities Authority seeking to revoke the reporting issuer status of the Purchaser. No proceeding or order for the delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Purchaser is in effect or pending or, to the knowledge of the Purchaser, has been threatened or is expected to be implemented or undertaken.
(c)	Since January 1, 2024, the Purchaser has timely filed with the Securities Authorities all material forms, reports, schedules, statements and other documents required to be filed by the Purchaser under Securities Laws with the Securities Authorities. The documents comprising the Purchaser Filings, as of their respective dates (or, if amended or superseded by a subsequent Purchaser Filing prior to the date of this Agreement, on the date of such subsequent Purchaser Filing), complied as filed in all material respects with applicable Securities Laws and did not contain any Misrepresentation. The Purchaser has not filed any confidential material change report with any Securities Authority which, as at the date of this Agreement, remains confidential. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Purchaser Filings. Neither the Purchaser nor any of its Subsidiaries is a party to any ongoing proceeding by any Securities Authority or the Exchanges and, to the knowledge of the Purchaser, no such proceeding is threatened.
(d)	The Purchaser is not required to be registered as an investment company under the U.S. Investment Company Act.
7.	Consideration Shares. (i) The authorized capital of Purchaser is set forth in the Purchaser Filings. The Purchaser Shares to be issued pursuant to the Arrangement as part of the Consideration, upon exercise of Replacement Options and in satisfaction of the settlement of Incentive Securities in accordance with the Plan of Arrangement, upon issuance, will be validly issued as fully paid and nonassessable common shares in the capital of the Purchaser, will be listed for trading on the Exchanges (subject only to the satisfaction of the conditions set forth in the Stock Exchange Approvals). (ii) The Purchaser Shares to be issued pursuant to the Arrangement as part of the Consideration, upon exercise of Replacement Options and in satisfaction of the settlement of Incentive Securities in accordance with the Plan of Arrangement, will not be subject to any resale restrictions under applicable Securities Laws (other than, in the case of Securities Laws, as applicable to control persons or pursuant to section 2.6 of National Instrument 45-102 Resale of Securities, and other than, in the case of Securities Laws of the United States, as applicable to affiliates of the Purchaser), and, except under applicable Laws and as contemplated in the Constating Documents of the Purchaser, will not be subject to any contractual or other restrictions on transferability or voting. The issuance of the Purchaser Shares, Replacement Options, Surviving RSUs and Surviving PSUs pursuant to the Arrangement is not required to be registered under the U.S. Securities Act or any other applicable U.S. Securities Laws.

D-2

8.	Financial Statements. The audited consolidated financial statements and the unaudited condensed interim consolidated financial statements of the Purchaser (including, in each case, the notes or schedules to and, as applicable, the auditor’s report on such financial statements) included in the Purchaser Filings (a) were prepared in accordance with IFRS and present fairly, in all material respects, the financial position, financial performance and cash flow of the Purchaser as of their respective dates and for the periods covered by such financial statements (except as may be expressly set forth in such financial statements), subject to normal year-end adjustments and the absence of notes in the case of any interim financial statements and (b) comply as to form in all material respects with applicable accounting requirements in Canada. There have been no material changes in accounting methods, policies, or practices of the Purchaser or any of its Subsidiaries since June 30, 2024, except, in each case, as described in the notes to the financial statements included in the Purchaser Filings. The Purchaser does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of any of the foregoing financial statements.
9.	Disclosure Controls and Internal Control over Financial Reporting.
(a)	The Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act and in NI 52-109) designed to provide reasonable assurance that information required to be disclosed by the Purchaser in its annual filings, interim filings or other reports required to be filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods required by applicable Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Purchaser in its annual filings, interim filings or other reports required to be filed or submitted under applicable Securities Laws is accumulated and communicated to the Purchaser’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.
(b)	The Purchaser has established and maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(e) of the Exchange Act and in NI 52-109) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.
(c)	To the knowledge of the Purchaser, there is no (i) material weakness (as such term is defined in NI 52-109) relating to the design, implementation or maintenance of the Purchaser’s internal control over financial reporting; or (ii) fraud, whether or not material, that involves Representatives, consultants or independent contractors who have a significant role in the internal control over financial reporting of the Purchaser. Since December 31, 2024, to the knowledge of the Purchaser, neither of the Purchaser, any of its Subsidiaries, nor any of its or their respective Representatives has received or otherwise obtained knowledge of any complaint, allegation, assertion, claim or proceeding regarding accounting, internal accounting controls or auditing matters, including any proceeding alleging that the Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its Representatives regarding questionable accounting or auditing matters, in each case that has not been resolved to the satisfaction of the audit committee of the board of directors of the Purchaser.
10.	Litigation. Other than as set forth or contemplated in the Purchaser Filings, there are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending, or, to the knowledge of the Purchaser, threatened, against or involving the Purchaser or any of its Subsidiaries by or before any Governmental Entity nor is the Purchaser or any of its Subsidiaries subject to any outstanding judgment, order, writ, injunction or decree that, either individually or in the aggregate, is reasonably likely to prevent or materially delay consummation of the Arrangement or the transactions contemplated hereby.
11.	Absence of Certain Changes or Events. Since June 30, 2025, other than the transactions permitted or contemplated by this Agreement and as disclosed in the Purchaser Filings filed prior to the date of this Agreement, the business of the Purchaser and of each of its Subsidiaries (other than the Company and its Subsidiaries) has been conducted in the ordinary course consistent with the past practice of the normal day-to-day operations of the business of the Purchaser and its Subsidiaries (other than the Company and its Subsidiaries).

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12.	Security Ownership. Other than 152,004,019 Multiple Voting Shares and 6,874,822 Subordinate Voting Shares beneficially owned by the Purchaser as of the date hereof, none of Purchaser and its Subsidiaries or any other Person acting jointly or in concert with any of them, beneficially owns or controls as of the date hereof any Shares or any securities that are convertible into or exchangeable or exercisable for Shares.
13.	Certain Arrangements.
(a)	Other than the Support and Voting Agreements, there are no contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between the Purchaser or any of its affiliates, on the one hand, and any beneficial owner of outstanding Shares or any member of the Company’s management or the Board, on the other hand, relating in any way to the Company’s securities, the transactions contemplated by this Agreement or the Arrangement Resolution.
(b)	There are no contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between the Purchaser or any of its affiliates, on the one hand, and any beneficial owner of outstanding Shares or any member of the Company’s management or the Board, on the other hand that would provide or confer a “collateral benefit” or that would constitute a “connected transaction”, in each case within the meaning of MI 61-101.
14.	Compliance with Law. The Purchaser and each of its Subsidiaries (other than the Company and its Subsidiaries) is, and since January 1, 2023 has been, in compliance in all material respects with applicable Law. Neither the Purchaser nor any of its Subsidiaries (other than the Company and its Subsidiaries) or any of their respective directors or officers is, to the knowledge of the Purchaser, under any investigation with respect to, or since January 1, 2023 has been convicted, charged or threatened to be charged with, or received a notice of, any violation or potential violation of any Law from any Governmental Entity, in each case, that if determined adverse to the interests of the Purchaser or its Subsidiaries, would, individually or in the aggregate, be reasonably likely to prevent or materially delay consummation of the Arrangement or the transactions contemplated hereby.
15.	Investment Canada Act. The Purchaser is a Canadian, and is not controlled in fact by one or more non-Canadians, all within the meaning of the Investment Canada Act.
16.	Financing. The Purchaser will have at the Effective Time sufficient funds available to satisfy the aggregate Cash Consideration and the cash component of any Combination Consideration payable by the Purchaser pursuant to the Arrangement in accordance with the terms of this Agreement and the Plan of Arrangement and to satisfy all other obligations payable by the Purchaser pursuant to this Agreement and the Arrangement.
17.	Taxes.
(a)	Each of the Purchaser and its Subsidiaries (other than the Company and its Subsidiaries) has timely filed all material Tax Returns required to be filed by them and all such Tax Returns are complete and correct in all material respects.

D-4

(b)	Each of the Purchaser and its Subsidiaries (other than the Company and its Subsidiaries) has paid or caused to be paid on a timely basis all material Taxes (including instalments) which are due and payable, whether or not show as being due on any Tax Returns, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Purchaser. All material Tax liabilities required to be provided for in accordance with IFRS are adequately provided for in the consolidated financial statements of the Purchaser. Neither the Purchaser or its Subsidiaries (other than the Company and its Subsidiaries) has incurred any material liability for Taxes other than those provided for in the consolidated financial statements of the Purchaser and those arising in the Ordinary Course since the date of the last consolidated financial statements of the Purchaser.
(c)	Neither the Purchaser or its Subsidiaries (other than the Company and its Subsidiaries) is a party to any material action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Purchaser, threatened against the Purchaser or its Subsidiaries (other than the Company and its Subsidiaries), or any of their respective assets.
(d)	There are no material Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Purchaser or its Subsidiaries (other than the Company and its Subsidiaries).
(e)	Each of the Purchaser and its Subsidiaries (other than the Company and its Subsidiaries) has in all material respects withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.
(f)	No Governmental Entity of a jurisdiction where the Purchaser or one of its Subsidiaries (other than the Company and its Subsidiaries), as applicable, does not file a Tax Return has made a claim in writing to the Purchaser or the particular Subsidiary (other than the Company and its Subsidiaries), as the case may be, that the Purchaser or the particular Subsidiary, as applicable, is subject to Tax or required to file Tax Returns in such jurisdiction.
(g)	Each of the Purchaser and its Subsidiaries (other than the Company and its Subsidiaries) has complied in material respects with the transfer pricing provisions of each applicable Law, including for greater certainty, under section 247 of the Tax Act (and the corresponding provisions of any applicable provincial Law) and Section 482 of the Code to the extent that failure to do so would reasonably be expected to give rise to Taxes.

D-5

(h)	There are no circumstances existing which could result in the application of sections 17, 78 or 80 to 80.04 of the Tax Act, or any equivalent provision under other applicable Law, to the Purchaser and each of its Subsidiaries (other than the Company and its Subsidiaries).
(i)	None of the Purchaser nor any of its Subsidiaries (other than the Company and its Subsidiaries) has participated or engaged in any “listed transactions” within the meaning of Treasury Regulations section 1.6011-4(b)(2) (or any corresponding provision of applicable state, local or non-U.S. Tax Law), a “reportable transaction” for purposes of section 237.3 of the Tax Act (or any substantially similar provision of any applicable Laws), or for purposes of Section 6011 of the Code and the Treasury Regulations promulgated thereunder, or a “notifiable transaction” for purposes of section 237.4 of the Tax Act (or any substantially similar provision of any applicable Laws).
(j)	The Purchaser is a “taxable Canadian corporation” as defined in the Tax Act.

18.	Brokers. Except for Persons, if any, whose fees and expenses will be paid by the Purchaser, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Purchaser or any of its Subsidiaries or any of their respective Representatives or is entitled to any fee, commission or other payment from the Purchaser or any of its Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries.

D-6

Schedule E
D&O Support and Voting Agreement

September ●, 2025

TELUS Corporation

Dear Sirs/Madams:

Re: Support and Voting Agreement

The undersigned understands that TELUS Corporation (the “Purchaser”) and TELUS International (Cda) Inc. (the “Company”) wish to enter into an arrangement agreement dated as of the date hereof and (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Arrangement Agreement”) contemplating an arrangement (the “Arrangement”) of the Company under Division 5 of Part 9 of the Business Corporations Act (British Columbia), the result of which shall be the acquisition by the Purchaser of all the outstanding Multiple Voting Shares and the Subordinate Voting Shares of the Company (the “Shares”).

All capitalized terms used but not otherwise defined herein shall have the respective meaning ascribed to them in the Arrangement Agreement.

The undersigned is the registered or sole owner (beneficially or otherwise) of such number of Shares and other securities of the Company as of the record date for the Company Meeting (collectively, the “Subject Securities”) as set forth on the signature page attached to this letter agreement.

1.	The undersigned hereby agrees, solely in his or her capacity as a securityholder of the Company and not in his or her capacity as an officer or director of the Company, from the date hereof until the termination of this letter agreement in accordance with its terms:
(a)	to vote or to cause to be voted the Subject Securities (including, for greater certainty, any Subordinate Voting Shares issued upon the exercise of Options in accordance with their terms or the settlement of RSUs and PSUs in accordance with their terms): (i) in favour of the Arrangement, including the Arrangement Resolution and the transactions contemplated by the Arrangement Agreement, and any other matter necessary to facilitate the consummation of, the Arrangement Agreement or the transactions contemplated by the Arrangement Agreement; and (ii) against any Acquisition Proposal and any other matter which would impede, frustrate, interfere with, postpone, prevent, adversely affect or delay the completion of the Arrangement Agreement or the other transactions contemplated by the Arrangement Agreement;
(b)	no later than ten (10) days prior to the Company Meeting, to deliver or to cause to be delivered to the Company or the applicable proximate intermediary, as applicable, in each case, with a copy to the Purchaser concurrently, duly executed proxies or voting instruction forms, as applicable, directing the Subject Securities to be voted in favour of the approval of the Arrangement, including the Arrangement Resolution and any other matter necessary to facilitate, the Arrangement, and (if applicable) name, in proxies or voting instruction forms, as applicable, those individuals as may be designated by the Company in the Company Circular for such purpose;
(c)	not take, or instruct any Person to take, any action to withdraw, revoke, amend or invalidate any proxies or voting instruction forms, as applicable, delivered to or deposited with the Company or the applicable proximate intermediary, as applicable, pursuant to paragraph (b) above, notwithstanding any statutory or other rights or otherwise;

(d)	not to, directly or indirectly (including through any of its Representatives): (i) solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing, providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; (ii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal; (iii) enter into, continue or otherwise engage or participate in or knowingly facilitate any discussions or negotiations with any Person (other than with the Purchaser or any Person acting jointly or in concert with the Purchaser) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; (iv) withdraw support, or propose publicly to withdraw support, from the transactions contemplated by the Arrangement Agreement; (v) enter, or propose publicly to enter, into any agreement related to any Acquisition Proposal; (vi) act jointly or in concert with others with respect to voting securities of the Company for the purpose of opposing or competing with the Purchaser in connection with the Arrangement Agreement; or (vii) requisition or join in the requisition of any meeting of the securityholders of the Company for the purpose of considering any resolution related to any Acquisition Proposal;
(e)	except as contemplated by the Arrangement Agreement, this letter agreement, or upon the settlement of Incentive Securities, not to, directly or indirectly: (i) sell, transfer, gift, assign, grant a participation interest in, option, pledge, hypothecate, grant a security or voting interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement (including any profit sharing arrangement, forward sale or other monetization arrangement) with respect to the Transfer of any of its Subject Securities to any Person, other than pursuant to the Arrangement Agreement; (ii) grant or agree to grant any proxy, power of attorney or other right to vote the Subject Securities, or enter into any voting trust or pooling agreement or arrangement in respect of the Subject Securities or enter into or subject any of the Subject Securities to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting or tendering thereof or revoke any proxy granted pursuant to this letter agreement; or (iii) agree to take any of the actions described in the foregoing clauses (i) and (ii), provided that the undersigned may (A) exercise and/or settle Incentive Securities to acquire additional Shares, (B) authorize the Company to (1) withhold any Subject Securities that may otherwise be due to the undersigned pursuant to the exercise of Incentive Securities, and (2) sell any such Subject Securities to fund employee withholding taxes which must be remitted by the Company with respect to the exercise or settlement of the Incentive Securities, and (C) Transfer Subject Securities to a corporation, family trust, registered retirement savings plan or other entity directly or indirectly owned or controlled by the undersigned or under common control with or controlling the undersigned provided that (1) such Transfer shall not relieve or release the undersigned of or from his or her obligations under this Agreement, including, without limitation, the obligation of the undersigned to vote or cause to be voted all Subject Securities at the Company Meeting in favour of the approval of the Arrangement Resolution and any other matter necessary for the consummation of the transactions contemplated by the Arrangement Agreement, and (2) prompt written notice of such Transfer is provided to the Purchaser; and
(f)	not to exercise any rights of appraisal or rights of dissent provided under any applicable Laws, including Dissent Rights, or otherwise in connection with the Arrangement or the transactions contemplated by the Arrangement Agreement considered at the Company Meeting in connection therewith.
2.	Notwithstanding any provision of this letter agreement to the contrary, the Purchaser hereby agrees and acknowledges that the undersigned is executing this letter agreement and is bound hereunder solely in his or her capacity as a securityholder of the Company. Without limiting the provisions of the Arrangement Agreement, nothing contained in this letter agreement shall limit or affect any actions the undersigned may take in his or her capacity as a director or officer of the Company or limit or restrict in any way his or her fiduciary duties as director or officer of the Company. The undersigned acknowledges that Article 5 of the Arrangement Agreement imposes certain restrictions on the actions of the Company and its officers and directors.

3.	The undersigned hereby represents and warrants that (a) the only securities of the Company beneficially owned or controlled, directly or indirectly, by the undersigned on the date hereof are the Subject Securities; (b) as at the date hereof, the undersigned is, and immediately prior to the Effective Time will be, the sole beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of all Liens; and (c) the undersigned has the right to sell and vote or direct the sale and voting of the Subject Securities. The undersigned agrees that if he or she acquires any additional Shares or Incentive Securities following the date hereof, such additional Shares or Incentive Securities shall be deemed to be Subject Securities for purposes of this letter agreement.
4.	The undersigned hereby represents and warrants that (a) this letter agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the undersigned in accordance with its terms, and the performance by the undersigned of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which the undersigned will be a party and by which the undersigned will be bound at the time of such performance; and (b) he or she has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this letter agreement that he or she has either done so or waived his or her right to do so in connection with the entering into of this letter agreement, and that any failure on the undersigned’s part to seek independent legal advice shall not affect (and the undersigned shall not assert that it affects) the validity, enforceability or effect of this letter agreement or the Arrangement Agreement.
5.	This letter agreement shall automatically terminate and be of no further force or effect upon the earlier of: (i) the Effective Time, (ii) the date on which the Board makes a Change in Recommendation, or (iii) termination of the Arrangement Agreement in accordance with its terms.
6.	Each of the undersigned and the Purchaser hereby consents to the disclosure of the substance of this Agreement in any press release, documents filed with the Court in connection with the Arrangement or transactions contemplated by the Arrangement Agreement or any filing pursuant to applicable Securities Laws, including the Circular and the Schedule 13E-3.
7.	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
8.	The Purchaser may without the prior written consent of the undersigned assign, delegate or otherwise Transfer its rights and interests set forth herein to an assignee of all of the Purchaser’s rights and obligations herein to an assignee of the Purchaser’s rights and obligations under the Arrangement Agreement pursuant to an assignment thereof in accordance with the Arrangement Agreement. The undersigned may not assign, delegate or otherwise Transfer any of its rights, interests or obligations under this letter agreement without the prior written consent of the Purchaser.
9.	Each of the undersigned and the Purchaser hereby consents to the disclosure of the substance of this letter agreement in any press release, documents filed with the Court in connection with the Arrangement or transactions contemplated by the Arrangement Agreement or any filing pursuant to applicable Securities Laws, including the Company Circular.

10.	This letter agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument. This letter agreement may only be amended, supplemented or otherwise modified by written agreement singed by the parties hereto.
11.	If the foregoing is in accordance with the Purchaser’s understanding and is agreed to by the Purchaser, please signify the Purchaser’s acceptance by the execution of the enclosed copies of this letter agreement where indicated below by an authorized signatory of the Purchaser and return the same to the undersigned, upon which this letter agreement as so accepted shall constitute an agreement between the Purchaser and the undersigned.

[Remainder of page left intentionally blank. Signature page follows.]

Yours truly,

By:
(Signature)

(Print Name)

(Place of Residency)

(Name and Title)
Address:

Multiple voting shares owned (beneficially or otherwise) as of the date hereof:

Subordinate voting shares owned (beneficially or otherwise) as of the date hereof:

Options held as of the date hereof:

RSUs held as of the date hereof:

PSUs held as of the date hereof:

[Signature page to the D&O Support and Voting Agreement]

Accepted and agreed on this September ●, 2025.

TELUS CORPORATION

By:
Name: Title:

[Signature page to the D&O Support and Voting Agreement]

Schedule F
SHAREHOLDER Support and Voting Agreement

SUPPORT AND VOTING AGREEMENT

THIS AGREEMENT is made as of September 1, 2025.

BETWEEN:

Riel B.V., a legal person governed by the laws of the Netherlands

(the “Shareholder”)

- and -

TELUS Corporation a corporation existing under the laws of British Columbia

(the “Purchaser”)

WHEREAS the Shareholder is the registered and beneficial owner of 12,377,857 multiple voting shares (the “Multiple Voting Shares”) and 35,441,397 subordinate voting shares (the “Subordinate Voting Shares” and, together with the Multiple Voting Shares, the “Subject Securities”) in the share capital of TELUS International (Cda) Inc., a company existing under the Business Corporations Act (British Columbia) (the “Company”);

WHEREAS the Purchaser and the Company wish to enter into an arrangement agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Arrangement Agreement”);

WHEREAS the Shareholder intends to convert its Multiple Voting Shares into Subordinate Voting Shares in accordance with their terms prior to the record date for the Company Meeting; and

AND WHEREAS, as a condition to the willingness of the Purchaser to enter into the Arrangement Agreement and incur the obligations set forth therein, the Purchaser has requested that the Shareholder enters into this Agreement.

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

Article 1
INTERPRETATION

Section 1.1             Definitions in Arrangement Agreement

All terms used in this Agreement that are not defined herein and that are defined in the Arrangement Agreement shall have the respective meanings ascribed to them in the Arrangement Agreement.

Article 2
COVENANTS OF THE SHAREHOLDER

Section 2.1             General

The Shareholder hereby covenants and irrevocably agrees in favour of the Purchaser that, from the date hereof until the termination of this Agreement in accordance with Article 4, except as permitted by this Agreement:

(a)	at the Company Meeting (including in connection with any separate vote of any sub-group of securityholders of the Company that may be required to be held and of which sub-group the Shareholder forms part) or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Arrangement Resolution or the Arrangement is sought, the Shareholder shall cause its Subject Securities to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Securities (i) in favour of the approval of the Arrangement Resolution; and (ii) against any proposed action or agreement which would reasonably be expected to adversely affect, prevent, delay or interfere with the completion of the Arrangement and the transactions contemplated by the Arrangement Agreement (the “Transactions”);
(b)	at any meeting of securityholders of the Company (including in connection with any separate vote of any sub-group of securityholders of the Company that may be required to be held and of which sub-group the Shareholder forms part) or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the securityholders of the Company is sought (including by written consent in lieu of a meeting), the Shareholder shall cause its Subject Securities to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Securities against any proposed action by the Company or any other Person in respect of any Acquisition Proposal (other than the Transactions) and/or any proposed action or agreement which would reasonably be expected to adversely affect, prevent, delay or interfere with the completion of the Transactions;
(c)	in connection with and subject to Section 2.1(a) and Section 2.1(b), as soon as practicable following the mailing of the Company Circular and in any event no later than seven (7) days prior to the Company Meeting (and any other meeting contemplated in Section 2.1(a) or Section 2.1(b)), the Shareholder shall deliver or cause to be delivered (including by instructing any intermediary through which the Shareholder holds the Subject Securities to arrange for such delivery) to the Company, with a copy to the Purchaser, duly completed and executed proxies or voting instruction forms voting in accordance with the Shareholder’s obligations in Section 2.1(a) and Section 2.1(b), as applicable, to name in such proxies or voting instruction forms those individuals as may be designated by the Company in the Company Circular and such proxies or voting instruction forms not to be revoked or withdrawn without the prior written consent of the Purchaser;
(d)	the Shareholder hereby revokes and will take all steps necessary to effect the revocation of any and all previous proxies granted or voting instruction forms or other voting documents delivered that may conflict or be inconsistent with the matters set forth in this Agreement and agrees not to, directly or indirectly, grant or deliver any other proxy, power of attorney or voting instruction form with respect to the matters set forth in this Agreement except as expressly required by this Agreement;
(e)	while this Agreement is in effect, the Shareholder shall not, directly or indirectly, (i) solicit proxies, or become a participant in a solicitation, in opposition to, or competition with, the Arrangement Agreement or the Transactions, (ii) act jointly or in concert with others for the purpose of opposing or competing with the Purchaser in connection with the Arrangement Agreement or the Transactions, (iii) publicly withdraw support from the Arrangement or publicly approve, accept, endorse or recommend any Acquisition Proposal, (iv) enter, or propose publicly to enter, into any agreement, arrangement or understanding related to any Acquisition Proposal, (v) solicit, initiate, cause, knowingly encourage, or take any other action designed to facilitate any inquiry, indication of interest or the making of any proposal that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, (vi) participate in any discussions or negotiations with any Person (other than the Purchaser and any of its affiliates (excluding for greater certainty the Company and its subsidiaries)) regarding any inquiry, indication of interest or the making of any proposal that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, (vii) furnish to any Person any information in connection with or in furtherance of any inquiry, indication of interest or the making of any proposal that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, or (viii) requisition or join in the requisition of any meeting of securityholders of the Company for the purpose of considering any resolution related to any Acquisition Proposal or, without the consent of the Purchaser, any other matter that could reasonably be expected to adversely affect, prevent, delay or interfere with the Meeting or the completion of the Arrangement;

(f)	the Shareholder shall not, directly or indirectly, (i) sell, transfer, gift, assign, grant a participation interest in, option, pledge, hypothecate, grant a security or voting interest in or otherwise convey or encumber (each, a “Transfer” and “to Transfer” shall have a correlative meaning), or enter into any agreement, option or other arrangement (including any profit sharing arrangement, forward sale or other monetization arrangement) with respect to the Transfer of any of its Subject Securities to any Person; (ii) grant any proxies, voting instructions or power of attorney, deposit any of its Subject Securities into any voting trust or pooling arrangement, or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Securities, other than pursuant to this Agreement and any amendment thereto; or (iii) agree to take any of the actions described in the foregoing clauses (i) to (ii); provided that, the Shareholder may Transfer Subject Securities to a corporation or other entity directly or indirectly owned or controlled by the Shareholder or under common control with or controlling the Shareholder provided that (x) such Transfer shall not relieve or release the Shareholder of or from its obligations under this Agreement, including, without limitation, the obligation of the Shareholder to vote or cause to be voted all Subject Securities at the Company Meeting in favour of the approval of the Arrangement Resolution and any other matter necessary for the consummation of the Transactions, and (y) prompt written notice of such Transfer is provided to the Purchaser and the transferee agrees to be bound by the terms of this Agreement as though it were an original signatory hereto and thereto on terms acceptable to the Purchaser acting reasonably; and provided further that, for greater certainty, nothing in this Agreement shall restrict the Shareholder from converting any of the Multiple Voting Shares into subordinate voting shares in the share capital of the Company;
(g)	the Shareholder shall not take any other action of any kind, directly or indirectly, which would make any representation or warranty of the Shareholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;
(h)	the Shareholder shall not, in respect of its Subject Securities and any other securities of the Company over which the Shareholder exercises control or direction, exercise any rights of appraisal or rights of dissent provided under any applicable Laws or otherwise in connection with the Arrangement, nor shall the Shareholder exercise any other security holder rights or remedies available at common law or pursuant to applicable laws or in any manner delay, hinder, prevent, interfere with or challenge the Arrangement;
(i)	the Shareholder shall promptly notify the Purchaser of the number of any additional securities of the Company that any affiliate purchases or otherwise acquires beneficial and/or registered ownership of or an interest in, or acquires the right to vote or share in the voting of, or acquires control or direction over, after the date hereof, including all securities which its Subject Securities may be converted into, exchanged for or otherwise changed into. Any such additional securities shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof and shall be included in the definition of “Subject Securities”. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the securities of the Company, the number of securities constituting its Subject Securities shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any securities of the Company issued to Shareholder in connection therewith;

(j)	as soon as practicable following the mailing of the Company Circular and in any event no later than three Business Days prior to the Company Meeting, the Shareholder shall deliver or cause to be delivered to the Depositary, with a copy to the Purchaser, a duly completed and executed Letter of Transmittal and Election Form (or, if the Shareholder is not a registered shareholder of the Company, by instructing any intermediary through which the Shareholder holds the Subject Securities to make such election on its behalf, with evidence of such election provided to the Purchaser), in which the Shareholder shall elect to receive the Cash Consideration, subject to proration as set forth in Section 2.5 of the Plan of Arrangement and rounding and fractional adjustments as set forth in Section 2.7 of the Plan of Arrangement, and such Letter of Transmittal and Election Form and election shall not to be revoked or withdrawn without the prior written consent of the Purchaser; and
(k)	the Shareholder shall convert its Multiple Voting Shares into Subordinate Voting Shares in accordance with their terms prior to the record date for the Company Meeting.

Article 3
REPRESENTATIONS AND WARRANTIES

Section 3.1             Representations and Warranties of the Shareholder

The Shareholder represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying upon such representations, warranties and covenants in entering into this Agreement and the Arrangement Agreement:

(a)	Capacity and Authorization. The Shareholder is a legal person duly constituted, validly existing and in good standing under the laws of the jurisdiction of its formation and it has all requisite corporate or other power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and no other corporate or other proceedings on its part are necessary to authorize this Agreement.
(b)	Enforceable. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms subject only to (i) any limitation on enforcement under Laws relating to bankruptcy, winding-up, insolvency, reorganization, arrangement or other Law affecting the enforcement of creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction and the execution and delivery of this Agreement by the Shareholder, and performance of its obligations hereunder do not and will not contravene, conflict with, or result in a violation or breach of (i) the Constating Documents of the Shareholder, (ii) to its knowledge, any Law, or (iii) any Contract to which the Shareholder is a party or by which the Shareholder or any of its property or assets is bound; except, in each case, as would not, individually or in the aggregate, adversely affect the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder.
(c)	Exercise of control or direction. The Shareholder is the sole legal and beneficial owner of the Subject Securities. Except as contemplated in the Arrangement Agreement and this Agreement, the Shareholder is and will be, immediately prior to the Effective Time on the Effective Date, the legal and beneficial owner of its Subject Securities, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever.

(d)	Ownership of Subject Securities and Other Securities by the Shareholder. Other than the Subject Securities, no affiliate of the Shareholder owns of record or beneficially, or exercise control or direction over, or hold any right to acquire, any securities or any securities convertible or exchangeable into any additional securities, of the Company or any of its subsidiaries.
(e)	No Agreements. No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities, or any interest therein or right thereto, except pursuant to this Agreement and the Arrangement Agreement.
(f)	Voting. The Shareholder has the sole and exclusive right to enter into this Agreement and to vote the Subject Securities as contemplated herein. Except as contemplated in the Shareholders Agreement, none of the Subject Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.
(g)	Consents. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by the Shareholder in connection with the execution, delivery or performance of this Agreement.
(h)	Legal Proceedings. There are no claims, actions, suits, arbitrations, audits or other proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Shareholder, threatened against the Shareholder or any judgment, decree or order against the Shareholder that would materially adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder.

Section 3.2             Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Shareholder as follows, and acknowledge that the Shareholder is relying upon such representations and warranties in entering into this Agreement that:

(a)	Capacity and Authorization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement.
(b)	Enforceable. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms subject only to (i) any limitation on enforcement under Laws relating to bankruptcy, winding-up, insolvency, reorganization, arrangement or other Law affecting the enforcement of creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
(c)	No Breach. The execution and delivery of this Agreement by the Purchaser, and performance of its obligations hereunder do not and will not contravene, conflict with, or result in a violation or breach of (i) the Constating Documents of the Purchaser, or (ii) any Contract to which the Purchaser is a party or by which it is bound or its properties or assets are bound, or (iii) assuming satisfaction of, or compliance with, the matters referred to in Paragraph (4) [Governmental Authorization] of Schedule C of the Arrangement Agreement, any Law; except in each case as would not, individually or in the aggregate, materially delay, impede or prevent the ability of the Purchaser to consummate the Arrangement and the Transactions.
(d)	Consents. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by the Purchaser in connection with the execution, delivery or performance of this Agreement.

(e)	Legal Proceedings. There are no claims, actions, suits, arbitrations, audits or other proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Purchaser, threatened against the Purchaser or any judgment, decree or order against the Purchaser that would materially adversely affect in any manner the ability of the Purchaser to enter into this Agreement and to perform its obligations hereunder.

Article 4
TERMINATION

Section 4.1             Termination

This Agreement will terminate and be of no further force and effect upon the earliest to occur of:

(a)	written agreement of the parties hereto;
(b)	written notice by the Shareholder to the Purchaser if, without the prior written consent of the Shareholder, there is (i) a decrease in the Consideration payable under the Arrangement Agreement or a change in the form of such Consideration (for greater certainty, excluding any change in the form of such Consideration resulting from proration as set forth in Section 2.5 of the Plan of Arrangement); or (ii) any other amendment or modification to the Transactions that adversely affects the Shareholder, whether or not similarly affecting the other Shareholders (other than the Purchaser and any Person acting jointly or in concert with the Purchaser), including changes which would reasonably be expected to have an adverse tax impact on the Shareholder or any amendment to Article 6 of the Arrangement Agreement that would have such an effect;
(c)	written notice by the Purchaser to the Shareholder if the Shareholder is in default of any covenant or condition contained herein and such default has or may have an adverse effect on the consummation of the Transactions and such default has not been cured within five Business Days of written notice of such default being given by the Purchaser to the Shareholder;
(d)	the Effective Time; and
(e)	the date the Arrangement Agreement has been terminated in accordance with its terms.

Section 4.2             Effect of Termination

If this Agreement is terminated pursuant to this Article 4, this Agreement will become void and of no further force or effect without liability of any party to any other party to this Agreement except in respect of any liability for any breach of this Agreement which occurred prior to such termination, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein. The Shareholder shall be entitled to withdraw any form of proxy in respect of the Arrangement Resolution in the event that this Agreement is terminated in accordance with this Article 4.

Article 5
GENERAL

Section 5.1             Further Assurances

The Shareholder and the Purchaser shall, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require and at the requesting party’s cost to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 5.2             Changes to Arrangement Agreement

Purchaser shall promptly notify the Shareholder of any amendment of the Arrangement Agreement that would result in the Shareholder having a right to terminate this Agreement pursuant to Section 4.1(b).

Section 5.3             Disclosure

Except as required by applicable Laws or regulations or by any Governmental Entity or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other party, which shall not be unreasonably conditioned, withheld or delayed. Moreover, the parties agree to consult with each other prior to issuing each public announcement or statement with respect to this Agreement or that refers to the Shareholder in connection with the Transactions and to provide each other with reasonable opportunity to review and comment any draft of such public announcement or statement and to reasonably consider any such comments, subject to the overriding obligations of applicable Laws. Subject to the foregoing, each of the Shareholder and the Purchaser hereby consents to the disclosure of the substance of this Agreement in any press release, documents filed with the Court in connection with the Arrangement or any filing pursuant to applicable Securities Laws, including the Company Circular and the Schedule 13E-3. Nothing in this Agreement shall prevent any party (or any representative of such party) from disclosing to any and all persons, without limitation of any kind, the tax treatment of the Transactions undertaken pursuant to or in connection with this Agreement. As used in this Section 5.2, the term “tax treatment” refers to a treatment in respect of a transaction, or series of transactions, that a person uses, or plans to use, in a return of income or an information return (or would use in a return of income or an information return if a return of income or an information return were filed) and includes the decision not to include a particular amount in a return of income or an information return, but does not include the names of the parties or commercial information that is unrelated to taxes. The foregoing is intended to prevent any transactions undertaken pursuant to or in connection with this Agreement from being considered to occur under conditions of confidentiality amounting to “confidential protection” in respect of a tax treatment for purposes of the “reportable transaction” rules in section 237.3 of the Income Tax Act (Canada), and shall be construed in a manner consistent with such purpose.

Section 5.4             Time

Time shall be of the essence of this Agreement.

Section 5.5             Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each party to this Agreement irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 5.6             Entire Agreement

This Agreement constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

Section 5.7             Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all of the parties hereto. If the Purchaser enters into a support and voting agreement with any other shareholder of the Company in respect of the Arrangement, and such agreement has terms and provisions that would reasonably be considered to be more favourable to such other shareholder than this Agreement is to Shareholder (such as with respect to the right to terminate such agreement), then the Purchaser shall promptly offer to the Shareholder to amend the terms of this Agreement such that it is in all respects at least as favourable to the Shareholder as such other agreement is to such other shareholder.

Section 5.8             Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 5.9             Assignment

The provisions of this Agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that the Purchaser may assign all or any portion of its rights and obligations under this Agreement to any of its affiliates, provided, however, that no such assignments shall relieve the Purchaser of its obligations hereunder.

Section 5.10          Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by email, in the case of:

(a)	to the Purchaser at:

TELUS Corporation
510 West Georgia Street, Floor 23
Vancouver, British Columbia,
V6B 0M3, Canada

Attention: Doug French, EVP & Chief Financial Officer

Email:	doug.french@telus.com

with a copy to (which shall not constitute notice):

Stikeman Elliott LLP

1155 René-Lévesque Boulevard West

41st Floor

Montreal, Quebec H3B 3V2

Attention: Peter Castiel; Amélie Metivier and Olivier Godbout

Email:	PCastiel@stikeman.com; AMetivier@stikeman.com; OGodbout@stikeman.com to the Shareholder at:

Riel B.V.

Herikerbergweg 88

1101 CM Amsterdam

The Netherlands

Attention:        Hans Rothuizen

Email:	hans.rothuizen@eqtpartners.com and nl.bpea.eqt@vistra.com

with a copy to (which shall not constitute notice):

Blake, Cassels & Graydon LLP

199 Bay Street, Suite 4000

Toronto, Ontario M5L 1A9

Attention:         Alex Moore and Cat Youdan

Email:	alex.moore@blakes.com and catherine.youdan@blakes.com

or to such other address as the relevant Person may from time to time advise by notice in writing given pursuant to this Section 5.10. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered during normal business hours on a Business Day at the place of receipt and, otherwise, on the next following Business Day.

Section 5.11          Specific Performance and other Equitable Rights

(a)	The parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek injunctive relief, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for proof of damages or for the securing or posting of any bond in connection with the obtaining of any such relief. The rights set forth in this Section 5.11, including rights of specific performance and enforcement, subject to Section 5.11(b), are in addition to any other remedy to which the parties may be entitled at Law or in equity. None of the parties shall object to the granting of injunctive relief, specific performance or other equitable relief on the basis that there exists an adequate remedy at law.
(b)	Each party hereby agrees not to raise any objections to the availability of the equitable remedies provided for herein and the parties further agree that (i) by seeking the remedies provided for in this Section 5.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages), and (ii) nothing set forth in this Section 5.11 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 5.11 prior or as a condition to exercising any termination right under this Agreement (and/or receipt of any amounts due in connection with such termination), nor shall the commencement of any proceeding pursuant to this Section 5.11 or anything set forth in this Section 5.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms hereof, or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 5.12          Expenses

Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

Section 5.13          Counterparts

This Agreement may be executed in any number of counterparts (including counterparts executed and delivered by electronic means) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

Riel B.V.
By:
Name: Vistra Management Services (Netherlands) B.V.
Title:
By:
Name: Vistra Management Services (Netherlands) B.V.
Title:

[Signature page to the Support and Voting Agreement]

TELUS CORPORATION
By:
Authorized Signing Officer

[Signature page to the Support and Voting Agreement]

Schedule G
FDI REGULATORY APPROVAL

FDI Regulatory Approval: Bulgaria